                                                Filed pursuant to Rule 424(b)(3)
                                                         Registration #333-65727

  [LOGO]
                                                                [LOGO]
                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

    The Boards of Directors of F&M Bancorp and Monocacy Bancshares, Inc. have agreed on a merger of F&M Bancorp and Monocacy. This merger would create a financial services institution with total assets of approximately $1.363 billion and stockholders' equity of approximately $128.9 million as of June 30, 1998. The combined company will be named "F&M Bancorp" and will be headquartered in Frederick, Maryland.

    If the merger is completed, Monocacy stockholders will receive shares of F&M Bancorp common stock in exchange for the shares of Monocacy common stock that they own immediately prior to the merger. The number of shares of F&M Bancorp common stock to be exchanged for each share of Monocacy common stock will be determined by dividing 2,219,753 by the number of shares of Monocacy common stock outstanding immediately prior to consummation of the merger, subject to adjustment in certain circumstances. The aggregate number of shares of F&M Bancorp common stock to be delivered may be increased or decreased by up to 62,000 shares, depending on the average closing price of F&M Bancorp common stock prior to the merger. F&M Bancorp stockholders will continue to own their existing shares of F&M Bancorp common stock after the merger. We estimate that, on completion of the merger, about 26% of the outstanding stock of F&M Bancorp will be owned by former Monocacy stockholders, and that about 74% will be owned by those persons who are F&M Bancorp stockholders just before the merger is completed.

    We can't complete the merger unless the stockholders of both companies approve it. Completion of the merger is conditioned on approval by both companies' stockholders. The proposal to approve the merger will be on the agenda of both companies' special meetings of stockholders.

    YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you don't return your card, the effect will be a vote against the merger.

    The dates, times and places of the meetings are as follows:

                         FOR F&M BANCORP STOCKHOLDERS:

                         November 24, 1998, 10:00 a.m.
                            110 Thomas Johnson Drive
                           Frederick, Maryland 21702

                           FOR MONOCACY STOCKHOLDERS:

                          November 24, 1998, 3:00 p.m.
                           222 East Baltimore Street
                           Taneytown, Maryland 21787

    This Joint Proxy Statement-Prospectus provides you with detailed information about the proposed merger. You can also get information about our companies from documents we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

    We strongly support this strategic combination between F&M Bancorp and Monocacy and join with the other members of our Boards of Directors in enthusiastically recommending that you vote in favor of the merger.

/s/ FAYE E. CANNON                                  /s/ ERIC E. GLASS
Faye E. Cannon                                      Eric E. Glass
President and Chief Executive Officer               Chairman and Acting Chief Executive Officer
F&M Bancorp                                         Monocacy Bancshares, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE F&M BANCORP COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF F&M BANCORP COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

    Joint Proxy Statement-Prospectus dated October 20, 1998 and first mailed to stockholders on or about October 23, 1998.

                                  F&M BANCORP
                            110 THOMAS JOHNSON DRIVE
                           FREDERICK, MARYLAND 21702
                                 (301) 694-4000

                    NOTICE OF SPECIAL STOCKHOLDERS' MEETING
                        TO BE HELD ON NOVEMBER 24, 1998

    TO THE STOCKHOLDERS OF F&M BANCORP:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of F&M Bancorp will be held at 110 Thomas Johnson Drive, Frederick, Maryland at 10:00 a.m., local time, on November 24, 1998, to consider and act upon:

    1. A proposal recommended by the Board of Directors of F&M Bancorp to approve the Agreement and Plan of Merger, dated as of September 4, 1998, by and between F&M Bancorp and Monocacy Bancshares, Inc., a Maryland corporation, and the transactions contemplated thereby, including the merger of Monocacy and F&M Bancorp.

    2. The transaction of such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

    Only stockholders of record at the close of business on October 20, 1998 are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements of the Special Meeting.

    All stockholders are cordially invited to attend the Special Meeting. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE ENCLOSED. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the Joint Proxy Statement-Prospectus accompanying this notice for more complete information regarding the matters proposed for your consideration at the Special Meeting.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                /s/ GORDON M. COOLEY
                                ---------------------------------------------
                                Gordon M. Cooley
                                SECRETARY AND GENERAL COUNSEL

October 20, 1998

     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT
                    YOU PLAN TO ATTEND THE SPECIAL MEETING.

 THE BOARD OF DIRECTORS OF F&M BANCORP UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
                                    VOTE FOR
                       APPROVAL OF THE MERGER AGREEMENT.

                           MONOCACY BANCSHARES, INC.
                           222 EAST BALTIMORE STREET
                           TANEYTOWN, MARYLAND 21787
                                 (410) 756-2655

                    NOTICE OF SPECIAL STOCKHOLDERS' MEETING
                        TO BE HELD ON NOVEMBER 24, 1998

TO THE STOCKHOLDERS OF
MONOCACY BANCSHARES, INC.

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Monocacy Bancshares, Inc. will be held on November 24, 1998 at 222 East Baltimore Street, Taneytown, Maryland at 3:00 p.m., local time, for the purpose of considering and voting upon the following matters:

1. A proposal recommended by the Board of Directors of Monocacy to approve the Agreement and Plan of Merger, dated as of September 4, 1998, by and between Monocacy and F&M Bancorp, a Maryland corporation, and the transactions contemplated in that agreement, including the merger of Monocacy and F&M Bancorp.

2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

    Only holders of record of Monocacy common stock at the close of business on October 20, 1998 are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements of the Special Meeting.

    All stockholders are cordially invited to attend the Special Meeting. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE ENCLOSED. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the Joint Proxy Statement-Prospectus accompanying this notice for more complete information regarding the merger and the Special Meeting.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                /s/ BRIAN M. ETZLER
                                ---------------------------------------------
                                Brian M. Etzler
                                SECRETARY

October 20, 1998

     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT
                    YOU PLAN TO ATTEND THE SPECIAL MEETING.

THE BOARD OF DIRECTORS OF MONOCACY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
                                      FOR
                       APPROVAL OF THE MERGER AGREEMENT.

                             QUESTIONS AND ANSWERS
                     ABOUT THE F&M BANCORP/MONOCACY MERGER

Q.  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: Our companies are proposing to merge because we believe that by combining them we will be able to provide our stockholders with substantial benefits and better serve our customers and markets. We also think that by combining our two companies we can create a company with enhanced financial performance which will be better positioned to be a strong competitor in the rapidly-changing financial services business.

Q.  AS A MONOCACY STOCKHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A: You will have the right to receive a number of shares of F&M Bancorp common stock in exchange for each share of Monocacy common stock you own equal to the quotient obtained by dividing 2,219,753 by the number of shares of Monocacy common stock outstanding immediately prior to the consummation of the merger, subject to adjustment in certain circumstances. However, F&M Bancorp won't issue any fractional shares. Instead, you will receive an amount of cash for any fraction of a share based on the market value of F&M Bancorp common stock over a period close to the date the merger is completed. The aggregate number of shares of F&M Bancorp common stock to be issued in the merger may be increased or decreased by up to 62,000 shares, depending on the average closing price of the F&M Bancorp common stock during such period. If the average closing price of F&M Bancorp common stock during such period is less than $34.425, then the total number of shares of F&M Bancorp common stock to be issued in the merger will be increased to the extent necessary so that the product of the number of shares to be issued in the merger and the average closing price will equal $76,415,000, subject to a maximum of 2,281,753 shares being issued in the merger. The amount of $76,415,000 represents the aggregate value of the transaction if the average closing price is equal to $34.425, and the adjustment is designed to increase the aggregate transaction value up to $76,415,000 in the event that the average closing price is below $34.425, subject, however, to only 62,000 additional shares being issuable for such an adjustment. If the average closing price of F&M Bancorp common stock is more than $46.575, then the total number of shares of F&M Bancorp common stock to be issued in the merger will be decreased to the extent necessary so that the product of the number of shares to be issued in the merger and the average closing price will equal $103,384,996, subject to a minimum of 2,157,753 shares being issued in the merger. The amount of $103,384,996 represents the aggregate value of the transaction if the average closing price is equal to $46.575, and the adjustment is designed to decrease the aggregate transaction value to $103,384,996 in the event that the average closing price is above $46.575, subject, however, to a maximum reduction of 62,000 shares for such an adjustment.

   EXAMPLE: If you own ten shares of Monocacy common stock, upon completion of the merger you'll have the right to receive 12 shares of F&M Bancorp common stock and a check for the market value of .34 shares of F&M Bancorp common stock, based upon the number of shares of Monocacy common stock outstanding as of the date of this Joint Proxy Statement-Prospectus and assuming that the average closing price of F&M Bancorp common stock prior to the merger is between $34.425 and $46.575. The closing price of F&M Bancorp common stock on the date of this Joint Proxy Statement-Prospectus was $34.25. You are encouraged to obtain current market prices.

Q.  WHAT HAPPENS AS THE MARKET PRICE OF F&M BANCORP COMMON STOCK FLUCTUATES?

A: The exchange ratio may vary based upon the number of shares of Monocacy common stock outstanding prior to consummation of the merger (which could be affected by directors, officers or employees of Monocacy exercising Monocacy stock options) or the average closing price of F&M Bancorp common stock measured during a specified pre-closing trading period, or both. Based on the closing price of F&M Bancorp common stock on the date of this Joint Proxy Statement-Prospectus which was $34.25, and based on the number of shares of Monocacy outstanding on that date, the exchange ratio would be
    1.240. In no event, however, will the exchange ratio be more than the quotient obtained by dividing 2,281,753 by the number of shares of Monocacy common stock outstanding immediately prior to the effective time of the merger or less than the quotient obtained by dividing 2,157,753 by the number of shares of Monocacy common stock outstanding immediately prior to the merger. Since the market value of F&M Bancorp common stock will fluctuate before and after the closing of the merger, the value of the stock Monocacy stockholders will receive in the merger will fluctuate as well and could increase or decrease.

Q.  AS AN F&M BANCORP STOCKHOLDER, HOW WILL THE MERGER AFFECT ME?

A: The merger will not affect your shares of common stock. Following the merger, you and the other F&M Bancorp stockholders will own approximately 76% of the common stock of F&M Bancorp, with the balance being owned by the former Monocacy stockholders.

Q. WHY WILL MONOCACY STOCKHOLDERS RECEIVE F&M BANCORP STOCK, BUT F&M BANCORP STOCKHOLDERS WILL NOT RECEIVE MONOCACY SHARES?

A: Monocacy will merge with and into F&M Bancorp and will no longer be a separate company. F&M Bancorp will be the surviving company in the merger and will continue to exist after the merger is completed. The business and operations of Monocacy and F&M Bancorp will be combined into a single, larger company. Accordingly, the ownership of Monocacy stockholders in Monocacy will entitle them to own a portion of the combined company, which is represented by the shares of F&M Bancorp stock that they will receive in the merger.

Q.  WHAT HAPPENS TO MY DIVIDENDS IN THE FUTURE?

A: After the merger, F&M Bancorp expects to pay quarterly dividends on its common stock in the amount of $.25 per share. This is the same amount F&M Bancorp has recently paid as a regular quarterly cash dividend to its stockholders. While we currently expect to pay those dividends, we can't assure these payments. The combined company's board of directors will use its discretion to decide whether and when to declare dividends and in what amount, and it will consider all relevant factors in doing so.

Q.  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger by the end of 1998. In addition to approvals of F&M Bancorp stockholders and Monocacy stockholders, we must also obtain regulatory approvals, which include approval of the Office of the Comptroller of the Currency and may include approval of or notice to certain state authorities.

Q. AS A MONOCACY STOCKHOLDER, WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ME?

A: We expect that for U.S. federal income tax purposes, your exchange of shares of Monocacy common stock for shares of F&M Bancorp common stock in the merger generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain or loss in connection with any cash received instead of fractional shares.

   YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX
    CONSEQUENCES OF THE MERGER TO YOU.

Q.  WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign, date and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your stockholders' meeting. If you sign and send in your proxy but don't indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you don't vote on the merger or if you abstain, the effect will be a vote against the merger.

   The F&M Bancorp special meeting will take place on November 24, 1998 and the Monocacy special meeting will also take place on November 24, 1998. You are invited to your stockholders' meeting to vote your shares in person, rather than signing and mailing your proxy card. If you do sign your proxy card, you can take back your proxy up to and including the date of your stockholders' meeting and either change your vote or attend your stockholders' meeting and vote in person. We provide more detailed instructions about voting on page 15, for F&M Bancorp stockholders, and on page 17, for Monocacy stockholders.

   THE BOARD OF DIRECTORS OF BOTH F&M BANCORP AND MONOCACY UNANIMOUSLY RECOMMEND
    VOTING IN FAVOR OF THE PROPOSED MERGER.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Only if you provide instructions on how your broker should vote. You should instruct your broker how to vote your shares, following the directions your broker provides. Without instructions from you to your broker, your shares will not be voted and this will effectively be a vote against the merger.

Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:  No. No one should send their stock certificates in now.

   MONOCACY STOCKHOLDERS: Assuming the merger is completed, we will send you written instructions on how to exchange your Monocacy common stock for F&M Bancorp common stock.

   F&M BANCORP STOCKHOLDERS: You will keep your shares of common stock and so you should not send in your F&M Bancorp stock certificates at all.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

          If you have more questions about the merger, you should contact:

                           F&M BANCORP STOCKHOLDERS:
                                  F&M Bancorp
                            110 Thomas Johnson Drive
                           Frederick, Maryland 21702
                     Attention: David L. Spilman, Treasurer
                          Phone Number: (888) 694-4170
                             MONOCACY STOCKHOLDERS:
                           Monocacy Bancshares, Inc.
                           222 East Baltimore Street
                           Taneytown, Maryland 21787
                         Attention: Michael K. Walsch,
                            Chief Financial Officer
                          Phone Number: (410) 756-2655
If you would like additional copies of this Joint Proxy Statement-Prospectus, or if you have questions about the merger, you should contact:
                                  F&M Bancorp
                            110 Thomas Johnson Drive
                           Frederick, Maryland 21702
                     Attention: David L. Spilman, Treasurer
                          Phone Number: (888) 694-4170

                               TABLE OF CONTENTS

                                                                                                             PAGE #
                                                                                                           -----------
SUMMARY..................................................................................................           1
  The Companies..........................................................................................           1
  Our Reasons for the Merger.............................................................................           1
  The Stockholders' Meeting..............................................................................           2
  Our Recommendations to Stockholders....................................................................           2
  Record Date; Voting Power..............................................................................           2
  Votes Required.........................................................................................           2
  The Merger.............................................................................................           2
  Conditions to Completion of the Merger.................................................................           3
  Termination of the Merger Agreement....................................................................           3
  Certain Federal Income Tax Consequences................................................................           4
  Accounting Treatment...................................................................................           4
  Opinions of Financial Advisors.........................................................................           4
  Board of Directors of F&M Bancorp Following the Merger.................................................           4
  Interests of Other Persons in the Merger That are Different from Yours.................................           4
  Regulatory Approvals...................................................................................           5
  F&M Bancorp Option to Purchase Monocacy Common Stock...................................................           5
  Comparative Per Share Market Price Information.........................................................           5
  Forward-Looking Statements May Prove Inaccurate........................................................           5
SELECTED FINANCIAL DATA..................................................................................           7
COMPARATIVE UNAUDITED PER SHARE DATA.....................................................................          11
THE COMPANIES............................................................................................          13
  F&M Bancorp............................................................................................          13
  Monocacy...............................................................................................          13
THE SPECIAL MEETINGS.....................................................................................          15
  F&M Bancorp Meeting....................................................................................          15
  Monocacy Meeting.......................................................................................          16
THE MERGER...............................................................................................          19
  Effects of the Merger..................................................................................          19
  Exchange Ratio.........................................................................................          19
  Treatment of Outstanding Monocacy Stock Options........................................................          20
  Effective Time.........................................................................................          21
  Background of the Merger...............................................................................          21
  Recommendation of the Boards of Directors; Reasons for the Merger......................................          23
  Opinions of Financial Advisors.........................................................................          25
  Interests of Certain Persons in the Merger.............................................................          32
  Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares.......................          33
  Conditions to the Merger...............................................................................          34
  Regulatory Approvals Required for the Merger...........................................................          36
  Conduct of Business Pending the Merger.................................................................          37
  Waiver and Amendment; Termination......................................................................          39
  Resales of F&M Bancorp Common Stock Received in the Merger.............................................          40
  Stock Exchange Listing.................................................................................          40
  Anticipated Accounting Treatment.......................................................................          41
  Certain Federal Income Tax Consequences................................................................          41
  No Dissenters' Rights..................................................................................          42
  Stock Option Agreement.................................................................................          43

                                                                                                             PAGE #
                                                                                                           -----------
  Voting Agreements......................................................................................          46
  Expenses...............................................................................................          46
  Board of Directors Following the Merger................................................................          46
  Merger and Restructuring Charge........................................................................          46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF F&M BANCORP AND MONOCACY..............................          47
CERTAIN REGULATORY CONSIDERATIONS........................................................................          50
  Holding Company Regulation.............................................................................          50
  Bank Regulation........................................................................................          51
  Capital Adequacy.......................................................................................          52
  Enforcement Powers of the Federal Banking Agencies.....................................................          53
  Control Acquisitions...................................................................................          53
FUTURE LEGISLATION.......................................................................................          54
MARKET PRICES AND DIVIDEND INFORMATION...................................................................          55
DESCRIPTION OF F&M BANCORP CAPITAL STOCK.................................................................          57
  General................................................................................................          57
  Common Stock...........................................................................................          57
  Preferred Stock........................................................................................          57
COMPARISON OF STOCKHOLDER RIGHTS.........................................................................          58
  Stockholder Nominations and Proposals for Business.....................................................          58
  Business Combinations Involving Interested Stockholders................................................          59
  Removal of Directors...................................................................................          59
  Amendment of Bylaws....................................................................................          59
  Amendment of Charter...................................................................................          59
  Special Meetings of Stockholders.......................................................................          60
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Unaudited)............................................          61
LEGAL MATTERS............................................................................................          69
EXPERTS..................................................................................................          69
STOCKHOLDER PROPOSALS....................................................................................          69
AVAILABLE INFORMATION....................................................................................          70
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................................................          71
APPENDIX A AGREEMENT AND PLAN OF MERGER..................................................................         A-1
APPENDIX B STOCK OPTION AGREEMENT........................................................................         B-1
APPENDIX C OPINION OF WHEAT FIRST SECURITIES, INC........................................................         C-1
APPENDIX D OPINION OF RP FINANCIAL LC....................................................................         D-1

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU IN ORDER TO UNDERSTAND FULLY THE MERGER AND TO OBTAIN A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER. EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE THAT DIRECTS YOU TO A MORE COMPLETE DESCRIPTION IN THIS DOCUMENT OF THE TOPIC DISCUSSED.

THE COMPANIES (PAGE 13)

F&M BANCORP
110 Thomas Johnson Drive
Frederick, Maryland 21702
(301) 694-4000

    F&M Bancorp is incorporated in Maryland and is a federal bank holding company. We provide banking and other financial services. Our banking services are provided primarily in Maryland through our main bank subsidiary, Farmers & Mechanics National Bank and our savings bank subsidiary, Home Federal Savings Bank. F&M Bancorp offers commercial and consumer loan and deposit products and services and trust and investment management services. As of June 30, 1998, our total assets were $1.068 billion, our deposits were $845.2 million and stockholders' equity was $103.7 million.

MONOCACY BANCSHARES, INC.
222 East Baltimore Street
Taneytown, Maryland 21787
(410) 756-2655

    Monocacy Bancshares, Inc. is incorporated in Maryland and is a federal bank holding company. Through our bank subsidiary, Taneytown Bank & Trust Company, and our banking-related subsidiaries, we serve customers primarily in Maryland. Monocacy, through its subsidiaries, offers commercial and savings banking services and mortgage lending, and through a contract with Trust Company of America, offers trust services. Through another subsidiary in conjunction with a third party service provider, we also provide a range of mutual fund and annuity products. In conjunction with another third party service provider, a division of Taneytown offers a full line of insurance products. As of June 30, 1998, our total assets were $294.4 million, our deposits were $239.1 million and stockholders' equity was $25.3 million.

OUR REASONS FOR THE MERGER (PAGE 23)

    The merger will combine the strengths of our individual companies and will create the third largest independent bank holding company headquartered in the State of Maryland based on total assets at June 30, 1998. We expect that the combined company resulting from the merger will be able to achieve superior financial performance compared to our individual companies on their own. One reason for this is that we should be able to substantially reduce costs by eliminating duplicate operations. Another reason is that we think we will have opportunities to increase revenue by bringing a larger universe of customers in contact with a broader range of products and services. We believe that the competitiveness of the financial services industry is increasing continually, and that the greater strength realized through combining our companies will enable us to provide superior products and services to our customers and greater value to our stockholders.

    To review the background of, and reasons for, the merger in greater detail, please see pages 21 through 24.

THE STOCKHOLDERS' MEETINGS (PAGE 15)

    F&M BANCORP STOCKHOLDERS. The F&M Bancorp special meeting will be held at 110 Thomas Johnson Drive, Frederick, MD at 10:00 a.m. on November 24, 1998. At the special meeting, F&M Bancorp stockholders will be asked to approve the merger agreement.

    MONOCACY STOCKHOLDERS. The Monocacy special meeting will be held at 222 East Baltimore Street, Taneytown, MD at 3:00 p.m. on November 24, 1998. At this special meeting, Monocacy stockholders will be asked to approve the merger agreement and the transactions contemplated thereby.

OUR RECOMMENDATIONS TO STOCKHOLDERS (PAGES 15, 23 AND 24)

    F&M BANCORP STOCKHOLDERS. The F&M Bancorp Board of Directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

    MONOCACY STOCKHOLDERS. The Monocacy Board of Directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement and the transactions contemplated thereby.

RECORD DATE; VOTING POWER (PAGES 15 AND 17)

    F&M BANCORP STOCKHOLDERS. You can vote at the F&M Bancorp special meeting if you owned F&M Bancorp common stock as of the close of business on October 20, 1998, the record date. On that date 6,398,538 shares of F&M Bancorp common stock were outstanding and therefore are allowed to vote at the F&M Bancorp special meeting. You will have one vote at the F&M Bancorp special meeting for each share of F&M Bancorp common stock you owned on October 20, 1998.

    MONOCACY STOCKHOLDERS. You can vote at the Monocacy special meeting if you owned Monocacy common stock as of the close of business on October 20, 1998, the record date. On that date, 1,799,005 shares of Monocacy common stock were outstanding and therefore are allowed to vote at the Monocacy special meeting. You will be able to cast one vote for each share of Monocacy common stock you owned on October 20, 1998.

VOTES REQUIRED (PAGES 15, 17 AND 19)

    F&M BANCORP STOCKHOLDERS. In order for the merger to be approved, F&M Bancorp stockholders holding two-thirds of the outstanding shares of the common stock on the record date must vote in favor of the merger.

    All together, the directors and officers of F&M Bancorp and Monocacy can cast less than 5.8% of the votes entitled to be cast at the F&M Bancorp special meeting. We expect that they will vote all of their shares in favor of the merger.

    MONOCACY STOCKHOLDERS. In order for the merger to be approved, Monocacy stockholders holding two-thirds of the outstanding shares of common stock on the record date must vote in favor of the merger.

    All together, the directors and officers of F&M Bancorp and Monocacy can cast less than 16.8% of the votes entitled to be cast at the Monocacy special meeting. We expect that they will vote all of their shares in favor of the merger.

THE MERGER (PAGE 19)

    WE HAVE ATTACHED THE MERGER AGREEMENT TO THIS JOINT PROXY
STATEMENT-PROSPECTUS AS APPENDIX A. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

    At the effective time of the merger, Monocacy will be directly merged into F&M Bancorp. Immediately after completion of the merger, Monocacy's bank subsidiary, Taneytown, will be merged with and into Farmers & Mechanics National Bank, F&M Bancorp's primary bank subsidiary.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 34)

    The completion of the merger depends on a number of conditions being met including the following:

        1. F&M Bancorp stockholders and Monocacy stockholders approving the merger;

        2. Nasdaq having authorized for quotation the shares F&M Bancorp will issue to Monocacy stockholders in the merger;

        3. receipt of all required regulatory approvals and the expiration of any regulatory waiting periods;

        4. the absence of any governmental order blocking completion of the merger, or of any proceedings by a government body trying to block the merger;

        5. receipt by each of F&M Bancorp and Monocacy of an opinion of their respective counsel stating, among other things, that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

        6. receipt of a letter from F&M Bancorp's independent public accountants stating that the merger will qualify for "pooling of interests" accounting treatment; and

        7. the continued accuracy of each party's representations and warranties and the performance by each party of its obligations under the merger agreement.

    In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although it is not required to. We cannot be certain whether or when any of the conditions we have listed will be satisfied (or waived, where permissible), or that the merger will be completed. In the event that either party fails to receive its tax opinion, that party will resolicit approval of its stockholders prior to proceeding with consummation of the merger.

TERMINATION OF THE MERGER AGREEMENT (PAGE 39)

    We can agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of both our companies have already voted to approve it. Also, F&M Bancorp can terminate the merger agreement if Monocacy's Board withdraws, or modifies in any way adverse to F&M Bancorp, its recommendation that Monocacy stockholders approve the merger.

    Moreover, either of us can terminate the merger agreement in the following circumstances:

        1. after a final decision by a governmental authority to prohibit the merger, or after the rejection of an application for a governmental approval required to complete the merger (but in the latter case, only after waiting 60 days);

        2.  if the merger isn't completed by June 30, 1999;

        3. if the F&M Bancorp stockholders or the Monocacy stockholders don't approve the merger; or

        4. if the other party violates, in a significant way, any of its representations, warranties or obligations under the merger agreement.

    Generally, a party can only terminate the merger agreement in one of the preceding four situations if that party is not in violation of the merger agreement, or if its violations of the merger agreement aren't the cause of the event permitting termination.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGE 41)

    It is a condition to the obligations of F&M Bancorp and Monocacy to consummate the merger that each receive a legal opinion from its respective counsel stating that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. If such legal opinions are rendered and such opinions accurately describe the U.S. federal income tax treatment of the merger, then the Monocacy stockholders would not recognize any gain or loss for U.S. federal income tax purposes in the merger, except in connection with cash received instead of fractional shares. Even if the legal opinions described herein are rendered to F&M Bancorp and Monocacy, such opinions are not binding on the Internal Revenue Service or the courts and, accordingly, there can be no assurance that the Internal Revenue Service will not challenge the conclusions reflected therein or prevail in any such challenge thereto.

    THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN MONOCACY STOCKHOLDERS, INCLUDING THE TYPES OF STOCKHOLDERS DISCUSSED ON PAGE 41. YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR PERSONAL SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

ACCOUNTING TREATMENT (PAGE 40)

    We expect the merger to qualify as a pooling of interests, which means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company. We have conditioned the merger on our receipt of a letter from F&M Bancorp's independent public accountants that the merger will qualify as a pooling of interests.

OPINIONS OF FINANCIAL ADVISORS (PAGES 25 AND 28)

    TO F&M BANCORP STOCKHOLDERS. In deciding to approve the merger, our Board considered the opinion of Wheat First Securities, Inc., that the exchange ratio was fair from a financial point of view to stockholders of F&M Bancorp. We have attached this opinion as Appendix C to this document. You should read it carefully.

    TO MONOCACY STOCKHOLDERS. In deciding to approve the merger, our Board considered the opinion of its financial advisor, RP Financial LC, that as of the date of the opinion the consideration to be received by Monocacy's stockholders was fair from a financial point of view to Monocacy's stockholders. We have attached this opinion as Appendix D to this document. You should read it carefully.

BOARD OF DIRECTORS OF F&M BANCORP FOLLOWING THE MERGER (PAGE 46)

    F&M BANCORP BOARD OF DIRECTORS. If the merger is completed, two of Monocacy's directors, Eric E. Glass and Donald R. Hull, will be appointed to F&M Bancorp's Board of Directors.

INTERESTS OF OTHER PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOURS (PAGE 32)

    Certain members of Monocacy's management and Board of Directors have interests in the merger in addition to their interests as stockholders of Monocacy generally. Those interests relate to or arise from, among other things, provisions in the merger agreement regarding (i) the indemnification of directors and officers of Monocacy, (ii) the assumption of stock options granted to employees, executive officers and directors of Monocacy and the acceleration of excercisability of those options as a result of either the signing of the merger agreement or the consummation of the merger and (iii) the eligibility of certain executive officers to participate in certain F&M Bancorp employee benefit plans. In addition, certain officers may become entitled to payments under change in control and severance arrangements as a result of the merger. The Monocacy Board was aware of the interests of their directors and executive officers and considered their interests, among other matters, in approving the merger agreement and the transactions contemplated thereby.

    Please refer to pages 32 and 33 for more information concerning employment arrangements, retention incentives and other interests of Monocacy directors and officers in the merger.

REGULATORY APPROVALS (PAGE 36)

    We can't complete the merger unless we obtain the approval of the Office of the Comptroller of the Currency ("OCC") and approval, or waiver of the need for approval, of the Board of Governors of the Federal Reserve System or a Federal Reserve Bank, as appropriate (the "Federal Reserve Board"). Notice of the merger also should be provided to the Maryland Commissioner of Financial Regulation. We have filed all of the required applications and notices with these regulatory authorities, and the Federal Reserve Board has waived its approval requirements. The Maryland Commissioner of Financial Regulation will also be notified of the completion of the merger.

    While we don't know of any reason why we shouldn't obtain all required regulatory approvals in a timely manner, we cannot predict whether we will obtain all required regulatory approvals, the timing of these approvals, or whether any approval will include conditions that would be detrimental to us.

F&M BANCORP OPTION TO PURCHASE MONOCACY COMMON STOCK (PAGE 43)

    As an inducement to F&M Bancorp to enter into the merger agreement, Monocacy granted a stock option to F&M Bancorp to purchase up to 19.9% of Monocacy's common stock. The exercise price of the option is $33.00, Monocacy's closing stock price on the second to last trading day before we entered into the merger agreement.

    F&M Bancorp can't exercise the option unless certain specific events take place. These events are generally related to a competing transaction involving a merger, business combination or other acquisition of Monocacy or its stock or assets. As of the date of this Joint Proxy Statement-Prospectus, we don't believe any event of that kind has occurred. The option could have the effect of discouraging other companies that might want to combine with or acquire Monocacy from doing so. The option agreement is attached as Appendix B to this Joint Proxy Statement-Prospectus.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 11)

    Shares of F&M Bancorp and of Monocacy are both quoted on The Nasdaq National Market System. On September 3, 1998, the last full trading day prior to the public announcement of the merger, F&M Bancorp stock closed at $37.25 per share and Monocacy stock closed at $32.00 per share. On October 20, 1998, F&M Bancorp stock closed at $34.25 per share and Monocacy stock closed at $38.50 per share.

    Based on the exchange ratio as calculated on the date the merger agreement was signed, the market value of the consideration that Monocacy stockholders will receive in the merger for each share of Monocacy common stock would be $45.97 based on F&M Bancorp's September 3, 1998 closing price and $42.47 based on F&M Bancorp's October 20, 1998 closing price. Of course, the market price of F&M Bancorp common stock will fluctuate prior to and after completion of the merger, and the exchange ratio may fluctuate based on the terms of the merger agreement. You should obtain current stock price quotations for F&M Bancorp common stock and Monocacy common stock.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 72)

    We have each made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the combined company after the merger and could cause those results or our performance to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

        1. problems or delays in bringing together our two companies, either before or after the merger is consummated;

        2.  legal and regulatory risks and uncertainties;

        3. economic, political and competitive forces affecting our businesses, markets, constituencies or securities;

        4. the risk that our analyses of these risks and forces could be incorrect, or that the strategies we've developed to deal with them may not succeed;

        5. our cost savings from the merger are less than we expect, or we are unable to realize those cost savings as soon as we expect;

        6. technological changes and systems integrations are harder to make or more expensive than we expect; and

        7. adverse changes occur in the securities markets generally or in the valuation of financial institutions.

                            SELECTED FINANCIAL DATA

    The following tables show summarized unaudited historical consolidated financial data for each of our companies and also show similar pro forma information reflecting the merger of our two companies. The pro forma information reflects the "pooling of interests" method of accounting for the merger.

    We expect that we will incur restructuring and merger-related expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits such as reduced operating expenses and the opportunity to earn more revenue. However, none of these anticipated expenses or benefits has been factored into the pro forma income statement information. For that reason, the pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, doesn't attempt to predict or suggest future results. Also, the information we've set forth for the six month period ended June 30, 1998 does not indicate what the results will be for the full 1998 fiscal year.

    The information in the following tables is based on the historical financial information of our companies that has been presented in our prior filings with the Securities and Exchange Commission. All of the summary financial information provided in the following tables should be read in connection with this historical financial information and with the more detailed financial information we have provided in this Joint Proxy Statement-Prospectus, which you can find beginning at page 8. This historical financial information has also been incorporated into this Joint Proxy Statement-Prospectus by reference. F&M Bancorp's audited historical financial statements as of December 31, 1997, 1996, and 1995 and for the years ended December 31, 1997, 1996, 1995, and 1994 were audited by Arthur Andersen, LLP, its independent certified public accountants. F&M Bancorp's audited historical financial statements as of years ended December 31, 1994 and 1993 and for the year ended December 31, 1993 were audited by Keller Bruner & Co., L.L.C. Monocacy's audited historical financial statements were audited by Stegman & Company, its independent certified public accountants. The financial information as of or for the interim periods ended June 30, 1998 and 1997 has not been audited, and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

                                  F&M BANCORP

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)

                                                      AS OF OR FOR THE SIX
                                                     MONTHS ENDED JUNE 30,     AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                     ----------------------  ----------------------------------------------
                                                        1998        1997        1997        1996        1995        1994
                                                     ----------  ----------  ----------  ----------  ----------  ----------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Interest income..................................  $   38,478  $   36,623  $   75,541  $   70,880  $   70,124  $   61,603
  Interest expense.................................      17,334      16,532      34,257      32,296      32,434      24,951
  Net interest income..............................      21,144      20,091      41,284      38,584      37,690      36,652
  Provision for credit losses......................       1,050         900       1,800       1,522       1,651       1,188
  Net interest income after provision for credit
    losses.........................................      20,094      19,191      39,484      37,062      36,039      35,464
  Net gains (losses) on sales of securities........          35           2         (11)       (330)       (256)        (19)
  Other noninterest income.........................       8,105       7,309      15,457      13,274      14,559      11,124
  Noninterest expenses.............................      19,359      18,522      37,711      38,558      37,300      33,826
  Provision for income taxes.......................       2,587       2,371       5,111       2,658       2,379       3,300
  Income from continuing operations before loss
    from discontinued operation and cumulative
    effect of accounting change....................       6,288       5,609      12,108       8,790      10,663       9,443
  Loss from discontinued operation.................          --          --          --          --          --          --
  Cumulative effect of accounting change...........          --          --          --          --          --          --
  Net income.......................................       6,288       5,609      12,108       8,790      10,663       9,443
PER SHARE DATA--BASIC:
  Income from continuing operations before loss
    from discontinued operation and cumulative
    effect of accounting change....................        0.99        0.89        1.91        1.39        1.69        1.50
  Loss from discontinued operation.................          --          --          --          --          --          --
  Cumulative effect of accounting change...........          --          --          --          --          --          --
  Net income.......................................        0.99        0.89        1.91        1.39        1.69        1.50
PER SHARE DATA--DILUTED:
  Income from continuing operations before loss
    from discontinued operation and cumulative
    effect of accounting change....................        0.97        0.88        1.89        1.38        1.68        1.49
  Loss from discontinued operation.................          --          --          --          --          --          --
  Cumulative effect of accounting change...........          --          --          --          --          --          --
  Net income.......................................        0.97        0.88        1.89        1.38        1.68        1.49

  Cash dividends...................................        0.72        0.40        0.81        0.58        0.57        0.50
  Period end book value............................       16.23       15.28       15.96       14.77       13.98       12.14
BALANCE SHEET DATA (AT PERIOD END):
  Loans, net of unearned income....................     716,518     692,053     724,295     670,452     626,200     622,408
  Total assets.....................................   1,068,470   1,035,157   1,045,594   1,007,185     955,665     912,003
  Total deposits...................................     845,218     810,457     821,967     794,750     784,625     753,307
  Total shareholders' equity.......................     103,652      96,810     101,467      93,299      88,056      76,329
RATIOS:
  Return on average assets.........................        1.20%       1.12%       1.19%       0.91%       1.15%       1.10%
  Return on average shareholders' equity...........       12.26       11.98       12.61        9.70       13.00       12.48
  Average shareholders' equity to total average
    assets.........................................        9.75        9.35        9.39        9.38        8.84        8.78
  Dividend payout ratio............................       72.73       44.94       42.41       41.73       33.73       33.33
OTHER INFORMATION
  Total average assets.............................  $1,052,147  $1,001,944  $1,021,750  $  966,115  $  927,227  $  861,872
  Total average shareholders' equity...............     102,542      93,647      95,990      90,605      82,004      75,647

  Weighted average shares outstanding--Basic.......   6,377,345   6,329,008   6,337,870   6,309,620   6,294,626   6,278,849
  Weighted average shares outstanding--Diluted.....   6,450,080   6,370,437   6,393,849   6,358,497   6,347,986   6,331,941


                                                        1993
                                                     ----------

OPERATING DATA:
  Interest income..................................  $   60,794
  Interest expense.................................      25,167
  Net interest income..............................      35,627
  Provision for credit losses......................       3,217
  Net interest income after provision for credit
    losses.........................................      32,410
  Net gains (losses) on sales of securities........         210
  Other noninterest income.........................      10,798
  Noninterest expenses.............................      31,949
  Provision for income taxes.......................       3,044
  Income from continuing operations before loss
    from discontinued operation and cumulative
    effect of accounting change....................       8,425
  Loss from discontinued operation.................         (72)
  Cumulative effect of accounting change...........         250
  Net income.......................................       8,603
PER SHARE DATA--BASIC:
  Income from continuing operations before loss
    from discontinued operation and cumulative
    effect of accounting change....................        1.34
  Loss from discontinued operation.................       (0.01)
  Cumulative effect of accounting change...........        0.04
  Net income.......................................        1.37
PER SHARE DATA--DILUTED:
  Income from continuing operations before loss
    from discontinued operation and cumulative
    effect of accounting change....................        1.34
  Loss from discontinued operation.................       (0.01)
  Cumulative effect of accounting change...........        0.04
  Net income.......................................        1.37
  Cash dividends...................................        0.48
  Period end book value............................       12.06
BALANCE SHEET DATA (AT PERIOD END):
  Loans, net of unearned income....................     546,515
  Total assets.....................................     842,897
  Total deposits...................................     696,945
  Total shareholders' equity.......................      75,637
RATIOS:
  Return on average assets.........................        1.04%
  Return on average shareholders' equity...........       12.29
  Average shareholders' equity to total average
    assets.........................................        8.45
  Dividend payout ratio............................       35.04
OTHER INFORMATION
  Total average assets.............................  $  828,858
  Total average shareholders' equity...............      70,026
  Weighted average shares outstanding--Basic.......   6,263,982
  Weighted average shares outstanding--Diluted.....   6,303,481

                           MONOCACY BANCSHARES, INC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

                                  (UNAUDITED)

                                                    AS OF OR FOR THE
                                                    SIX MONTHS ENDED
                                                        JUNE 30,                AS OF OR FOR THE YEARS ENDED DEC. 31,
                                                  --------------------  -----------------------------------------------------
                                                    1998       1997       1997       1996       1995       1994       1993
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Interest income...............................  $  10,858  $  10,129  $  20,856  $  19,593  $  17,079  $  14,997  $  12,441
  Interest expense..............................      5,774      5,034     10,687     10,421      7,852      6,271      5,224
  Net interest income...........................      5,084      5,095     10,169      9,172      9,227      8,726      7,217
  Provision for credit losses...................        106        660      1,110        300        885        687        375
  Net interest income after provision for credit
    losses......................................      4,978      4,435      9,059      8,872      8,342      8,039      6,842
  Net gains (losses) on sales of securities.....        703         (3)        87       (220)        55        (78)       205
  Other noninterest income......................      1,575      1,453      2,763      2,259      1,372      1,159      1,439
  Noninterest expenses..........................      4,982      4,490      9,651      8,762      6,536      6,121      5,904
  Provision for income taxes....................        587        149        140        538        882        777        621
  Income from continuing operations before loss
    from discontinued operation and cumulative
    effect of accounting change ................      1,687      1,246      2,118      1,611      2,351      2,222      1,961
  Loss from discontinued operation..............         --         --         --         --         --         --         --
  Cumulative effect of accounting change........         --         --         --         --         --         --         --
  Net income ...................................      1,687      1,246      2,118      1,611      2,351      2,222      1,961
PER SHARE DATA--BASIC:
  Income from continuing operations before loss
    from discontinued operation and cumulative
    effect of accounting change ................       0.94       0.70       1.19       0.91       1.33       1.27       1.12
  Loss from discontinued operation..............         --         --         --         --         --         --         --
  Cumulative effect of accounting change........         --         --         --         --         --         --         --
  Net income ...................................       0.94       0.70       1.19       0.91       1.33       1.27       1.12
PER SHARE DATA--DILUTED:
  Income from continuing operations before loss
    from discontinued operation and cumulative
    effect of accounting change ................       0.91       0.69       1.16       0.90       1.32       1.26       1.12
  Loss from discontinued operation..............         --         --         --         --         --         --         --
  Cumulative effect of accounting change........         --         --         --         --         --         --         --
  Net income ...................................       0.91       0.69       1.16       0.90       1.32       1.26       1.12

  Cash dividends................................       0.24       0.20       0.40       0.33       0.30       0.21       0.17
  Period end book value.........................      14.04      12.76      13.49      12.18      12.01      10.63       9.88
BALANCE SHEET DATA (AT PERIOD END):
  Loans, net of unearned income.................    162,055    166,077    158,255    158,790    139,126    147,466    122,879
  Total assets..................................    294,425    270,474    290,240    263,015    266,194    211,249    191,768
  Total deposits................................    239,069    227,865    228,870    225,039    223,412    171,873    155,722
  Total shareholders' equity....................     25,264     22,775     24,168     21,648     21,169     18,610     17,289
RATIOS:
  Return on average assets......................       1.14%      0.95%      0.77%      0.61%      1.07%      1.08%      1.09%
  Return on average shareholders' equity........      13.54      11.24       9.25       7.81      11.83      12.19      11.27
  Average shareholders' equity to total average
    assets......................................       8.45       8.42       8.36       7.85       9.08       8.86       9.68
  Dividend payout ratio.........................      25.53      28.57      33.61      36.26      22.56      16.54      15.18
OTHER INFORMATION:
  Total average assets..........................  $ 294,934  $ 263,428  $ 273,830  $ 262,564  $ 218,764  $ 205,614  $ 179,688
  Total average shareholders' equity............     24,913     22,173     22,893     20,619     19,870     18,221     17,395
  Weighted average shares outstanding--Basic....  1,797,177  1,782,458  1,785,754  1,771,177  1,761,694  1,752,626  1,751,815
  Weighted average shares
    outstanding--Diluted........................  1,848,058  1,811,865  1,818,854  1,792,563  1,776,246  1,766,065  1,751,815

SELECTED PRO FORMA FINANCIAL DATA FOR F&M BANCORP AND MONOCACY BANCSHARES, INC.

                                                          AS OF OR FOR THE
                                                          SIX MONTHS ENDED           AS OF OR FOR THE
                                                              JUNE 30,           YEARS ENDED DECEMBER 31,
                                                        --------------------  -------------------------------
                                                          1998       1997       1997       1996       1995
                                                        ---------  ---------  ---------  ---------  ---------

                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Interest income.....................................  $  49,336  $  46,752  $  96,397  $  90,473  $  87,203
  Interest expense....................................     23,108     21,566     44,944     42,717     40,286
  Net interest income.................................     26,228     25,186     51,453     47,756     46,917
  Provision for credit losses.........................      1,156      1,560      2,910      1,822      2,536
  Net interest income after provision for credit
    losses............................................     25,072     23,626     48,543     45,934     44,381
  Net gains (losses) on sales of securities...........        738         (1)        76       (550)      (201)
  Other noninterest income............................      9,680      8,762     18,220     15,533     15,931
  Noninterest expenses................................     24,341     23,012     47,362     47,320     43,836
  Provision for income taxes..........................      3,174      2,520      5,251      3,196      3,261
  Net income (loss)...................................      7,975      6,855     14,226     10,401     13,014
PER SHARE DATA--BASIC:
  Net income..........................................       0.93       0.80       1.66       1.22       1.53
PER SHARE DATA--DILUTED:
  Net income..........................................       0.92       0.80       1.65       1.21       1.52

  Cash dividends......................................       0.59       0.33       0.68       0.50       0.48
  Period end book value...............................      14.98      14.44      14.64      13.47      12.82
BALANCE SHEET DATA (AT PERIOD END):
  Loans, net of unearned income.......................    878,573    858,130    882,550    829,242    765,326
  Total assets........................................  1,362,895  1,305,631  1,335,834  1,270,200  1,221,859
  Total deposits......................................  1,084,287  1,038,322  1,050,837  1,019,789  1,008,037
  Total shareholders' equity..........................    128,916    119,585    125,635    114,947    109,225
RATIOS:
  Return on average assets............................       1.18%      1.08%      1.10%      0.85%      1.14%
  Return on average shareholders' equity..............      12.51      11.84      11.97       9.35      12.77
  Average shareholders' equity to total average
    assets............................................       9.46       9.15       9.18       9.05       8.89
  Dividend payout ratio...............................      63.44      41.25      40.96      40.98      31.37
OTHER INFORMATION:
  Total average assets................................  $1,347,081 $1,265,372 $1,295,580 $1,228,679 $1,145,991
  Total average shareholders' equity..................    127,455    115,820    118,883    111,224    101,874

  Weighted average shares outstanding--Basic..........  8,597,098  8,548,761  8,557,623  8,529,373  8,514,379
  Weighted average shares outstanding--Diluted........  8,669,833  8,590,190  8,613,602  8,578,250  8,567,739

                      COMPARATIVE UNAUDITED PER SHARE DATA

    The following table shows information about our companies' income per share, dividends per share and book value per share, and similar information reflecting the merger of our two companies (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that our companies had been merged throughout those periods.

    In presenting the comparative pro forma information, we also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes (a method which is referred to as the "pooling of interests" method of accounting).

    The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the exchange ratio of 1.234, calculated by dividing 2,219,753 by 1,799,005, the number of shares of Monocacy common stock outstanding on the date this document was printed. The exchange ratio assumes that there is no adjustment as described in "--THE MERGER--Exchange Ratio." It is intended to reflect the fact that Monocacy stockholders will be receiving more than one share of F&M Bancorp common stock for each share of Monocacy common stock exchanged in the merger.

    We expect that we will incur restructuring and merger-related expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits such as reduced operating expenses and the opportunity to earn more revenue. However, none of these anticipated expenses or benefits has been factored into the pro forma information, except for the pro forma combined condensed balance sheet. For that reason, the pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, doesn't attempt to predict or suggest future results. Also, the information we've set forth for the six-month period ended June 30, 1998 doesn't indicate what the results will be for the full 1998 fiscal year.

    The information in the following table is based on the historical financial information of our companies that has been presented in our prior Securities and Exchange Commission filings. This information has been incorporated into this Joint Proxy Statement-Prospectus by reference.

                                                                 AT OR FOR THE SIX
                                                                 MONTHS ENDED JUNE       AT OR FOR THE YEARS ENDED
                                                                        30,                    DECEMBER 31,
                                                                --------------------  -------------------------------
                                                                  1998       1997       1997       1996       1995
                                                                ---------  ---------  ---------  ---------  ---------
NET INCOME PER SHARE (1):
  F&M Bancorp.................................................  $    0.99  $    0.89  $    1.91  $    1.39  $    1.69
  Monocacy....................................................       0.94       0.70       1.19       0.91       1.33
  F&M Bancorp Pro Forma.......................................       0.93       0.80       1.66       1.22       1.53
  Monocacy Pro Forma Equivalent...............................       1.15       0.99       2.05       1.51       1.89
CASH DIVIDENDS DECLARED PER SHARE (2):
  F&M Bancorp.................................................       0.72       0.40       0.81       0.58       0.57
  Monocacy....................................................       0.24       0.20       0.40       0.33       0.30
  F&M Bancorp Pro Forma.......................................       0.59       0.33       0.68       0.50       0.48
  Monocacy Pro Forma Equivalent...............................       0.73       0.41       0.84       0.62       0.59
BOOK VALUE PER SHARE AT PERIOD END (3):
  Stated:
    F&M Bancorp...............................................      16.23      15.28      15.96      14.77      13.98
    Monocacy..................................................      14.04      12.76      13.49      12.18      12.01
    F&M Bancorp Pro Forma.....................................      14.98      14.44      14.64      13.47      12.82
    Monocacy Pro Forma Equivalent.............................      18.49      17.82      18.07      16.62      15.82
  Tangible:
    F&M Bancorp...............................................      15.67      14.70      15.38      14.15      13.38
    Monocacy..................................................      12.55      11.03      11.88      10.34       9.97
    F&M Bancorp Pro Forma.....................................      14.27      13.20      13.91      12.63      11.85
    Monocacy Pro Forma Equivalent.............................      17.61      16.29      17.16      15.59      14.62

    (1) F&M Bancorp pro forma net income per share amounts are calculated by totaling the historical net income for F&M Bancorp and Monocacy and dividing the resulting amounts by the average pro forma shares of F&M Bancorp and Monocacy outstanding giving effect to the merger. The average pro forma shares of F&M Bancorp and Monocacy combined equals the historical average shares of F&M Bancorp plus the historical average shares of Monocacy as adjusted by the Exchange Ratio of 1.234 (which was based upon (i) 1,799,005 shares of Monocacy outstanding as of the date of this Joint Proxy Statement-Prospectus and (ii) assuming that the average closing price of F&M Bancorp common stock prior to the Merger is between $34.425 and $46.575). The Monocacy pro forma equivalent net income per share amounts are computed by multiplying the F&M Bancorp pro forma net income per share amounts by the Exchange Ratio of 1.234.

    (2) F&M Bancorp pro forma cash dividends per share represents the sum of historical cash dividends declared by F&M Bancorp and Monocacy and assumes no changes in cash dividends declared per share. Monocacy pro forma equivalent cash dividends per share represent such amounts multiplied by the Exchange Ratio of 1.234.

    (3) F&M Bancorp pro forma stated and tangible book value per share amounts are calculated by totaling the historical stated and tangible stockholders' equity for F&M Bancorp and Monocacy and dividing the resulting amounts by the total pro forma common shares of F&M Bancorp and Monocacy combined. The total pro forma common shares of F&M Bancorp and Monocacy combined equals the historical common shares of F&M Bancorp plus the historical common shares of Monocacy multiplied by the Exchange Ratio of 1.234. The Monocacy pro forma equivalent stated and tangible book value per share amounts are computed by multiplying the F&M Bancorp pro forma stated and tangible book value per share amounts by the Exchange Ratio of 1.234.

                                 THE COMPANIES

F&M BANCORP.

    F&M Bancorp, with its executive headquarters located in Frederick, Maryland, is a bank holding company organized under the laws of the State of Maryland in 1983 and registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). F&M Bancorp's primary subsidiary, Farmers & Mechanics National Bank, a national banking association, the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC"), conducts a general banking and trust company business through 27 offices located in Frederick, Carroll and Montgomery Counties of Maryland. In addition, F&M Bancorp owns Home Federal Savings Bank ("Home Federal"), a federal savings bank, that conducts a traditional thrift business through 8 branch offices located in Allegheny and Washington counties of Maryland.

    At June 30, 1998, F&M Bancorp had assets of $1.068 billion, deposits of $845.2 million and stockholders' equity of $103.7 million. The principal executive offices of F&M Bancorp are located at 110 Thomas Johnson Drive, Frederick, Maryland 21702 and its telephone number is (301) 694-4000.

    On May 29, 1998, F&M Bancorp completed its purchase of Keller-Stonebraker Insurance, Inc., a Hagerstown, Maryland-based, full-line independent insurance agency which at closing had approximately $1.2 million in assets and no deposits for $2.085 million in common stock, par value $5.00 per share, of F&M Bancorp ("F&M Bancorp Common Stock").

    On November 15, 1996, F&M Bancorp completed its purchase of Home Federal Corporation, a Maryland corporation and unitary thrift holding company, which at closing had approximately $228 million in assets and $161 million in deposits, for $29 million in F&M Bancorp Common Stock.

    On May 31, 1995, F&M Bancorp completed its purchase of Bank of Brunswick, a Maryland state chartered bank, which at closing had approximately $29.5 million in assets and $26.6 million in deposits for $6.8 million in F&M Bancorp Common Stock.

    F&M Bancorp, through its wholly owned subsidiaries, provides banking and bank-related financial services to middle market and small business organizations, local governmental units, and retail customers in central Maryland.

    From time to time, F&M Bancorp investigates and holds discussions and negotiations regarding possible transactions with other banks. As of the date of this Joint Proxy Statement-Prospectus, F&M Bancorp has not entered into any agreements or understandings with respect to any significant transactions of the type referred to above except for the transactions described herein and in documents incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Any such transaction would be subject to stockholder approval only if required under applicable law or the rules of the National Association of Securities Dealers, Inc. ("NASD").

    For more information about F&M Bancorp, reference is made to the 1997 F&M Bancorp Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

MONOCACY.

    Monocacy Bancshares, Inc. ("Monocacy"), with its executive headquarters located in Taneytown, Maryland, is a bank holding company incorporated under the laws of the State of Maryland in 1993 and registered under the BHC Act. Monocacy's primary subsidiary, Taneytown Bank & Trust Company ("Taneytown"), a Maryland-chartered, FDIC-insured, commercial bank, operates 11 full service branch offices throughout Carroll, Baltimore and Howard Counties of Maryland as well as Adams County, Pennsylvania.

    On April 1, 1996, Monocacy acquired the assets of Classic Mortgage Company which became a division of Taneytown.

    On December 31, 1995, Monocacy acquired Royal Oak Savings Bank, F.S.B., which was merged into Taneytown in April, 1996. The merger was accounted for as a purchase transaction.

    Monocacy, through Taneytown, engages in commercial and savings business, including the receiving of demand and time deposits and the making of loans to individuals, associations, partnerships and corporations.

    At June 30, 1998, Monocacy had assets of approximately $294.4 million, deposits of approximately $239.1 million and stockholders' equity of approximately $25.3 million. The principal executive offices of Monocacy are located at 222 East Baltimore Street, Taneytown, Maryland 21787 and its telephone number is (410) 756-2655.

    For more information about Monocacy, reference is made to the 1997 Monocacy Form 10-KSB which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                              THE SPECIAL MEETINGS

F&M BANCORP MEETING

    GENERAL. This Joint Proxy Statement-Prospectus is being furnished to stockholders of F&M Bancorp in connection with the solicitation of proxies by the Board of Directors of F&M Bancorp (the "F&M Bancorp Board") for use at the special meeting of the stockholders of F&M Bancorp (the "F&M Bancorp Meeting") to be held at 110 Thomas Johnson Drive, Frederick, Maryland, on Tuesday, November 24, 1998 at 10:00 a.m. local time. At the F&M Bancorp Meeting, the stockholders of F&M Bancorp will be asked to: (i) approve the merger agreement (the "Merger Agreement"), dated as of September 4, 1998, by and between F&M Bancorp and Monocacy and the consummation of the transactions contemplated thereby, which are more fully described herein; and (ii) act upon such other matters as may properly be brought before the F&M Bancorp Meeting and at any adjournments or postponements thereof. A copy of the Merger Agreement is attached as Appendix A hereto.

    HOLDERS OF F&M BANCORP COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO F&M BANCORP IN THE ENCLOSED POSTAGE-PAID ADDRESSED ENVELOPE.

    F&M BANCORP STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

    THE F&M BANCORP BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER AND THE ISSUANCE OF THE SHARES IN THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, F&M BANCORP AND ITS STOCKHOLDERS. THE F&M BANCORP BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT F&M BANCORP'S STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF THE SHARES IN THE MERGER. SEE "THE MERGER --BACKGROUND OF THE MERGER" AND "-- RECOMMENDATION OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER -- F&M BANCORP."

    RECORD DATE; VOTING; SOLICITATION AND REVOCATION OF PROXIES. The F&M Bancorp Board has fixed October 20, 1998 as the F&M Bancorp record date (the "F&M Bancorp Record Date") for the determination of those F&M Bancorp stockholders entitled to notice of and to vote at the F&M Bancorp Meeting. Only holders of record of F&M Bancorp Common Stock at the close of business on the F&M Bancorp Record Date will be entitled to notice of and to vote at the F&M Bancorp Meeting. As of the F&M Bancorp Record Date, there were 6,398,538 shares of F&M Bancorp Common Stock outstanding, entitled to vote and held by approximately 3,876 holders of record. Each holder of record of shares of F&M Bancorp Common Stock on the F&M Bancorp Record Date is entitled to cast one vote per share on the proposal to approve the issuance of the shares of F&M Bancorp Common Stock, and on any other matter properly submitted for the vote of the F&M Bancorp stockholders at the F&M Bancorp Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of F&M Bancorp Common Stock entitled to vote at the F&M Bancorp Meeting is necessary to constitute a quorum at the F&M Bancorp Meeting. Abstentions will be counted as present for purposes of determining the presence or absence of a quorum at the F&M Bancorp Meeting.

    The approval of the Merger Agreement by F&M Bancorp stockholders will require the affirmative vote of the holders of two-thirds of the outstanding shares of F&M Bancorp Common Stock entitled to vote thereon. As described in "THE MERGER -- Conditions to the Merger," such stockholder approval is a condition to consummation of the Merger. Under applicable Maryland law, in determining whether the Merger proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the Merger proposal.

    As of the F&M Bancorp Record Date, directors and executive officers of F&M Bancorp and their affiliates may be deemed to be beneficial owners of 369,330 shares of F&M Bancorp Common Stock, or approximately 5.8% of the shares of F&M Bancorp Common Stock outstanding as of the F&M Bancorp

Record Date. Such persons have executed a voting agreement pursuant to which each such person has agreed to vote or direct the vote of all of such person's shares of F&M Bancorp Common Stock for approval of the Merger Agreement. As of the F&M Bancorp Record Date, Monocacy owned 105 shares of F&M Bancorp Common Stock and the directors of Monocacy owned 429 shares of F&M Bancorp Common Stock. None of the executive officers of Monocacy owned any shares of F&M Bancorp Common Stock as of the F&M Bancorp Record Date.

    All shares of F&M Bancorp Common Stock which are entitled to be voted and are represented at the F&M Bancorp Meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at such meeting and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted (i) for approval of the Merger Agreement, and (ii) otherwise in the discretion of the proxy holders as to any other matter which may come before the F&M Bancorp Meeting or any adjournment or postponement thereof, including, among other things, a motion to adjourn or postpone the F&M Bancorp Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement.

    If any other matters are properly presented at the F&M Bancorp Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent possible under applicable federal and state securities and corporation laws. F&M Bancorp does not have any knowledge of any matters to be presented at the F&M Bancorp Meeting other than the matters set forth above under "-- General."

    The presence of a stockholder at the F&M Bancorp Meeting will not automatically revoke such stockholder's proxy. However, any proxy given by an F&M Bancorp stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Secretary of F&M Bancorp a written notice of revocation bearing a later date than the proxy; (ii) delivering to the Secretary of F&M Bancorp a duly executed proxy bearing a later date; or (iii) attending the F&M Bancorp Meeting and voting in person. Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to F&M Bancorp, 110 Thomas Johnson Drive, Frederick, Maryland 21702, Attention: Gordon M. Cooley, Secretary or hand delivered to F&M Bancorp's Secretary at such address at or before the taking of the vote at the F&M Bancorp Meeting.

    F&M Bancorp will bear all expenses of this solicitation of proxies from the holders of F&M Bancorp Common Stock, except that the cost of printing and mailing this Joint Proxy Statement-Prospectus and all filing and other fees will be borne equally by Monocacy and F&M Bancorp. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of F&M Bancorp in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. F&M Bancorp has retained Morrow & Co., Inc., a proxy solicitation firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $12,500 plus reasonable out-of-pocket expenses and costs. In addition, F&M Bancorp will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

MONOCACY MEETING

    GENERAL. This Joint Proxy Statement-Prospectus is being furnished to stockholders of Monocacy in connection with the solicitation of proxies by the Board of Directors of Monocacy (the "Monocacy Board") for use at the special meeting of the stockholders of Monocacy (the "Monocacy Meeting") to be held at 222 East Baltimore Street, Taneytown, Maryland on Tuesday, November 24, 1998 at 3:00 p.m. local time. At the Monocacy Meeting, the stockholders of Monocacy will be asked to:
(i) approve the Merger Agreement and the transactions contemplated thereby and
(ii) act upon such other matters as may properly be brought before the Monocacy Meeting. A copy of the Merger Agreement is attached as Appendix A hereto. The Merger Agreement provides for the acquisition of Monocacy by F&M Bancorp by means of the merger (the "Merger") of Monocacy with and into F&M Bancorp. Upon consummation of the Merger, each share of Monocacy common stock, par value $5.00 per share ("Monocacy Common Stock") outstanding at the effective time of the Merger (except for certain specified shares described below) will be converted into and exchangeable for the number of shares of F&M Bancorp Common Stock, equal to the quotient obtained by dividing 2,219,753 by the number of shares of Monocacy Common Stock outstanding immediately prior to the effective time of the Merger (the "Exchange Ratio"), subject to adjustment in certain circumstances. See "THE MERGER -- Exchange Ratio."

    This Joint Proxy Statement-Prospectus constitutes a prospectus of F&M Bancorp with respect to the shares of F&M Bancorp Common Stock to be issued in connection with the Merger. The information in this Joint Proxy
Statement-Prospectus concerning F&M Bancorp and Monocacy has been furnished by each of such entities, respectively.

    HOLDERS OF MONOCACY COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO MONOCACY IN THE ENCLOSED POSTAGE-PAID ADDRESSED ENVELOPE.

    MONOCACY STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

    THE MONOCACY BOARD HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, MONOCACY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE MONOCACY BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT MONOCACY'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED IN THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND "-- RECOMMENDATION OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER -- MONOCACY."

    RECORD DATE; VOTING; SOLICITATION AND REVOCATION OF PROXIES. The Monocacy Board has fixed October 20, 1998 as the record date (the "Monocacy Record Date") for the determination of those Monocacy stockholders entitled to notice of and to vote at the Monocacy Meeting. Only holders of record of Monocacy Common Stock at the close of business on the Monocacy Record Date will be entitled to notice of and to vote at the Monocacy Meeting. As of the Monocacy Record Date, there were 1,799,005 shares of Monocacy Common Stock outstanding, entitled to vote and held by approximately 948 holders of record. Each holder of record of shares of Monocacy Common Stock on the Monocacy Record Date is entitled to cast one vote per share on the proposal to approve the Merger Agreement and the transactions contemplated thereby, and on any other matter properly submitted for the vote of the Monocacy stockholders at the Monocacy Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Monocacy Common Stock entitled to vote at the Monocacy Meeting is necessary to constitute a quorum at the Monocacy Meeting. Abstentions will be counted as present for purposes of determining the presence or absence of a quorum at the Monocacy Meeting.

    The approval of the Merger Agreement by Monocacy stockholders will require the affirmative vote of two-thirds of the outstanding shares of Monocacy Common Stock entitled to vote thereon. As described in "THE MERGER -- Conditions to the Merger," such stockholder approval is a condition to consummation of the Merger. In determining whether approval of the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal to approve the Merger Agreement.

    As of the Monocacy Record Date, directors of Monocacy and their affiliates were the beneficial owners of 295,150 shares of Monocacy Common Stock, or approximately 16.4% of the shares of Monocacy Common Stock outstanding as of the Monocacy Record Date. Such persons have executed a voting agreement pursuant to which each such person has agreed to vote or direct the vote of all such person's shares of Monocacy Common Stock for approval of the Merger Agreement. As of the Monocacy Record Date, neither F&M Bancorp and its subsidiaries, nor the directors and executive officers of F&M Bancorp, beneficially owned any outstanding shares of Monocacy Common Stock.

    All shares of Monocacy Common Stock which are entitled to be voted and are represented at the Monocacy Meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at such meeting and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for: (i) approval of the Merger Agreement and the transactions contemplated thereby and (ii) otherwise in the discretion of the proxy holders as to any other matter which may come before the Monocacy Meeting or any adjournment or postponement thereof, including, among other things, a motion to adjourn or postpone the Monocacy Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement and the transactions contemplated thereby will be voted in favor of any such adjournment or postponement.

    If any other matters are properly presented at the Monocacy Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent possible under applicable federal and state securities and corporation laws. Monocacy does not have any knowledge of any matters to be presented at the Monocacy Meeting other than the matters set forth above under "-- General."

    The presence of a stockholder at the Monocacy Meeting will not automatically revoke such stockholder's proxy. However, any proxy given by a Monocacy stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Secretary of Monocacy a written notice of revocation bearing a later date than the proxy;
(ii) delivering to the Secretary of Monocacy a duly executed proxy bearing a later date; or (iii) attending the Monocacy Meeting and voting in person. Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to Monocacy Bancshares, Inc., 222 East Baltimore Street, Taneytown, Maryland 21787, Attention: Brian M. Etzler, Secretary, or hand delivered to Monocacy's Secretary at or before the taking of the vote at the Monocacy Meeting.

    Monocacy will bear all expenses of this solicitation of proxies from the holders of Monocacy Common Stock, except that the cost of printing and mailing this Joint Proxy Statement-Prospectus and all filing and other fees will be borne equally by Monocacy and F&M Bancorp. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Monocacy in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Monocacy has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $4,000 plus reasonable out-of-pocket expenses and costs. In addition, Monocacy will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

                                   THE MERGER

    The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, describes the material aspects of the Merger but does not purport to be a complete description and is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and attached hereto as Appendix A. F&M Bancorp and Monocacy stockholders are urged to read the Merger Agreement carefully.

EFFECTS OF THE MERGER

    Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof, and the approval of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the stockholders of F&M Bancorp and Monocacy, Monocacy will be merged with and into F&M Bancorp. F&M Bancorp shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the Merger, the separate corporate existence of Monocacy shall terminate.

    Immediately after the consummation of the Merger, Taneytown, a wholly owned subsidiary of Monocacy, will merge (the "Subsidiary Bank Merger") with and into Farmers & Mechanics National Bank, a wholly owned subsidiary of F&M Bancorp.

EXCHANGE RATIO

    At the Effective Time (as defined below), each issued and outstanding share of Monocacy Common Stock, except for shares held directly or indirectly by Monocacy or F&M Bancorp (other than shares held by F&M Bancorp or Monocacy in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")), will be converted into and exchangeable for the number of shares of F&M Bancorp Common Stock equal to the quotient obtained by dividing the Share Number (as defined below) by the number of shares of Monocacy Common Stock issued and outstanding immediately prior to the Effective Time. The "Share Number" shall be 2,219,753, PROVIDED, HOWEVER, that if the Average Closing Price (as defined below) is less than $34.425, then the Share Number shall be increased so that the product of the Share Number and the Average Closing Price shall equal $76,415,000, PROVIDED, that in no event shall the Share Number be greater than 2,281,753. If the Average Closing Price is greater than $46.575, then the Share Number shall be reduced to the extent necessary so that the product of the Share Number and the Average Closing Price shall equal $103,384,996, PROVIDED, that in no event shall the Share Number be less than 2,157,753. The "Average Closing Price" is the average of the last reported sale prices per share of F&M Bancorp Common Stock as reported on The Nasdaq National Market System ("Nasdaq/NMS") (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source) for the 15 consecutive trading days ending on the fifth business day prior to the Closing Date (as defined below).

    The formula for determining the Exchange Ratio was arrived at through arm's-length negotiations between F&M Bancorp and Monocacy. If F&M Bancorp effects a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the F&M Bancorp Common Stock or declares a stock dividend on such stock, an appropriate adjustment to the Exchange Ratio will be made.

    It is expected that the market price of F&M Bancorp Common Stock will fluctuate between the date of this Joint Proxy Statement-Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of F&M Bancorp Common Stock to be received by Monocacy stockholders in the Merger is fixed (subject to possible increase or decrease in the limited circumstances described above) and because the market price of the F&M Bancorp Common Stock is subject to fluctuation, the value of the shares of F&M Bancorp Common Stock that holders of Monocacy Common

Stock would receive in the Merger may increase or decrease prior to the Merger. No assurance can be given concerning the market price of F&M Bancorp Common Stock before or after the Effective Time. In addition, outstanding Monocacy Options (as defined below) could be exercised prior to the Effective Time which would increase the number of shares of Monocacy Common Stock outstanding and consequently reduce the per share consideration to be received by Monocacy stockholders.

    The following table sets forth the number of shares of F&M Bancorp Common Stock into which each share of Monocacy Common Stock outstanding at the Effective Time of the Merger will be converted based on various assumptions concerning (i) the number of shares of Monocacy Common Stock that are outstanding at that time and (ii) the Average Closing Price of F&M Bancorp Common Stock.

                       SHARES OF F&M BANCORP COMMON STOCK
                         TO BE EXCHANGED FOR EACH SHARE
                            OF MONOCACY COMMON STOCK

                                                                                        SHARES OF MONOCACY COMMON
                                                                                                  STOCK
                                                                                         OUTSTANDING AT EFFECTIVE
      ASSUMED AVERAGE                                                                              TIME
CLOSING PRICE OF F&M BANCORP                                                           ----------------------------
       COMMON STOCK                                                                    1,799,005 (1)  1,848,500(2)
-------------------------------------------------------------------------------------  -------------  -------------
$50.00...............................................................................       1.1994       1.1673
$45.00...............................................................................       1.2339       1.2008
$40.00...............................................................................       1.2339       1.2008
$35.00...............................................................................       1.2339       1.2008
$30.00...............................................................................       1.2683       1.2344
$25.00...............................................................................       1.2683       1.2341

------------------------

(1) Represents the number of shares of Monocacy Common Stock outstanding as of September 4, 1998, the date the Merger Agreement was signed and as of the Monocacy Record Date.

(2) Represents the maximum number of shares of Monocacy Common Stock that could be outstanding as of the Effective Time, assuming exercise of all outstanding options that are exercisable prior to the Effective Time.

    No fractional shares of F&M Bancorp Common Stock will be issued in connection with the Merger. In lieu of the issuance of fractional shares, F&M Bancorp will make a cash payment to each Monocacy stockholder who otherwise would be entitled to receive a fractional share equal to the product of (i) the fractional interest which a Monocacy stockholder would otherwise receive and
(ii) the Average Closing Price.

    Upon consummation of the Merger, any shares of Monocacy Common Stock that are held directly or indirectly by F&M Bancorp or Monocacy other than Trust Account Shares and DPC Shares will be cancelled and retired and no payment will be made with respect thereto.

TREATMENT OF OUTSTANDING MONOCACY STOCK OPTIONS

    At the Effective Time, each outstanding and unexercised option to purchase shares of Monocacy Common Stock (a "Monocacy Option"), will be assumed by F&M Bancorp. After the Effective Time, each Monocacy Option will be converted automatically into an option to acquire, on the same terms and conditions as were applicable under such Monocacy Option immediately prior to the Effective Time, the number of shares of F&M Bancorp Common Stock equal to the product, rounded down to the nearest share, of the number of shares of Monocacy Common Stock subject to the Monocacy Option and the Exchange Ratio, at a price per share equal to the exercise price per share of Monocacy Common Stock otherwise purchasable pursuant to such Monocacy Option divided by the Exchange Ratio, rounded up to the nearest cent. As of the date of this Joint Proxy Statement-Prospectus, there were 86,545 Monocacy Options outstanding, 49,495 of which were fully exercisable and the remainder of which will become exercisable upon consummation of the Merger.

EFFECTIVE TIME

    The Merger will become effective as set forth in the articles of merger which shall be filed with the State Department of Assessments and Taxation in accordance with applicable law (the "Effective Time"). The articles of merger will be filed on the first day (the "Closing Date") which is (i) the last business day of a month and (ii) at least two business days after satisfaction or waiver of the latest to occur of the conditions to the Merger specified in the Merger Agreement, unless another date is agreed to in writing by F&M Bancorp and Monocacy. See "--Conditions to the Merger" below. It is possible that a period of time will elapse between the Special Meetings and the Effective Time while the parties seek to obtain the regulatory approvals required to consummate the Merger. There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the United States Department of Justice or the Maryland Attorney General will not challenge the Merger or, if such a challenge is made, as to the result thereof. See "--Regulatory Approvals Required for the Merger" below. The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before June 30, 1999. See "--Waiver and Amendment; Termination" below.

BACKGROUND OF THE MERGER

    Monocacy began operations in 1884 through its subsidiary community bank located in Taneytown, Maryland. The management of Monocacy has, over time, considered the possibility of strategic combinations with a variety of financial institutions in the mid-Atlantic region. Because of Monocacy's strategic location and growth potential, Monocacy personnel were contacted from time to time by other financial institutions that expressed an interest in a potential transaction with Monocacy.

    As part of its business expansion strategy, F&M Bancorp would periodically make calls on financial institutions in areas targeted for expansion to determine whether there was any interest in a potential merger.

    In November 1994, the Chairman of F&M Bancorp mentioned in a conversation with Eric E. Glass, the present Chairman of the Monocacy Board, that F&M Bancorp would be interested in pursuing a business combination transaction if Monocacy were interested. Mr. Glass reported this conversation to members of the Monocacy Board who expressed no interest in pursuing a merger at that time.

    In the fall of 1997, executives from two other financial institutions in the mid-Atlantic region contacted Mr. Glass to discuss a possible strategic alliance with Monocacy. As a result of these initial indications of interest, the Monocacy Board established the Strategic Initiatives Committee, consisting of Messrs. Glass, Abramson and Hull, on February 23, 1998 to consider a variety of strategic alternatives for Monocacy.

    Into the spring and early summer of 1998, members of the Strategic Initiatives Committee had preliminary discussions with executives from several other financial institutions in the mid-Atlantic region. These discussions did not lead to any specific offer from a third party, and generally discussions terminated as a result of valuation and cultural issues or based on the uncertainty in market prices for financial services company stocks generally. In addition, some of these institutions expressed concern over the May 20, 1998 resignation of Frank W. Neubauer as President and Chief Executive Officer of Monocacy.

    In mid-June 1998, Mr. Glass received a telephone call from Faye E. Cannon, President and Chief Executive Officer of F&M Bancorp. During this call, Ms. Cannon indicated that F&M Bancorp might be interested in a business combination transaction and suggested that the two of them meet to discuss each company's individual strategic plans. On June 24, 1998, Mr. Glass and Ms. Cannon met and discussed the strategic plans of each of the two companies and their compatibility, the financial condition and credit quality of each of them, as well as a possible range of valuations, and the benefits and cost savings that such a business combination transaction might provide. Mr. Glass reported the results of his discussion to the members of the Strategic Initiatives Committee, and was encouraged to explore further the possibility of a transaction. Over the next several weeks Mr. Glass had numerous discussions with Ms. Cannon and other representatives of F&M Bancorp during which the parties continued to discuss the implications of a transaction as well as valuation issues. During this same time period, Mr. Glass continued to have discussions with two other financial institutions about a three-party consolidation as well as another bank holding company about a possible transaction. None of these discussions resulted in a specific proposal for a potential transaction.

    The discussions with F&M Bancorp continued and on August 19, 1998, Ms. Cannon presented a tentative proposal to Mr. Glass. On August 25, 1998, counsel to F&M Bancorp delivered a draft agreement which set forth specific terms of a proposed transaction. The Monocacy Board met on August 26, 1998 to consider the proposal from F&M Bancorp. At that meeting, representatives of RP Financial, LC ("RP Financial"), financial advisor to Monocacy in connection with the ongoing discussions with F&M Bancorp, presented a preliminary analysis of the proposal from F&M Bancorp and an analysis of F&M Bancorp and its subsidiaries, based on publicly available information. The Monocacy Board and Monocacy's legal and financial advisors also discussed a variety of price protection techniques. The Monocacy Board directed the Strategic Initiatives Committee, together with Monocacy's legal and financial advisors, to continue negotiations with F&M Bancorp and formally retained RP Financial as its financial advisor.

    During the remainder of August, through September 4 and until the execution of the Merger Agreement, senior management of the two companies and their respective legal and financial advisors conducted mutual due diligence. During the same period, senior management of the parties and their respective legal and financial advisors negotiated the terms of the Merger Agreement, the Stock Option Agreement (as defined below) and other related agreements. The Strategic Initiatives Committee members met personally or by telephone conference at various times to discuss the proposed Merger Agreement and related issues as the business and legal representatives of each party continued to finalize the proposed Merger Agreement.

    On September 2, 1998, the Monocacy Board met to consider the terms of the proposed Merger Agreement. RP Financial presented its financial analysis of the proposed transaction and delivered a draft of its opinion that the consideration to be received in the proposed transaction was fair, from a financial point of view, to the Monocacy stockholders. Monocacy's legal counsel, Miles & Stockbridge P.C., presented the terms of the Merger Agreement and the Stock Option Agreement and answered questions raised by Monocacy Board members. The Monocacy Board also considered the financial performance, stock performance, growth prospects and other matters concerning F&M Bancorp.

    On September 3, 1998, the Strategic Initiatives Committee held a special meeting to consider the proposed merger with F&M Bancorp and unanimously determined to recommend the proposed merger to the full Board of Directors. Later that day, the Monocacy Board held a special meeting to consider the proposed merger and the Strategic Initiatives Committee's recommendation. At this meeting, Mr. Glass, together with financial and legal advisors, reviewed for the Monocacy Board the due diligence Monocacy had conducted, the negotiations to date, previous discussions relating to the proposed merger by the Strategic Initiatives Committee, the financial and other terms of the proposed merger, the proposed appointment of members of the Monocacy Board to the F&M Bancorp Board after the merger and other terms and conditions of the Merger Agreement, the Stock Option Agreement and related agreements. Monocacy's financial advisor, based on the analysis described in "--Opinion of Financial Advisors-- Monocacy," gave its opinion to the Monocacy Board that, as of the date of the meeting, the consideration to be received by stockholders of Monocacy in the Merger was fair, from a financial point of view, to the stockholders of Monocacy. Monocacy's legal and financial advisors also answered questions from members of the Monocacy Board. Following discussion and questions, the Monocacy Board voted unanimously to approve the Merger Agreement and the transactions contemplated thereby including the Stock Option Agreement and related agreements, and recommended that the proposed Merger be submitted for consideration by the stockholders of Monocacy at a special meeting.

    On September 3, 1998, the F&M Bancorp Board considered and approved, by unanimous vote, the Merger, the Merger Agreement, the Stock Option Agreement and the related transactions. Presentations were made by both Wheat First Securities, Inc. ("Wheat First"), whom F&M Bancorp had retained to render a fairness opinion, and F&M Bancorp's legal counsel. At the special meeting, members of F&M Bancorp's senior management, together with its legal and financial advisors, reviewed with the F&M Bancorp Board, among other things, the terms of the proposed transaction, the potential benefits of the transaction, including the strategic rationale for the transaction, a summary of their due diligence findings, financial and valuation analyses of the transaction and the terms of the proposed agreements. In addition, Wheat First delivered to the F&M Bancorp Board its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the stockholders of F&M Bancorp.

    On September 4, 1998, Monocacy and F&M Bancorp executed and delivered the Merger Agreement and the Stock Option Agreement.

RECOMMENDATION OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

    F&M BANCORP. In reaching its decision to approve the Merger Agreement, the F&M Bancorp Board consulted with its legal advisors regarding the legal terms of the transaction, its financial advisors regarding the financial aspects and fairness of the proposed transaction, as well as with management of F&M Bancorp, and, without assigning any relative or specific weights, considered a number of factors, both from a short-term and a longer-term perspective, including the following: (i) the F&M Bancorp Board's familiarity with and review of F&M Bancorp's business, operations, financial condition, earnings and prospects, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated therewith; (ii) the F&M Bancorp Board's review, based in part on a presentation by F&M Bancorp management regarding its due diligence on Monocacy, of the business, operations, earnings and financial condition of Monocacy on an historical, prospective and pro forma basis, and the enhanced opportunities for growth that the Merger makes possible; (iii) a variety of factors affecting and relating to the overall strategic focus of F&M Bancorp including, without limitation, opportunities for growth in deposits, assets and earnings, and opportunities available to F&M Bancorp in the market areas where Monocacy conducts business; (iv) the current and prospective economic, competitive and regulatory environment facing financial institutions, including F&M Bancorp; (v) the terms of the Merger Agreement, the Stock Option Agreement and the other documents executed in connection with the Merger; (vi) the anticipated revenue enhancement, cost savings and efficiencies available from the Merger; (vii) the expectation that the Merger would be treated as a tax-free reorganization and accounted for as a pooling of interests; and (viii) the opinion of Wheat First as to the fairness to stockholders of F&M Bancorp from a financial point of view of the Exchange Ratio.

    The F&M Bancorp Board believes that the Merger is fair to, and in the best interests of, F&M Bancorp and its stockholders. ACCORDINGLY, THE F&M BANCORP BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT F&M BANCORP'S STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

    MONOCACY. In reaching its determination that the terms of the Merger are fair to, and in the best interests of, Monocacy and its stockholders, the Monocacy Board consulted with its legal and financial advisors, as well as with Monocacy senior management, and considered a number of factors, including, without limitation, the following:

        (a) the Monocacy Board's review, based in part on the presentation by Monocacy's management regarding its due diligence of F&M Bancorp, of the business, operations, earnings, financial condition and credit ratings of F&M Bancorp on both a historical and prospective basis, the enhanced opportunities for operating efficiencies (particularly in terms of integration of operations, data processing and support functions) that could result from the Merger, the enhanced opportunities for growth that the Merger would make possible and the respective contributions the parties would bring to a combined institution;

        (b) the Monocacy Board's belief, based upon an analysis of the anticipated financial effects of the Merger, that upon consummation of the Merger, F&M Bancorp and its banking subsidiary would continue to be well capitalized institutions, the equity positions of which would be in excess of all applicable regulatory capital requirements;

        (c) the Monocacy Board's belief that, in light of the reasons discussed above, F&M Bancorp was the most attractive choice as a long-term affiliation partner of Monocacy;

        (d) the expectation that the Merger will generally be a tax-free transaction to Monocacy and its stockholders to the extent such stockholders receive shares of F&M Bancorp Common Stock;

        (e) the current and prospective economic and regulatory environment and competitive constraints facing the banking and financial institutions in Monocacy's market area;

        (f) the fact that previous inquiries by other financial institutions regarding a potential business combination did not result in a more favorable proposal for Monocacy than the F&M Bancorp proposal;

        (g) the recent business combinations involving financial institutions, either announced or completed, during the past year in the United States, the State of Maryland and contiguous states and the effect of such combinations on competitive conditions in Monocacy's market area; and

        (h) the recent departure of the President and Chief Executive Officer of Monocacy and the possibility of retaining a suitable replacement.

    The Monocacy Board considered as potentially negative (i) the fact that Monocacy would no longer be an independent community-based bank owned primarily by local residents, (ii) the fact that the Stock Option Agreement can be expected to deter third parties from submitting an acquisition proposal for Monocacy during the pendency of the Merger and (iii) the Monocacy Board's belief that the exercise or repurchase of the Option (as hereinafter defined) is likely to prohibit any other acquiror from accounting for an acquisition by using the "pooling of interests" accounting method for a period of two years.

    The Monocacy Board did not assign any specific or relative weight to each of the foregoing factors in their considerations. It should be noted that there is no guarantee that any of the positive results listed above will be achieved.

    BASED ON THE FOREGOING, THE MONOCACY BOARD APPROVED THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MONOCACY COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

    F&M BANCORP. F&M Bancorp retained Wheat First to render its opinion to the F&M Bancorp Board as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of F&M Bancorp Common Stock. Wheat First is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The F&M Bancorp Board selected Wheat First to render its opinion in connection with the Merger on the basis of such firm's expertise. Wheat First regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry, including F&M Bancorp. In the ordinary course of its business, Wheat First and its affiliates may actively trade in the equity securities of F&M Bancorp or Monocacy for its account and the accounts of its customers, and therefore may from time to time hold long or short positions in such securities.

    Representatives of Wheat First attended the meeting of the F&M Bancorp Board on September 3, 1998 at which the Merger Agreement was considered and approved. At the meeting, Wheat First issued a written opinion that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of F&M Bancorp Common Stock. Wheat First also issued a written opinion to the F&M Bancorp Board dated as of the date of this Joint Proxy Statement-Prospectus, reconfirming that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of F&M Bancorp Common Stock.

    The full text of Wheat First's opinion, which sets forth certain assumptions made, matters considered and limitations on review undertaken is attached as Appendix C to this Joint Proxy Statement-Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Joint Proxy Statement-Prospectus. The summary of the opinion of Wheat First set forth in this Joint Proxy Statement-Prospectus is qualified in its entirety by reference to the opinion. No limitations were imposed by the F&M Bancorp Board upon Wheat First with respect to the investigations made or procedures followed by it in rendering the F&M Bancorp fairness opinion. Wheat First's opinion has been furnished to the F&M Bancorp Board for its benefit and use. Wheat First's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of F&M Bancorp Common Stock and does not constitute a recommendation to any stockholder of F&M Bancorp as to how such stockholder should vote on the Merger.

    In arriving at its opinion dated as of September 3, 1998, Wheat First reviewed certain publicly available business and financial information relating to F&M Bancorp and Monocacy and certain other information provided to it, including the following: (i) F&M Bancorp's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1997; (ii) F&M Bancorp's Quarterly Reports on Form 10-Q and related financial information for the quarterly periods ended June 30, 1998 and March 31, 1998; (iii) Monocacy's Annual Reports to Stockholders, Annual Reports on Form 10-KSB and related financial information for the three fiscal years ended December 31, 1997; (iv) Monocacy's Quarterly Reports on Form 10-Q and related financial information for the quarterly periods ended June 30, 1998 and March 31, 1998 and certain information made available by the management of Monocacy for the period ended July 31, 1998; (v) certain publicly available information with respect to historical market prices and trading activities for F&M Bancorp Common Stock and Monocacy Common Stock and for certain publicly traded financial institutions which Wheat First deemed relevant; (vi) certain publicly available information with respect to banking companies and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant; (vii) the Merger Agreement; (viii) certain estimates of the cost savings and revenue enhancements projected by F&M Bancorp and Monocacy for the combined company; (ix) other financial information concerning the businesses and operations of F&M Bancorp and Monocacy, including certain audited financial information and certain internal financial analyses and forecasts for F&M Bancorp and Monocacy prepared by senior managements of these companies; and
(x) such financial studies, analyses, inquiries and other matters as Wheat First deemed necessary. In addition, Wheat First met with members of the senior managements of F&M Bancorp and Monocacy to discuss the business and prospects of each company.

    In connection with its review, Wheat First relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including representations and warranties of F&M Bancorp and Monocacy included in the Merger Agreement, and Wheat First has not assumed any responsibility for independent verification of such information. Wheat First relied upon the managements of F&M Bancorp and Monocacy as to the reasonableness and achievability of their financial and operational forecasts and projections, and the assumptions and bases therefor, provided to Wheat First, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Wheat First also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for F&M Bancorp and Monocacy are adequate to cover such losses. Wheat First did not review any individual credit files of F&M Bancorp and Monocacy, nor did it make an independent evaluation or appraisal of the assets or liabilities of F&M Bancorp and Monocacy. Wheat First also assumed that the Merger will be consummated in accordance with the terms and conditions of the Merger Agreement in due course without unnecessary delay.

    Additionally, Wheat First considered certain financial and stock market data of F&M Bancorp and Monocacy and compared that data with similar data for certain publicly-held financial institutions and considered the financial terms of certain other comparable transactions that recently have been announced or effected, as further discussed below.

    In connection with rendering its opinion, Wheat First performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the Exchange Ratio to holders of F&M Bancorp Common Stock was to some extent a subjective one based on the experience and judgment of Wheat First and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Wheat First believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Wheat First's view of the actual value of F&M Bancorp or Monocacy.

    In performing its analyses, Wheat First made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of F&M Bancorp or Monocacy. The analyses performed by Wheat First are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Wheat First assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to F&M Bancorp.

    Wheat First's opinion is just one of the many factors taken into consideration by the F&M Bancorp Board in determining to approve the Merger Agreement. Wheat First's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for F&M

Bancorp, nor does it address the effect of any other business combination in which F&M Bancorp might engage.

    The following is a summary of the analyses performed by Wheat First in connection with its opinion delivered to the F&M Bancorp Board on September 3, 1998:

    ANALYSIS OF SELECTED TRANSACTIONS. Wheat First performed an analysis of premiums paid in thirteen selected transactions (the "Selected Transactions"). Wheat First compiled the Selected Transactions by researching acquisitions of banks or bank holding companies headquartered in the District of Columbia, Delaware, Maryland, New Jersey, Pennsylvania, Virginia or West Virginia which were announced between August 1, 1997 and September 1, 1998 which had deal values between $50 and $250 million. Wheat First compared valuation multiples for the Selected Transactions to the multiples implied by the Exchange Ratio offered to Monocacy in the Merger. The Selected Transactions included the following pending and completed transactions: Commerce Bancorp, Inc./Community First Banking; National Penn Bancshares, Inc./Elverson National Bank; One Valley Bancorp, Inc./Summit Bankshares, Inc.; JeffBanks, Inc./Regent Bancshares Corp.; Fulton Financial Corporation/Ambassador Bank of the Commonwealth; BB&T Corp./ Franklin Bancorporation, Inc.; Sovereign Bancorp, Inc./Carnegie Bancorp; Citizens Bancshares, Inc./ Century Financial Corporation; Community Banks, Inc./Peoples State Bank; WesBanco, Inc./Commerical BancShares, Incorporated; United Bankshares, Inc./George Mason Bankshares, Inc.; Fulton Financial Corporation/Keystone Heritage Group, Inc.; and First Union Corporation/Covenant Bancorp, Inc.

    Based on the market value of F&M Bancorp Common Stock on September 2, 1998, and financial data for Monocacy as of June 30, 1998, the analysis of the implied value based on the Exchange Ratio offered by F&M Bancorp to Monocacy yielded the following values: (i) price to book value of 326.3% compared to an average of 322.8%, a minimum of 253.7%, and a maximum of 474.2% for the Selected Transactions; (ii) price to latest quarter earnings per share annualized of 32.7x compared to an average of 25.1x, a minimum of 16.9x, and a maximum of 42.1x for the Selected Transactions; and (iii) premium to market price of 52.7% compared to an average of 32.4%, a minimum of 2.0%, and a maximum of 76.8% for the Selected Transactions.

    The following comparisons were based on financial data as of and for the twelve month reporting period ended June 30, 1998, for Monocacy and the twelve month reporting period prior to the announcement of each transaction for each acquiree in the Selected Transactions. Monocacy had: (i) equity to assets of 8.58% compared to an average of 8.69%, a minimum of 6.24%, and a maximum of 15.50% for the Selected Transaction acquirees; (ii) nonaccrual loans plus loans 90 days past due to total assets of 0.31% compared to an average of 0.62%, a minimum of 0.09%, and a maximum of 1.35% for the Selected Transaction acquirees;
(iii) efficiency ratio of 74.91% compared to an average of 65.78%, a minimum of 46.12%, and a maximum of 108.34% for the Selected Transaction acquirees; and
(iv) return on average assets before extraordinary items of 0.81% compared to an average of 1.14%, a minimum of 0.48%, and a maximum of 1.85% for the Selected Transaction acquirees.

    IMPACT ANALYSIS. Wheat First estimated the potential impact of the transaction to F&M Bancorp's book value and 1999 estimated earnings per share assuming that the Merger qualifies as a pooling-of-interests for accounting and financial reporting purposes. Utilizing financial data as of June 30, 1998 for both F&M Bancorp and Monocacy, and assuming certain adjustments to the equity of Monocacy, Wheat First noted that the Merger could result in 10.54% dilution to F&M Bancorp's book value per share. Wheat First also noted that, assuming certain fully phased-in expense savings and revenue enhancements (based on projections by F&M Bancorp management), the Merger could result in 0.11% accretion to F&M Bancorp's 1999 estimated earnings per share.

    DISCOUNTED DIVIDENDS ANALYSIS. Using discounted dividends analysis, Wheat First estimated the present value of the future stream of dividends that Monocacy could produce over the next five years, assuming the company performed in accordance with the earnings forecasts of management, maintained consistent capital ratios at the bank level, and that assumed levels of expense savings and revenue enhancements were achieved. Wheat First then estimated the terminal values for Monocacy at the end of the period by applying multiples ranging from 17 times to 21 times earnings projected in year five. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 15% to 17%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of F&M Bancorp Common Stock. This discounted dividend analysis indicated reference ranges of between $40.18 and $51.52 per share for Monocacy Common Stock. These values compare to the implied consideration based on the Exchange Ratio offered by F&M Bancorp to Monocacy in the Merger of $45.81 based on the market value of F&M Bancorp Common Stock on September 2, 1998.

    No company or transaction used as a comparison in the above analysis is identical to F&M Bancorp, Monocacy or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

    In connection with its written opinion dated as of the date of this Joint Proxy Statement-Prospectus, Wheat First confirmed the appropriateness of its reliance on the analyses used to render its September 3, 1998, opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

    Wheat First's opinion in Appendix C, dated as of the date of this Joint Proxy Statement-Prospectus, is based solely upon the information available to Wheat First and the economic, market and other circumstances as they existed as of such date. Events occurring after that date could materially affect the assumptions and conclusions contained in Wheat First's opinion. Wheat First has not undertaken to reaffirm or revise its opinion or otherwise comment on any events occurring after the date of its opinion.

    As compensation for Wheat First's services, F&M Bancorp has agreed to pay Wheat First a fee equal to $75,000 payable on the Effective Date. F&M Bancorp has agreed also to reimburse Wheat First for its out-of-pocket expenses incurred in connection with the activities contemplated by its engagement, regardless of whether the Merger is consummated. F&M Bancorp has further agreed to indemnify Wheat First against certain liabilities, including certain liabilities under federal securities laws. The payment of the above fee is not contingent upon Wheat First rendering a favorable opinion with respect to the Merger.

    MONOCACY. The Strategic Initiatives Committee of the Monocacy Board retained RP Financial in March 1998 to evaluate the financial merits of various strategic options, including potential strategic mergers. In August 1998, the Monocacy Board engaged RP Financial as its financial advisor in conjunction with the Merger, which included negotiating financial terms of the Merger with F&M Bancorp and rendering its opinion with respect to the fairness of the merger consideration from a financial point of view to Monocacy stockholders in the event Monocacy entered into an agreement to be acquired. In requesting RP Financial's advice and opinion, the Monocacy Board did not give any special instructions to RP Financial, nor did it impose any limitations upon the scope of the investigation that RP Financial might wish to conduct to enable it to give its opinion. RP Financial has delivered to Monocacy its written opinion, dated September 4, 1998, and its updated opinion as of the date of this Joint Proxy Statement-Prospectus, to the effect that, based upon and subject to the matters set forth therein, as of the date thereof, the merger consideration is fair to the holders of Monocacy Common Stock from a financial point of view. The opinion of RP Financial is directed toward the consideration to be received by Monocacy stockholders and does not constitute a recommendation to any Monocacy stockholder to vote in favor of approval of the Merger Agreement. A copy of the RP Financial opinion is set forth as Appendix D to this Joint Proxy Statement-Prospectus and should be read in its entirety by stockholders of Monocacy. RP Financial has consented to the inclusion and description of its written opinion in this Joint Proxy Statement-Prospectus.

    RP Financial was selected by Monocacy to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes, including its expertise in connection with mergers and acquisitions of commercial banks and thrift institutions (and their respective holding companies, if applicable). RP Financial was engaged by Monocacy on August 26, 1998, pursuant to terms set forth in a mutually executed engagement letter ("Engagement Letter"). Inclusive of its related services for which it was paid approximately $17,000 prior to the Engagement Letter, RP Financial estimates that it will receive from Monocacy total professional fees of approximately $80,000, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, Monocacy has agreed to indemnify and hold harmless to the fullest extent permitted by law, RP Financial, any affiliates of RP Financial, and the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under the Engagement Letter from and against any and all losses, claims, damages and liabilities, joint or several, that RP Financial may become obligated to pay, to which RP Financial may become subject or for which RP Financial may become liable, in connection with any of the services rendered pursuant to or matters that are the subject of or arise out of the services rendered pursuant to the Engagement Letter, provided that Monocacy will be under no obligation to indemnify or hold harmless RP Financial thereunder if a court of competent jurisdiction determines by a final nonappealable judgment that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought thereunder. Any time devoted by employees of RP Financial to situations for which indemnification is provided hereunder shall be an indemnifiable cost payable by Monocacy at the normal hourly professional rate chargeable by such employee. Monocacy shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes Monocacy: (1) a written statement of RP Financial's good faith belief that it is entitled to indemnification thereunder; and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.

    In rendering its fairness opinion, RP Financial reviewed and analyzed the following material, the most recent of which includes: (i) the Merger Agreement including exhibits; (ii) financial and other information for Monocacy, all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations and shareholder information from (a) audited financial statements for the last three fiscal years and unaudited financial statements for the current fiscal year to date incorporated in stockholder, regulatory and internal financial and other reports; (b) the most recent two proxy statements; and (c) executive management and Board comments regarding historical, current and anticipated business, operations and financial performance and condition; and (iii) financial and other information for F&M Bancorp, with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations and shareholder information from F&M Bancorp's (a) audited financial statements for the last three fiscal years and unaudited financial statements for the current fiscal year to date incorporated in stockholder, regulatory and internal financial and other reports; (b) the most recent three proxy statements of F&M Bancorp and (c) executive management comments regarding historical, current and anticipated business, operations and financial performance and condition.

    In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning Monocacy and F&M Bancorp furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and other third party data and information referenced above. Monocacy and F&M Bancorp did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Monocacy or F&M Bancorp.

    RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Merger Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on F&M Bancorp that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Merger Agreement.

    RP Financial's opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of September 4, 1998 and as of the date of this Joint Proxy Statement-Prospectus; events occurring after the most recent of those dates could materially affect the assumptions used in preparing the opinion.

    RP Financial's opinion is just one of the many factors taken into consideration by the Monocacy Board in determining to approve the Merger Agreement. See "--Recommendation of the Boards of Directors; Reasons for the Merger" on page 23. RP Financial's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Monocacy, nor does it address the effect of any other business combination in which Monocacy might engage.

    In connection with rendering its opinion dated September 4, 1998 and updated as of the date of this Joint Proxy Statement-Prospectus, RP Financial performed a variety of financial analyses that are summarized below. Although the evaluation of the fairness, from a financial point of view, of the consideration to be received by Monocacy stockholders in the Merger was to some extent subjective based on the experience and judgment of RP Financial, and not merely the result of mathematical analyses of financial data, RP Financial relied, in part, on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. RP Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial took into account its assessment of general business, market, monetary, financial and economic conditions, industry performance and other matters, many of which are beyond the control of Monocacy and F&M Bancorp, as well as RP Financial's experience in securities valuation, its knowledge of financial institutions and its experience in similar transactions. With respect to the comparable transactions analysis described below, no public company utilized as a comparison is identical to Monocacy and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition values of the companies concerned. The analyses were prepared solely for purposes of RP Financial providing its opinion as to the fairness of the Merger consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results of values, which may be significantly more or less favorable than such estimates. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

    COMPARABLE TRANSACTIONS ANALYSIS. RP Financial compared the Merger on the basis of acquisition pricing multiples or ratios of reported earnings, book value, tangible book value, assets, core deposit premium and control premium of Monocacy implied by the Merger consideration to be paid to the holders of Monocacy Common Stock with the same ratios in pending and completed acquisitions of MidAtlantic Region publicly-traded and non-publicly traded commercial banks and bank holding companies. The MidAtlantic Regional acquisitions pending or completed from 1996 to date included 124 banks and bank holding companies with assets up to $310 billion. Also, RP Financial compared the Merger acquisition pricing multiples or ratios to a subset of more recent MidAtlantic regional acquisitions, specifically 57 pending acquisitions and those which closed during 1998. The median acquisition pricing multiples or ratios at announcement for the larger MidAtlantic group and the more recent subset are set forth below. The acquisition pricing ratios presented in the table below reflect pricing ratios at the time such deals were announced. The subsequent market correction has reduced the acquisition pricing multiples for the majority of the pending transactions included in these two groups.

                                                                            MIDATLANTIC REGION COMMERCIAL BANK AND
                                                                              BANK HOLDING COMPANY ACQUISITIONS
                                                                           ----------------------------------------
                                                                           PENDING AND CLOSED   PENDING AND CLOSED
                                                                             1996 TO PRESENT      1998 TO PRESENT
                                                                           -------------------  -------------------
Price/Book...............................................................          239.54%              288.34%
Price/Tangible Book......................................................          242.72%              288.34%
Price/Earnings (1).......................................................           21.67x               26.79x
Price/Assets.............................................................           22.35%               28.42%
Tangible Book Prem./Core Deposits........................................           17.77%               26.63%
Control Premium (2)......................................................            1.25x                1.21x

------------------------

(1) Based on 4 quarter earnings prior to announcement.

(2) Based on seller price per share one day prior to the merger announcement.

    In comparison, Monocacy was generally smaller and maintained lower levels of capitalization and profitability, both in terms of average assets and average equity. The common stock of Monocacy maintained a lower level of liquidity to these groups on average. Monocacy's acquisition pricing multiples or ratios for price/earnings, price/tangible book, price/assets, core deposit premium and control premium falls within the range of this group assuming the merger consideration was equivalent to the closing price of F&M Bancorp stock on October 9, 1998 and the number of shares of Monocacy common stock then outstanding. Specifically, the merger consideration of $39.95, based on F&M Bancorp's closing price as of October 9, 1998 indicated the following pricing ratios for shares of Monocacy Common Stock, based on financial statements as of June 30, 1998: 322.96 percent of reported tangible book value; 24.41 percent of assets; 22.08 percent premium on core deposits, a control premium of 1.19 times and 21.3 times earnings, based on earnings for the six months ended June 30, 1998 annualized. Monocacy's earnings for the six months ended June 30, 1998 included gains on the sale of securities. Excluding these gains and annualizing Monocacy's net income, the price/earning multiple would approximate 31.0 times.

    No company or transaction used in this composite is identical to Monocacy or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading values of the securities of the company or companies to which they are being compared.

    DISCOUNTED CASH FLOW ANALYSIS. In applying the discounted cash flow analysis, RP Financial estimated the present value of both future dividends over a five year period and a range of low, moderate and high terminal values at the end of the fifth year, reflecting growth and profitability scenarios comparable to and in excess of Monocacy's average performance over the last five years. The price/tangible book value and price/earnings multiples utilized to determine the terminal value range were derived from the comparable transaction analysis discussed above. The cash flows were then discounted to present value based on a 15 percent discount rate incorporating the earnings capitalization rate of publicly-traded banks, the Treasury yield curve (i.e. the risk-free rate) and perceived investment risks in the Monocacy Common Stock. The merger consideration, assuming the closing price of F&M Bancorp Common Stock on October 9, 1998 and the number of shares of Monocacy Common Stock then outstanding, exceeds the upper end of the range of discounted cash flows based on growth and profitability scenarios comparable to recent performance and is at the upper end of the range of the discounted cash flows based on growth and profitability scenarios in excess of recent performance.

    PRO FORMA IMPACT ANALYSIS. RP Financial's analysis considered the pro forma impact of the Merger on F&M Bancorp, including financial condition, operations, size, market area served, market capitalization and liquidity of the stock. The increased size, market capitalization and market area served is expected to position F&M Bancorp as a more competitive institution. The increased number of shares as a result of the Merger is expected to favorably influence the liquidity of F&M Bancorp's Common Stock. The Merger is estimated to be dilutive to F&M Bancorp's pro forma tangible book value per share and accretive to earnings per share in 1999, incorporating anticipated merger synergies (before one-time merger adjustments).

    As described above, RP Financial's opinion and presentation to the Monocacy Board was one of many factors taken into consideration by the Monocacy Board in making its determination to approve the Merger Agreement. Although the foregoing summary describes the material components of the analyses provided by RP Financial as of September 4, 1998 and updated as of the date of this Joint Proxy Statement-Prospectus, in connection with its opinion as of those dates, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Appendix D hereto, which Monocacy's stockholders are urged to read in its entirety.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    GENERAL. In connection with its approval of the Merger Agreement and the transactions contemplated thereby, the Monocacy Board considered the interests of members of the Board of Directors and certain executive officers of Monocacy in the Merger that differed from those interests of stockholders generally, including interests relating to provisions in the Merger Agreement with respect to indemnification and insurance, employee benefits and the election of certain members of the Monocacy Board as directors of F&M Bancorp and Farmers & Mechanics National Bank upon consummation of the Merger. In addition, the Monocacy Board also considered the acceleration of stock options as a result of the signing of the Merger Agreement and certain employment and severance arrangements with officers.

    INDEMNIFICATION; INSURANCE. The Merger Agreement provides that, after the consummation of the Merger, F&M Bancorp shall indemnify and hold harmless, as and to the extent provided by Maryland law, the former directors and officers of Monocacy and its subsidiaries against all claims to which they become subject arising out of actions or omissions occurring at or prior to the consummation of the Merger, including as a result of the transactions contemplated by the Merger Agreement. In addition, F&M Bancorp has agreed to maintain in effect for a period of six years after the Effective Time of the Merger directors and officers liability insurance coverage with respect to wrongful acts or omissions committed or allegedly committed prior to the Effective Time by officers or directors of Monocacy.

    STOCK OPTIONS. As of September 3, 1998, the date immediately prior to the date on which the Merger Agreement was signed, approximately 86,945 options to purchase Monocacy Common Stock ("Monocacy Options") were outstanding under the 1994 Stock Incentive Plan and the 1997 Independent Directors' Stock Option Plan, of which 49,495 were fully vested and exercisable. The remaining Monocacy Options either automatically became exercisable upon the execution of the Merger Agreement (provided that if the transactions contemplated by the Merger Agreement are not consummated, such options will no longer be vested and will be treated as if the Merger Agreement had not been executed) or will become exercisable upon consummation of the Merger. All Monocacy Options that are not exercised prior to the Effective Time are expected to be assumed by F&M Bancorp and converted to the right to receive F&M Bancorp Common Stock under the terms contained in the Merger Agreement. See "--Treatment of Outstanding Monocacy Options" on page 20.

    EMPLOYEE BENEFITS. The Merger Agreement provides that, after the consummation of the Merger, the employees of Monocacy and its subsidiaries shall be entitled to participate in F&M Bancorp's employee benefit plans in which similarly situated employees of F&M Bancorp or its subsidiaries participate, to the same extent as comparable employees of F&M Bancorp or its subsidiaries. With respect to each employee benefit plan of F&M Bancorp, for purposes of determining eligibility to participate, vesting and entitlement to benefits, including severance benefits and vacation entitlement (but not for accrual of pension benefits), service with Monocacy will be treated as service with F&M Bancorp. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations. Monocacy employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as those such amounts had been paid in accordance with the terms and conditions of the F&M Bancorp employee benefit plans. F&M Bancorp intends to continue each of the existing Monocacy employee benefit plans to which there exists a corresponding F&M Bancorp employee benefit plan until the date on which the inclusion of Monocacy employees in F&M Bancorp's corresponding plan occurs. F&M Bancorp and its subsidiaries have agreed to honor, in accordance with their terms, all employment, severance and other compensation agreements and arrangements existing prior to the execution of the Merger Agreement which are between Monocacy or its subsidiaries and any director, officer or employee of Monocacy or its subsidiaries. Specifically, under the terms of an Employment Agreement between Taneytown and Michael K. Walsch, Executive Vice President and Chief Operating Officer of Taneytown, Mr. Walsch would be entitled to (a) certain severance payments and other severance benefits if Taneytown terminates his employment other than for Good Cause (as defined in the Employment Agreement) prior to the consummation of the Merger, or (b) Change of Control Payments (as defined in the Employment Agreement) and other severance benefits in the event that after the consummation of the Merger, F&M Bancorp or any of its subsidiaries terminates Mr. Walsch's employment for reasons other than for Good Cause or Mr. Walsch terminates his employment for Good Reason (as defined in the Employment Agreement). In addition, notwithstanding anything in the Employment Agreement to the contrary, a termination by Mr. Walsch for any reason during the thirty day period immediately following the first anniversary of the date of the change of control shall be deemed to be a termination for Good Reason for all purposes of the Employment Agreement. Change of Control Payments shall be calculated utilizing a formula provided in the Employment Agreement and generally shall be paid one-third (1/3) in a lump sum in cash on the first day of the second month after the date of termination and with the remaining balance paid to Mr. Walsch in equal monthly consecutive installments, without interest, for, depending upon the date of termination, up to three years. The Change of Control Payments could, under particular circumstances, be in an aggregate amount equal to $555,270, assuming current salary and maximum current bonus levels.

    DIRECTORSHIPS. The Merger Agreement provides that F&M Bancorp will take all action necessary or appropriate to cause Eric E. Glass, Chairman of the Monocacy Board and acting Chief Executive Officer of Monocacy and Taneytown, and Donald
R. Hull, Vice Chairman of the Monocacy Board and of the Board of Directors of Taneytown, to be appointed directors of each of F&M Bancorp and Farmers & Mechanics National Bank upon consummation of the Merger.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    MONOCACY. As promptly as practicable after the Effective Time, and in no event more than five business days thereafter, a bank or trust company selected by F&M Bancorp and reasonably satisfactory to Monocacy, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each former holder of record of Monocacy Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of Monocacy Common Stock for certificates representing shares of F&M Bancorp Common Stock and cash in lieu of fractional shares.

    HOLDERS OF MONOCACY COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT, AND SHOULD NOT RETURN SUCH STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    Upon surrender to the Exchange Agent of one or more certificates representing shares of Monocacy Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder of Monocacy Common Stock surrendering such items a certificate or certificates representing the number of shares of F&M Bancorp Common Stock to which such holder is entitled, if any, and, where applicable, a check for the amount representing any fractional share determined in the manner described below, without interest. The Monocacy certificate or certificates so surrendered will be cancelled.

    No dividend or other distribution declared after the Effective Time with respect to F&M Bancorp Common Stock will be paid to the holder of any unsurrendered Monocacy certificate until the holder surrenders such certificate, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

    After the Effective Time, there will be no transfers on the stock transfer books of Monocacy of shares of Monocacy Common Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of Monocacy Common Stock are presented for transfer after the Effective Time, they will be cancelled and exchanged for certificates representing shares of F&M Bancorp Common Stock.

    None of the Exchange Agent, F&M Bancorp or Monocacy, or any other person, will be liable to any former holder of Monocacy Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    If a certificate for Monocacy Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

    No fractional shares of F&M Bancorp Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of Monocacy Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of F&M Bancorp Common Stock will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of F&M Bancorp Common Stock multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share which such holder would otherwise have been entitled to receive.

    F&M BANCORP. Shares of F&M Bancorp Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and be unaffected by the Merger, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Merger.

CONDITIONS TO THE MERGER

    The respective obligations of F&M Bancorp and Monocacy to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time: (i) approval of the Merger Agreement by the affirmative votes of the holders of two-thirds of the outstanding shares of Monocacy Common Stock and F&M Bancorp Common Stock entitled to vote thereon; (ii) the shares of F&M Bancorp Common Stock issuable to holders of Monocacy Common Stock pursuant to the Merger shall have been authorized for quotation on Nasdaq/NMS, subject to official notice of issuance; (iii) approval of the Merger Agreement and the transactions contemplated thereby (including the Merger and the Subsidiary Bank Merger) by the appropriate governmental authorities (all such governmental authorities being referred to as the "Governmental Entities"), and the expiration of any statutory waiting periods in respect thereof (collectively, the "Requisite Regulatory Approvals") (see "-- Regulatory Approvals Required for the Merger" below); (iv) the Registration Statement of which this Joint Proxy Statement-Prospectus forms a part will have become effective under the Securities Act of 1933, as amended (the "Securities Act") and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the Securities and Exchange Commission (the "Commission"); (v) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") which prohibits the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement will be in effect and (vi) no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Subsidiary Bank Merger.

    The obligations of F&M Bancorp to effect the Merger are further subject to the satisfaction, or waiver by F&M Bancorp, of the following conditions: (i) the representations and warranties of Monocacy contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of determining the satisfaction of the condition described in this clause (i), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would have a Material Adverse Effect (as defined below) on Monocacy; (ii) Monocacy shall have duly performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (iii) no proceeding initiated by a federal agency or state banking authority seeking an Injunction shall be pending; (iv) F&M Bancorp shall have received an opinion of its counsel, in form and substance reasonably satisfactory to F&M Bancorp, dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code (see "-- Certain Federal Income Tax Consequences" below); and (v) F&M Bancorp shall have received a letter addressed to F&M Bancorp, dated as of the Effective Time, from F&M Bancorp's independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment.

    The Merger Agreement defines a "Material Adverse Effect," when applied to a party to the Merger Agreement, as a material adverse effect on (i) the business, results of operations or financial condition of such party and its subsidiaries taken as whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities,
(y) any change in GAAP or regulatory accounting principles applicable to banks or their holding companies generally, or (z) any action or omission of Monocacy or F&M Bancorp or any subsidiary of either of them taken with the prior written consent of the other party or (ii) the ability of such party and its subsidiaries to consummate the transactions contemplated by the Merger Agreement.

    The obligations of Monocacy to effect the Merger are further subject to the satisfaction, or waiver by Monocacy of the following conditions: (i) the representations and warranties of F&M Bancorp contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of determining the satisfaction of the condition described in this clause (i), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would have a Material Adverse Effect on F&M Bancorp; (ii) F&M Bancorp shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (iii) no proceeding initiated by any federal agency or state banking authority seeking an Injunction shall be pending; (iv) Monocacy shall have received from its counsel an opinion, in form and substance reasonably satisfactory to Monocacy, dated as of the Effective Time, to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger and the Subsidiary Bank Merger will each be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes (A) no gain or loss will be recognized by Monocacy as a result of the Merger; (B) no gain or loss will be recognized by Taneytown as a result of the Subsidiary Bank Merger; (C) no gain or loss will be recognized by the stockholders of Monocacy who exchange all of their Monocacy Common Stock solely for F&M Bancorp Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in F&M Bancorp Common Stock); and (D) the aggregate tax basis of F&M Bancorp Common Stock received by stockholders who exchange all of their Monocacy Common Stock solely for F&M Bancorp Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Monocacy Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received) (see "-- Certain Federal Income Tax Consequences" below); and (v) Monocacy shall have received a letter addressed to F&M Bancorp, dated as of the Effective Time, from F&M Bancorp's independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment.

    No assurance can be provided as to when, or whether, the regulatory consents and approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "-- Regulatory Approvals Required for the Merger" below. If the Merger is not effected on or before June 30, 1999, the Merger Agreement may be terminated by a vote of a majority of the Board of Directors of either F&M Bancorp or Monocacy unless the failure to effect the Merger by such date is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    Under the Merger Agreement, the respective obligations of F&M Bancorp and Monocacy to effect the Merger are conditioned upon, among other things, the receipt of all Requisite Regulatory Approvals. The Requisite Regulatory Approvals include the approval of the OCC of the Subsidiary Bank Merger under the Bank Merger Act. In view of the OCC's consideration under the Bank Merger Act of the Subsidiary Bank Merger, which will occur contemporaneously with the Merger, the Federal Reserve Board may waive application requirements for prior approval of the Merger under the BHC Act and the Federal Reserve Board's Regulation Y. F&M Bancorp has requested and received such a waiver from the Federal Reserve Board. Notice of the Merger and the Subsidiary Bank Merger also has been provided to the Maryland Commissioner of Financial Regulation, and the Commissioner will be notified when the Merger and the Subsidiary Bank Merger are consummated.

    Under the Bank Merger Act, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed organizations and the convenience and needs of the communities to be served. In considering financial and managerial factors, the OCC will evaluate, among other things, the adequacy of the capital of the parties to the transaction. In addition, the OCC will assess the degree to which the parties are taking appropriate steps to assure that their electronic data processing systems and those of their vendors are Year 2000 compliant and their plans for ensuring Year 2000 readiness of the resulting organization.

    The OCC is prohibited from approving any transaction if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or if its effect in any section of the United States would be substantially to lessen competition, or to tend to create a monopoly, or result in a restraint of trade, unless the OCC finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

    In addition, under the Community Reinvestment Act of 1977, as amended, the OCC must take into account the record of performance of each of the depository institution subsidiaries of F&M Bancorp and Monocacy in meeting the credit needs of its assessment area, including low- and moderate-income neighborhoods. OCC regulations require publication of notice of, and the opportunity for public comment on, the proposed transaction, and the OCC may hold a public hearing, if deemed appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review by the OCC.

    Assuming OCC approval, the Merger may not be consummated until 30 days after such approval, during which time the Department of Justice may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and operations, except that, with the approval of the OCC and the Department of Justice, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the OCC approval of the Merger unless a court specifically orders otherwise.

    Applications or notices for the foregoing regulatory approvals have been filed with the applicable regulatory authorities. The Merger and the Subsidiary Bank Merger will not proceed in the absence of all such approvals, and there can be no assurance that all such approvals will be obtained. Further, if approved, there can be no assurance as to the date of such approvals, or that such approvals will not be conditioned upon matters that would be detrimental to F&M Bancorp.

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the Merger Agreement, Monocacy has agreed that until the Effective Time, except as provided in the Merger Agreement, the Stock Option Agreement (as defined below) or with the prior consent of F&M Bancorp, Monocacy and its subsidiaries will carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. Monocacy has agreed to use its reasonable efforts to (x) preserve its business organization and that of its subsidiaries intact, (y) keep available to itself and F&M Bancorp the present services of its and its subsidiaries' employees and (z) preserve for itself and F&M Bancorp the goodwill of its and its subsidiaries' customers and others with whom business relationships exist.

    The Merger Agreement also contains certain restrictions on the conduct of Monocacy's business pending consummation of the Merger. In particular, the Merger Agreement provides that, except as provided in the Merger Agreement or with the prior written consent of F&M Bancorp, Monocacy and its subsidiaries may not, among other things, (i) solely in the case of Monocacy, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends in an amount of no more than $0.12 per share of Monocacy Common Stock, (ii)(a) subject to certain exceptions, split, combine or reclassify any shares of its capital stock or (b) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of Monocacy or any of its subsidiaries or securities convertible into or exercisable therefor, (iii) subject to certain exceptions, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into or exchangeable therefor, (iv) amend its Articles of Incorporation, Bylaws or other similar governing documents, (v) make any capital expenditures other than those which are in the ordinary course of business or as necessary to maintain existing assets in good repair, and in any event are in an amount of no more than $100,000 in the aggregate, (vi) enter into any new line of business, (vii) subject to certain exceptions, acquire or agree to acquire any business or entity or otherwise acquire any assets which would be material to Monocacy, (viii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, (ix) change its methods of accounting in effect at June 30, 1998, subject to certain exceptions, (x)(a) subject to certain exceptions, adopt, amend or terminate (except as may be required by law) any employee benefit plan or agreement, arrangement, plan or policy between Monocacy or any of its subsidiaries and any of its current or former directors, officers and employees or (b) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (xi) take or cause to be taken any action that would cause the Merger to fail to qualify (a) for pooling of interests accounting treatment or (b) as a tax-free reorganization under
Section 368(a) of the Code, PROVIDED, HOWEVER, that nothing contained in the Merger Agreement will limit the ability of F&M Bancorp to exercise its rights under the Stock Option Agreement, (xii) other than in the ordinary course of business consistent with past practice, dispose of or encumber or agree to dispose of or encumber its material assets, properties or other rights or agreements, (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other entity,
(xiv) file any application to relocate or terminate the operations of any of its banking offices, (xv) subject to certain exceptions, invest or commit to invest in real estate or any real estate development project, (xvi) create, renew, amend or terminate or give notice to do the same with respect to any material contract, agreement or lease for goods, services or office space to which Monocacy or any of its subsidiaries is a party or by which Monocacy or any of its subsidiaries or their respective properties is bound, (xvii) other than in prior consultation with F&M Bancorp, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or (xviii) agree to do any of the foregoing.

    Monocacy also has agreed in the Merger Agreement that neither it nor any of its subsidiaries will authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Monocacy Board as advised by such board's counsel, (i) recommend or endorse any takeover proposal,
(ii) participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal, or
(iii) otherwise facilitate any effort or attempt to make or implement a takeover proposal, provided that Monocacy may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Monocacy Board, based upon the advice of outside counsel, such communication is required under applicable law. The Merger Agreement permits the Monocacy Board to (x) to the extent applicable, comply with Rule 14e-2 and/or Rule 14d-9 promulgated under the Exchange Act or (y) furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited, written BONA FIDE proposal regarding a takeover proposal if, and only to the extent that (A) the Monocacy Board concludes in good faith, after consultation with and based upon the advice of outside counsel, that it is legally required to furnish such information or enter into such discussions or negotiations in order to comply with its fiduciary duties to stockholders under applicable law, (B) prior to taking such action, Monocacy receives from such person or entity an executed confidentiality agreement and an executed standstill agreement, each in reasonably customary form (provided that such agreement is at least as limiting as any such agreement between F&M Bancorp and Monocacy), and (C) the Monocacy Board, after consultation with and based upon the advice of its financial advisor, concludes in good faith that the proposal regarding the takeover proposal contains an offer of consideration that is greater than the consideration set forth herein. Monocacy agreed to immediately cease any activities, discussions or negotiations previously conducted with any parties other than F&M Bancorp with respect to any of the foregoing. Monocacy also agreed that it will notify F&M Bancorp immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Monocacy, and will promptly inform F&M Bancorp in writing of the relevant details with respect to the foregoing. As used in the Merger Agreement, "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Monocacy or any subsidiary of Monocacy or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Monocacy or any subsidiary of Monocacy other than the transactions contemplated or permitted by the Merger Agreement and the Stock Option Agreement.

    Pursuant to the Merger Agreement, F&M Bancorp has agreed that, subject to certain exceptions, it and its subsidiaries will carry on their respective businesses in the ordinary course consistent with prudent banking practice. F&M Bancorp has also agreed to use its best efforts to preserve its business organization and that of its subsidiaries intact, to keep available to itself and Monocacy the present services of F&M Bancorp's and its subsidiaries' employees and to similarly preserve the goodwill of its customers and others with whom business relationships exist. F&M Bancorp has also agreed that until the Effective Time, except as provided in the Merger Agreement or with the prior written consent of Monocacy, neither F&M Bancorp nor any of its subsidiaries will (i) solely in the case of F&M Bancorp, declare or pay any extraordinary or special dividends on or make any extraordinary or special distributions in respect of its capital stock, except that nothing contained in the Merger Agreement will prohibit F&M Bancorp from increasing the quarterly cash dividend on the F&M Bancorp Common Stock, (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, (iii) change its method of accounting in effect at June 30, 1998, subject to certain exceptions, (iv) take or cause to be taken any action that would cause the Merger to fail to qualify (a) for pooling of interests accounting treatment or
(b) as a tax-free reorganization under Section 368(a) of the Code, except that nothing contained in the Merger Agreement will limit the ability of F&M Bancorp to exercise its rights under the Stock Option Agreement, or (v) knowingly take any action that would result in a failure to maintain the authorization for quotation of F&M Bancorp Common Stock on Nasdaq/NMS, (vi) enter into any agreement relating to a merger, acquisition or similar transaction which would prevent or adversely decrease the probability of the consummation of the transactions contemplated by the Merger Agreement, (vii) enter into any agreement contemplating the acquisition of F&M Bancorp or Farmers & Mechanics National Bank, whether by merger or otherwise, unless the other party thereto expressly agrees to be bound by the terms of the Merger Agreement, or (viii) agree to do any of the foregoing.

WAIVER AND AMENDMENT; TERMINATION

    prior to the Effective Time, any provision of the Merger Agreement may be waived by the party benefitted by the provision or, subject to applicable law, amended or modified by an agreement in writing approved by the Boards of Directors of F&M Bancorp and Monocacy provided that, after the vote of the stockholders of Monocacy, the Merger Agreement may not be amended, without further approval of such stockholders, to reduce the amount or change the form of the consideration to be received by Monocacy stockholders other than as contemplated by the Merger Agreement.

    The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after approval of the matters presented in connection with the Merger by the stockholders of both Monocacy and F&M Bancorp, as follows: (i) by the mutual consent of F&M Bancorp and Monocacy if the Boards of Directors of each so determines by a vote of a majority of the members of the entire Board of Directors; (ii) by either F&M Bancorp or Monocacy upon written notice to the other (a) 60 days after the date on which any request or application for a Requisite Regulatory Approval is denied or withdrawn at the request of the governmental entity which must grant such approval, unless within such 60-day period a petition for rehearing or an amended application has been filed with the applicable governmental entity (or unless the failure to obtain the necessary regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements set forth in the Merger Agreement) or (b) if any governmental entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; (iii) by either F&M Bancorp or Monocacy in the event that the Merger has not been consummated by June 30, 1999, unless the failure to consummate the Merger is due to a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; (iv) by either F&M Bancorp or Monocacy (provided that the terminating party is not in breach of its obligations in the Merger Agreement with respect to the meeting of its stockholders to approve the Merger Agreement) if any approval of the stockholders of either of F&M Bancorp or Monocacy required for consummation of the

Merger Agreement shall not have been obtained; or (v) by either F&M Bancorp or Monocacy (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) in the event of (a) a material breach by the other of any of its representations or warranties contained in the Merger Agreement which is not cured within 30 days after written notice of such breach is given to the breaching party or which breach, by its nature, cannot be cured prior to the Closing or (b) a material breach of any of the covenants or agreements contained in the Merger Agreement by the other which is not cured within 30 days after written notice of such breach is given to the breaching party.

    In the event of the termination of the Merger Agreement by either F&M Bancorp or Monocacy, neither F&M Bancorp nor Monocacy will have any further obligations under the Merger Agreement except (i) for certain specified provisions of the Merger Agreement relating to confidentiality and expenses and
(ii) that no party will be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of the Merger Agreement.

RESALES OF F&M BANCORP COMMON STOCK RECEIVED IN THE MERGER

    The shares of F&M Bancorp Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any Monocacy stockholder who may be deemed to be an "affiliate" of Monocacy for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of F&M Bancorp Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Joint Proxy Statement-Prospectus does not cover any resales of F&M Bancorp Common Stock received in the Merger by persons who may be deemed to be affiliates of Monocacy. Persons who may be deemed to be affiliates of Monocacy generally include individuals or entities that control, are controlled by or are under common control with Monocacy, and may include certain officers and directors as well as principal stockholders of Monocacy.

    Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales by affiliates of the acquiring and acquired company in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the effective date of the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

    F&M Bancorp and Monocacy have each agreed in the Merger Agreement to use their best efforts to cause each person who is an affiliate (for purposes of Rule 145 of the Securities Act and for purposes of qualifying the Merger for pooling of interests accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a pooling of interests. In addition, F&M Bancorp has agreed in the Merger Agreement to use all reasonable efforts to publish, not later than 15 days after the end of the first full calendar month following the Effective Time, financial results covering at least 30 days of post-Merger combined operations.

STOCK EXCHANGE LISTING

    The F&M Bancorp Common Stock is authorized for quotation on Nasdaq/NMS. F&M Bancorp has agreed to use all commercially reasonable efforts to cause the shares of F&M Bancorp Common Stock to be issued in the Merger to be authorized for quotation on Nasdaq/NMS, subject to official notice of issuance, as of the Effective Time. The obligations of the parties to consummate the Merger are subject to authorization for quotation by Nasdaq/NMS of such shares. See "-- Conditions to the Merger" above.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded amount of assets and liabilities of F&M Bancorp and Monocacy will be combined at the Effective Time and carried forward at their previously recorded amounts and the stockholders' equity accounts of F&M Bancorp and Monocacy will be combined on F&M Bancorp's consolidated balance sheet. Income and other financial statements of F&M Bancorp issued after the Effective Time will be restated retroactively to reflect the consolidated operations of F&M Bancorp and Monocacy as if F&M Bancorp and Monocacy had always been combined.

    The Merger Agreement provides that a condition to each of F&M Bancorp's and Monocacy's obligation to consummate the Merger is the receipt of a letter from F&M Bancorp's independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment. See "-- Conditions to the Merger" above.

    The issuance of shares of Monocacy Common Stock pursuant to the Stock Option Agreement may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. See "-- Stock Option Agreement" below.

    For information concerning certain restrictions to be imposed on the transferability of F&M Bancorp Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "-- Resales of F&M Bancorp Common Stock Received in the Merger" above.

    The unaudited pro forma condensed combined financial information contained in this Joint Proxy Statement-Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of certain federal income tax consequences of the Merger and the Subsidiary Bank Merger to F&M Bancorp, Monocacy, Taneytown and holders of Monocacy Common Stock. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service (the "Service") rulings, and judicial and administrative decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that the Monocacy Common Stock is held as a "capital asset" within the meaning of Section 1221 of the Code (I.E., property generally held for investment). In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of Monocacy Common Stock in light of his or her particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, traders in securities that elect mark-to-market, dealers in securities or foreign currencies, insurance companies, persons who acquired their Monocacy Common Stock through the exercise of employee stock options or otherwise as compensation or persons who hold Monocacy Common Stock as part of a hedge, straddle or conversion transaction. In addition, this discussion does not address any state, local or foreign tax consequences of the Merger or Subsidiary Bank Merger. The opinions of such counsel referred to in this section will be based on facts existing at the Effective Time, and in rendering such opinions, such counsel will require and rely upon representations contained in certificates of officers of F&M Bancorp, Monocacy, Farmers & Mechanics National Bank, Taneytown and others.

    HOLDERS OF MONOCACY COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

    It is a condition to the obligation of F&M Bancorp to consummate the Merger that F&M Bancorp shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to F&M Bancorp, dated as of the Effective Time, in form and substance reasonably satisfactory to F&M Bancorp, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Monocacy to consummate the Merger that Monocacy shall have received an opinion of Miles & Stockbridge P.C., counsel to Monocacy, dated as of the Effective Time, in form and substance reasonably satisfactory to Monocacy, to the effect that the Merger and the Subsidiary Bank Merger will each be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

        (i) no gain or loss will be recognized by Monocacy as a result of the Merger;

        (ii) no gain or loss will be recognized by Taneytown as a result of the Subsidiary Bank Merger;

       (iii) no gain or loss will be recognized by the stockholders of Monocacy who exchange all of their Monocacy Common Stock solely for F&M Bancorp Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in F&M Bancorp Common Stock); and

        (iv) the aggregate tax basis of the F&M Bancorp Common Stock received by holders of Monocacy Common Stock who exchange their Monocacy Common Stock solely for F&M Bancorp Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Monocacy Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

    None of these tax opinions to be delivered to the parties in connection with the Merger and the Subsidiary Bank Merger as described herein are binding on the Service or the courts, and the parties do not intend to request a ruling from the Service with respect to either the Merger or the Subsidiary Bank Merger. Accordingly, there can be no assurance that the Service will not challenge the conclusions reflected in such opinions or that a court will not sustain such a challenge.

    Based upon the current ruling position of the Service, cash received by a holder of Monocacy Common Stock in lieu of a fractional share interest in F&M Bancorp Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Monocacy Common Stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if such share of Monocacy Common Stock has been held for more than one year at the Effective Time.

NO DISSENTERS' RIGHTS

    Pursuant to Section 3-202 of the Maryland General Corporation Law (the "MGCL"), stockholders of a Maryland corporation have the right to demand and receive payment of the fair value of their shares in the event of mergers, consolidations and certain other corporate transactions. However, because the common stock of both F&M Bancorp and Monocacy are designated as national market system securities on an interdealer quotation system by the NASD, stockholders of both F&M Bancorp and Monocacy do not have rights to demand and receive payment of the fair value of their shares in the event of mergers, consolidations and certain other corporate transactions to which F&M Bancorp or Monocacy may be parties. In addition, F&M Bancorp stockholders also will not have dissenters' rights with respect to the Merger Agreement and the Merger because the stock held by them is that of the successor corporation in the Merger, and the contract rights of the F&M Bancorp Common Stock as set forth in F&M Bancorp's charter are not altered by the Merger, and will not be changed or converted in the Merger into anything other than shares of F&M Bancorp Common Stock.

STOCK OPTION AGREEMENT

    The following is a summary of the material provisions of the Stock Option Agreement, dated September 4, 1998 (the "Stock Option Agreement"), by and between Monocacy and F&M Bancorp, which is attached hereto as Appendix B. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

    Execution of the Stock Option Agreement was a condition to F&M Bancorp's merger proposal. Pursuant to the Stock Option Agreement, Monocacy granted to F&M Bancorp an option (the "Option") to purchase up to 358,002 shares (the "Option Shares") of Monocacy Common Stock (representing approximately 19.9% of the issued and outstanding shares of such Monocacy Common Stock without giving effect to the shares that may be issued upon exercise of such Option) at an exercise price of $33.00 per share (the "Exercise Price"), subject to the terms and conditions set forth therein and to the adjustment of the number of Option Shares in certain events.

    The Stock Option Agreement provides that F&M Bancorp may exercise the Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below); provided that F&M Bancorp shall have sent to Monocacy written notice of such exercise within six months following such Subsequent Triggering Event (subject to extension as provided in the Stock Option Agreement). The terms Initial Triggering Event and Subsequent Triggering Event generally relate to attempts by one or more third parties to acquire a significant interest in Monocacy. Any exercise of the Option will be deemed to occur on the date such notice is sent. Notwithstanding anything to the contrary contained in the Stock Option Agreement, the Option may not be exercised at any time when F&M Bancorp is in willful breach of any of its covenants or agreements contained in the Merger Agreement under circumstances that would entitle Monocacy to terminate the Merger Agreement.

    For purposes of the Stock Option Agreement:

        (a) The term "Initial Triggering Event" means the occurrence of any of the following events or transactions after September 4, 1998: (i) Monocacy or any subsidiary of Monocacy, without F&M Bancorp's prior written consent, shall have entered into an agreement to engage in, or the Monocacy Board authorizes, recommends or proposes (or publicly announces its intention to take any of the foregoing actions) an Acquisition Transaction (as defined below) with any person or group (other than as contemplated by the Merger Agreement); (ii) any person, other than F&M Bancorp, any subsidiary of F&M Bancorp or any subsidiary of Monocacy acting in a fiduciary capacity in the ordinary course of its business, acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of the Monocacy Common Stock or any person other than F&M Bancorp or any subsidiary of F&M Bancorp shall have commenced (as such term is defined under the rules and regulations of the SEC), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of Monocacy Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Monocacy Common Stock; (iii) Monocacy or the Monocacy Board shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to F&M Bancorp, its recommendation that the stockholders of Monocacy approve the transactions contemplated by the Merger Agreement; (iv) any person other than F&M Bancorp or any subsidiary of F&M Bancorp shall have made a BONA FIDE proposal to Monocacy or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction; (v) any person other than F&M Bancorp or any subsidiary of F&M Bancorp has filed an application (or given a notice), whether in draft or final form, under any federal or state banking laws seeking regulatory approval to engage in an Acquisition Transaction; or (vi) after a proposal is made by a third party to Monocacy or its stockholders to engage in an Acquisition Transaction, Monocacy shall have breached any covenant or obligation contained in the Merger Agreement and such breach would entitle F&M Bancorp to terminate the Merger Agreement and shall not have been cured prior to the date on which F&M Bancorp sends notice to Monocacy that it wishes to exercise the Option;

        (b) The term "Acquisition Transaction" means (i) a merger or consolidation, or any similar transaction, involving Monocacy or any of its significant subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing subsidiaries), (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or deposits of Monocacy or its significant subsidiaries, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Monocacy; and

        (c) The term "Subsequent Triggering Event" means the occurrence of either of the following events or transactions after September 4, 1998: (i) the acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Monocacy Common Stock; or (ii) the occurrence of the Initial Triggering Event described above in clause (a)(i), except that the percentage referred to in subclause (iii) of the definition of Acquisition Transaction set forth above shall be 20%.

    The Option will expire upon the occurrence of an "Exercise Termination Event," defined as: (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by F&M Bancorp as a result of Monocacy's breach of a covenant set forth in the Merger Agreement (other than a termination resulting from a willful breach by Monocacy of a provision of the Merger Agreement); or (iii) eighteen months after the termination of the Merger Agreement if such termination occurs after the occurrence of an Initial Triggering Event or is a termination by F&M Bancorp as a result of Monocacy's willful breach of a provision of the Merger Agreement.

    As of the date of this Joint Proxy Statement-Prospectus, to the best knowledge of F&M Bancorp and Monocacy, no Initial Triggering Event or Subsequent Triggering Event has occurred.

    The number and type of securities subject to the Option and the purchase price of shares will be adjusted for any change in or distribution in respect of the Monocacy Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction so as to fully preserve the economic benefits provided under the Stock Option Agreement. The number of shares of Monocacy Common Stock subject to the Option will also be adjusted in the event Monocacy issues additional shares of Monocacy Common Stock such that the number of shares of Monocacy Common Stock subject to the Option, together with shares previously purchased pursuant thereto, represents 19.9% of the Monocacy Common Stock then issued and outstanding, without giving effect to shares subject to or issuable pursuant to the Option. In no event will the number of Option Shares for which the Option is exercisable exceed 19.9% of Monocacy Common Stock then issued and outstanding, without giving effect to the shares subject to or issuable pursuant to the Option.

    Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the holder or holders of the Option (the "Holder"), delivered prior to an Exercise Termination Event, Monocacy (or any successor thereto) will repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in the Option Agreements), Monocacy will repurchase such number of the Option Shares from the Owner as the Owner designates at a price equal to the Market/Offer Price multiplied by the number of Option Shares so designated.

    A "Repurchase Event" will be deemed to have occurred upon (a) the consummation of any merger, consolidation or similar transaction involving Monocacy or any purchase, lease or other acquisition of all or a substantial portion of the assets of Monocacy (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing subsidiaries) or (b) the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Monocacy Common Stock.

    The term "Market/Offer Price" means the highest of (i) the price per share of Monocacy Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Monocacy Common Stock to be paid by any third party pursuant to an agreement with Monocacy, (iii) the highest closing price for shares of Monocacy Common Stock within the six-month period immediately preceding the date the Holder or the Owner, as the case may be, gives notice of the required repurchase of this Option or any Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Monocacy's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Monocacy as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Monocacy, divided by the number of shares of Monocacy Common Stock outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Monocacy.

    The Stock Option Agreement provides that neither party may assign any of its rights or obligations thereunder without the written consent of the other party, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, F&M Bancorp may, subject to certain limitations, assign its rights and obligations thereunder in whole or in part within six months following such Subsequent Triggering Event (subject to extension as described the Stock Option Agreement).

    In the event that, prior to an Exercise Termination Event, Monocacy enters into any agreement (i) to merge into or consolidate with any person other than F&M Bancorp or one of its subsidiaries such that Monocacy is not the surviving corporation, (ii) to permit any person, other than F&M Bancorp or one of its subsidiaries, to merge into Monocacy and Monocacy is the surviving corporation, but, in connection with such merger, the then outstanding shares of Monocacy Common Stock are changed into or exchanged for stock or other securities of Monocacy or any other person or cash or any other property or the outstanding shares of Monocacy Common Stock prior to such merger shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person other than F&M Bancorp or one of its subsidiaries, then, and in each such case, the agreement governing the transaction must provide that, upon consummation of the transaction, the Option will be converted into or exchanged for an option (the "Substitute Option") to purchase securities of either the acquiring person, any person that controls the acquiring person or Monocacy (if Monocacy is the surviving entity), in all cases at the election of F&M Bancorp.

    Monocacy has granted F&M Bancorp certain registration rights with respect to Option Shares. These rights include requiring Monocacy to file up to two registration statements under the Securities Act in order to permit the sale or other disposition of any Option Shares. In addition, in the event that at the time of any request by F&M Bancorp for registration, Monocacy is in registration with respect to an underwritten public offering of shares of Monocacy Common Stock, Monocacy will allow F&M Bancorp to participate in such registration, subject to certain limitations. In connection with any registration described above, Monocacy and F&M Bancorp will provide to each other and any underwriter of the offering customary representations, warranties, covenants, indemnifications and contributions.

    Certain rights and obligations of the parties under the Stock Option Agreement are subject to receipt of prior regulatory approvals. The approval of the Federal Reserve Board, for example, is required for the acquisition by F&M Bancorp of more than 5% of the outstanding shares of Monocacy Common Stock. Accordingly, in the event that F&M Bancorp seeks to exercise its rights under the Stock Option Agreement, F&M Bancorp will file the appropriate application for approval with the Federal Reserve Board. See "--Regulatory Approvals Required for the Merger".

    EFFECT OF STOCK OPTION AGREEMENT. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Monocacy from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Monocacy Common Stock than the price per share implicit in the Exchange Ratio. The acquisition of Monocacy or an interest in Monocacy, or an agreement to do either, could cause the Option to become exercisable. The existence of the Option could significantly increase the cost to a potential acquiror of acquiring Monocacy compared to its cost had the Stock Option Agreement and the Merger Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Monocacy than it might otherwise have proposed to pay. Moreover, following consultation with Monocacy's independent accountants, the management of Monocacy believes that the exercise of the Option is likely to prohibit any acquiror of Monocacy from accounting for any acquisition of Monocacy using the pooling of interests accounting method for a period of two years. Accordingly, the existence of the Stock Option Agreement may deter significantly, or completely preclude, an acquisition of Monocacy by certain other banking organizations.

VOTING AGREEMENTS

    In connection with the execution of the Merger Agreement, directors and certain executive officers of Monocacy entitled to exercise sole voting power with respect to an aggregate of 295,150 shares of Monocacy Common Stock or approximately 16.40% of the outstanding Monocacy Common Stock entered into an agreement with F&M Bancorp pursuant to which such persons agreed, among other things, to vote all such shares of Monocacy Common Stock which they are entitled to vote in favor of approval of the Merger Agreement and similarly, directors of F&M Bancorp entitled to exercise sole voting power with respect to an aggregate of 263,827 shares of F&M Bancorp Common Stock or approximately 4.1% of the outstanding F&M Bancorp Common Stock entered into an agreement with Monocacy pursuant to which such persons agreed, among other things, to vote all such shares of F&M Bancorp Common Stock which they are entitled to vote in favor of approval of the Merger Agreement (collectively, the "Voting Agreements").

EXPENSES

    All costs and expenses incurred in connection with the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the expenses incurred in connection with printing and mailing this Joint Proxy Statement-Prospectus to the stockholders of F&M Bancorp and Monocacy, and all filing and other fees paid to the Commission or any other governmental entity in connection with the Merger, the Subsidiary Bank Merger and the other transactions contemplated thereby will be shared equally by F&M Bancorp and Monocacy.

BOARD OF DIRECTORS FOLLOWING THE MERGER

    Pursuant to the terms of the Merger Agreement, prior to the Effective Time, F&M Bancorp will cause the F&M Bancorp Board to be expanded by two members and Eric E. Glass, Chairman of the Monocacy Board and Donald R. Hull (or any other person designated by the Monocacy Board and acceptable to F&M Bancorp) will be appointed to fill the new board seats as of the Effective Time.

MERGER AND RESTRUCTURING CHARGE

    A non-recurring merger and restructuring charge will be incurred upon consummation of the Merger. The restructuring charge includes merger related severance and employee related expenses, facility and system costs and other merger costs resulting from the Merger. See "Pro Forma Condensed Combined Financial Statements."

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF F&M BANCORP AND MONOCACY

           BENEFICIAL OWNERSHIP OF SHARES OF F&M BANCORP COMMON STOCK

    Set forth below is certain information concerning beneficial ownership of F&M Bancorp Common Stock, as of October 13, 1998, by (i) each director of F&M Bancorp, (ii) each executive officer of F&M Bancorp, and (iii) all executive officers and directors of F&M Bancorp as a group. As of the F&M Bancorp Record Date there was no person known by the F&M Bancorp Board to be the beneficial owner of more than 5% of the outstanding shares of F&M Bancorp Common Stock.

                                                                            PERCENTAGE
NAME                                                NUMBER OF SHARES    BENEFICIALLY OWNED
--------------------------------------------------  -----------------  ---------------------
C. Carl Benna.....................................          10,997               *
Howard B. Bowen...................................           9,204(1)            *
John D. Brunk.....................................          16,302(2)            *
Beverly B. Byron..................................           1,081               *
Faye E. Cannon....................................          29,404(3)            *
Martha E. Church..................................           1,640               *
Albert H. Cohen...................................          83,968(4)              1.3%
Gordon M. Cooley..................................          20,840(5)            *
Maurice A. Gladhill...............................          48,798(6)            *
Charles W. Hoff, III..............................          19,041(7)            *
James K. Kluttz...................................             650(8)            *
Charles A. Nicodemus..............................          36,962(9)            *
Richard W. Phoebus, Sr............................          21,011(10)           *
David R. Stauffer.................................          21,229(11)           *
Alice E. Stonebreaker.............................          20,906(12)           *
H. Deets Warfield, Jr.............................          11,612(13)           *
John C. Warfield..................................           3,288(14)           *
Thomas R. Winkler.................................           1,262               *
All Executive Officers and Directors
  as a group (21 persons).........................         369,330(15)             5.8%

------------------------

*   Indicates holdings of less than 1%

(1) Includes 970 shares in the form of options exercisable by Mr. Bowen within 60 days.

(2) Includes 11,313 shares owned by family members and as to which Mr. Brunk has voting and disposition powers.

(3) Includes 3,641 shares owned jointly with family members and as to which Ms. Cannon has joint voting and disposition powers and 15,572 shares in the form of options exercisable by Ms. Cannon within 60 days.

(4) Includes 20,751 shares owned by family members and as to which Mr. Cohen has voting and disposition powers.

(5) Includes 8,138 shares owned by family members and 7,153 shares in the form of options exercisable by Mr. Cooley within 60 days.

(6) Includes 28,689 shares owned by family members and as to which Mr. Gladhill has voting and disposition powers and 4,956 shares owned by a limited partnership as to which Mr. Gladhill has voting and disposition powers.

(7) Includes 2,428 shares owned by family members and as to which Mr. Hoff has voting and disposition powers and 2,680 shares in the form of options exercisable by Mr. Hoff within 60 days.

(8) Includes 320 shares owned jointly with family members and as to which Mr. Kluttz has voting and disposition powers

(9) Includes 4,358 shares owned by a family member and as to which Mr. Nicodemus has voting and disposition powers. Also includes 15,409 shares owned by Frederick Mutual Insurance Company of which Mr. Nicodemus is Chairman of the Board and as to which Mr. Nicodemus has shared voting and disposition powers but disclaims beneficial ownership.

(10) Includes 607 shares owned by family members and as to which Mr. Phoebus has disposition and voting powers, and 6,777 shares in the form of options exercisable by Mr. Phoebus within 60 days.

(11) Includes 12,735 shares in the form of options exercisable by Mr. Stauffer within 60 days.

(12) Includes 12,689 shares in the form of options exercisable by Ms. Stonebreaker within 60 days.

(13) Includes 3,320 shares owned by family members and as to which Mr. H. Warfield has voting and disposition powers.

(14) Includes 2,211 shares owned by a family member and as to which Mr. J. Warfield has voting and disposition powers.

(15) Includes 58,578 shares in the form of options exercisable within 60 days.

    Set forth below is certain information regarding beneficial ownership of Monocacy Common Stock, as of the Monocacy Record Date, by (i) each director and executive officer of Monocacy and (ii) all directors and executive officers of Monocacy as a group. As of the Monocacy Record Date, there was no person known by the Monocacy Board to be the beneficial owner of more than 5% of the outstanding stock of Monocacy Common Stock, except as provided below.

            BENEFICIAL OWNERSHIP OF SHARES OF MONOCACY COMMON STOCK

                                                                                      PERCENTAGE
                                                                                     BENEFICIALLY
NAME                                                            NUMBER OF SHARES(1)    OWNED(2)
--------------------------------------------------------------  -------------------  -------------
David M. Abramson.............................................           3,505(3)         --
E. Wayne Baumgardner..........................................          70,140(4)           3.85%
George B. Crouse..............................................          26,811(5)           1.47%
Glenn E. Eaves................................................          16,107(6)         --
Eric E. Glass.................................................         119,907(7)           6.58%
Donald R. Hull................................................          66,930(8)           3.67%
Frank W. Neubauer.............................................          13,745(9)         --
Michael K. Walsch.............................................           6,890(10)        --
All Officers and Directors
  as a Group (12 persons).....................................         338,835(11)         18.47%(12)

------------------------

(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or shares that the individual has the right to acquire beneficial ownership of within 60 days after October 20, 1998. Beneficial ownership may be disclaimed, at the discretion of the individual, as to certain of the securities reported herein. The number of shares of Monocacy Common Stock shown as beneficially owned does not include stock options that will become exercisable upon consummation of the Merger. Each director will be entitled to exercise 4,125 stock options, Mr. Walsch will be entitled to exercise 3,000 additional stock options and all officers and directors as a group will be entitled to exercise 31,850 additional stock options upon consummation of the Merger. Other officers of Monocacy and Taneytown will be entitled to exercise an aggregate total of 4,500 additional stock options upon consummation of the Merger.

(2) Less than one percent (1%) unless otherwise indicated.

(3) Includes 285 shares owned individually; and 1,375 exercisable stock options and 1,845 shares held as trustee of the Irma Abramson Pollack Revocable Intervivos Trust.

(4) Includes 64,772 shares owned individually; 1,375 exercisable stock options and 3,993 shares held jointly by Mr. Baumgardner's wife and mother.

(5) Includes 8,042 shares owned individually; 1,375 exercisable stock options; 16,850 shares held by Mr. Crouse jointly with his wife; and 544 shares held individually by Mr. Crouse's wife.

(6) Includes 2,321 shares owned individually; 1,375 exercisable stock options and 12,411 shares held by Mr. Eaves jointly with his wife.

(7) Includes 103,850 shares owned individually; 1,375 exercisable stock options; 5,010 shares held jointly with, and 2,348 shares held individually by Mr. Glass' wife; 1,732 shares held by the Taney Corporation of which Mr. Glass is Chairman of the Board; and 5,592 shares held by the Taney Corporation's employees profit sharing trust over which Mr. Glass has investment discretion.

(8) Includes 9,964 shares owned individually; 1,375 exercisable stock options; 42,857 shares held by Mr. Hull jointly with his wife; 110 shares held individually by Mr. Hull's wife; and 12,624 shares held by the Residuary Trust of the Estate of Robert W. Smith, for which Mr. Hull is trustee.

(9) Includes 1,381 shares owned individually and 12,364 exercisable stock options.

(10) Includes 1,033 shares owned individually; 4,682 exercisable stock options; and 1,175 shares granted as Restricted Stock Awards.

(11) Includes 35,042 exercisable stock options; and 1,175 shares granted as Restricted Stock Awards to Officers.

(12) The percent of class assumes all outstanding stock options, exercisable within sixty (60) days of October 20, 1998, issued to the directors and officers have been exercised and, therefore, on a pro forma basis, 1,834,047 shares of Monocacy Common Stock would be outstanding.

                       CERTAIN REGULATORY CONSIDERATIONS

    As bank holding companies, F&M Bancorp and Monocacy are subject to extensive supervision and regulation by the Federal Reserve Board. In addition, F&M Bancorp is also a non-diversified unitary thrift holding company, supervised and regulated by the Office of Thrift Supervision ("OTS"), as a result of its ownership of Home Federal. F&M Bancorp will continue to be subject to this regulatory scheme following the Merger.

    Farmers & Mechanics National Bank is a national bank subject to supervision and regulation by the OCC. As an FDIC-insured, Maryland-chartered bank, Taneytown is subject to supervision and regulation by the FDIC and the Maryland Commissioner of Financial Regulation. The deposits of Farmers & Mechanics National Bank and Taneytown are insured up to applicable limits by the FDIC. Following the Subsidiary Bank Merger, Farmers & Mechanics National Bank, as the surviving institution, will continue to be subject to supervision and regulation by the OCC and its deposits will be insured by the FDIC. Home Federal is subject to supervision and regulation by the OTS and will continue to be regulated and supervised by the OTS following the Merger.

    Supervision and regulation of banking organizations and their subsidiaries are intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company stockholders or creditors. The following description summarizes some of the laws to which F&M Bancorp, Monocacy and their depository institution subsidiaries are subject. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

HOLDING COMPANY REGULATION

    The activities of bank holding companies and their banking and nonbanking subsidiaries are generally limited to the business of banking and activities that the Federal Reserve Board determines to be closely related or incidental to banking. Bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board.

    DIVIDEND RESTRICTIONS. Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

    CROSS-GUARANTEE AND POTENTIAL HOLDING COMPANY LIABILITY. A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly-controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly-controlled depository institution in danger of default. Cross-guarantee liability may result in the ultimate failure or insolvency of other insured depository institutions in a holding company structure. Any obligation or liability, including any secured obligation, owed by a bank subsidiary to its holding company or any affiliate is subordinate to the bank subsidiary's cross-guarantee liability. Following the Subsidiary Bank Merger, Farmers & Mechanics National Bank and Home Federal will continue to be commonly-controlled depository institutions for this purpose.

    Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below under "Prompt Corrective Action," a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

    In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

BANK REGULATION

    PAYMENT OF DIVIDENDS. F&M Bancorp is a legal entity separate and distinct from its subsidiaries. The principal source of F&M Bancorp's cash revenues is dividends from its depository institution subsidiaries. There are various legal and regulatory limitations under federal and state law on the extent to which banking subsidiaries can finance or otherwise supply funds to their holding company.

    Under OCC regulations, national banks such as Farmers & Mechanics National Bank are limited in the amount of dividends they may declare. Two different calculations are performed to measure the amount of dividends that may be paid: a recent earnings test and a cumulative net profit test. Under the recent earnings test, a dividend may not be paid if the total of all dividends declared by the bank in any calendar year is in excess of the current year's net profits combined with the retained net profits of the two preceding years unless the bank obtains the approval of the OCC. Under the cumulative net undivided profits test, a dividend may not be paid in excess of a bank's cumulative net profits after deducting bad debts in excess of the reserve for loan losses. OTS regulations also limit the amount of dividends that may be paid by Home Federal.

    In addition, under federal law, a depository institution is prohibited from paying a dividend if the depository institution would thereafter be "undercapitalized" as determined by the federal bank regulatory agencies. The relevant federal regulatory agencies also have authority to prohibit a depository institution from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of Farmers & Mechanics National Bank or Home Federal, be deemed to constitute such an unsafe or unsound practice.

    TRANSACTIONS WITH AFFILIATES. Farmers & Mechanics National Bank and Home Federal are subject to restrictions under federal law that limit certain transactions with F&M Bancorp and its nonbanking subsidiaries, including loans, other extensions of credit, investments or asset purchases. Such transactions by a depository institution subsidiary with any one affiliate are limited in amount to ten percent of the institution's capital and surplus and, with all affiliates together, to an aggregate of twenty percent of such institution's capital and surplus. Such loans and extensions of credit, as well as certain other transactions, are also required to be secured in specified amounts. These and certain other transactions must be on terms and conditions that are, or in good faith would be, offered to nonaffiliated companies.

    FDIC INSURANCE ASSESSMENTS. The deposits of Farmers & Mechanics National Bank are primarily insured by the Bank Insurance Fund of the FDIC to the extent provided by law. The deposits of Home Federal, and certain deposits of Farmers & Mechanics National Bank that are related to the bank's prior acquisitions of a savings association, are insured by the Savings Association Insurance Fund of the FDIC.

    The FDIC has adopted a risk-based assessment system under which the assessment rate for an insured depository institution varies according to the level of risk involved in its activities.

    PROMPT CORRECTIVE ACTION. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking agencies must take prompt supervisory and regulatory actions against undercapitalized depository institutions. Depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," and are subjected to differential regulation corresponding to the capital category within which the institution falls. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

    The banking regulatory agencies are permitted or, in certain cases, required to take certain actions with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of an institution's capital, the agency's corrective powers include, among other things: prohibiting the payment of principal and interest on subordinated debt; prohibiting the holding company from making distributions without priorregulatory approval; placing limits on asset growth and restrictions on activities; placing additional restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; prohibiting the institution from accepting deposits from correspondent banks; and in the most severe cases, appointing a conservator or receiver for the institution. A banking institution that is undercapitalized is required to submit a capital restoration plan, and such a plan will not be accepted unless, among other things, the banking institution's holding company guarantees the plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. As of June 30, 1998, both Farmers & Mechanics National Bank and Home Federal exceeded the minimum capital ratios for "well capitalized" institutions. See "--Capital Adequacy." It is expected that immediately following the Merger, Farmers & Mechanics National Bank and Home Federal will continue to exceed the minimum capital ratios for a "well capitalized" institution.

CAPITAL ADEQUACY

    RISK-BASED CAPITAL AND LEVERAGE RATIOS

                                                                 RISK-BASED RATIOS
                                                                --------------------
                                                                 TIER I      TOTAL    LEVERAGE
AS OF JUNE 30, 1998                                              CAPITAL    CAPITAL   RATIO(1)
--------------------------------------------------------------  ---------  ---------  ---------
F&M Bancorp...................................................     12.89%      14.0%      9.51%
Farmers & Mechanics National Bank.............................     12.21%     13.21%      9.39%
Home Federal..................................................     11.48%     12.67%      7.83%
Monocacy......................................................     13.81%     15.07%      7.52%
Taneytown.....................................................     13.78%     15.04%      7.51%
MINIMUM REQUIRED RATIO........................................       4.0%       8.0%       3.0%
"WELL CAPITALIZED" MINIMUM RATIO..............................       6.0%      10.0%       5.0%

    The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum ratio of total capital to risk-weighted assets (which are the credit risk equivalents of balance sheet assets and certain off balance sheet items such as standby letters of credit) is 8 percent. At least half of the total capital must be composed of common stockholders' equity (including retained earnings), qualifying non-cumulative perpetual preferred stock (and, for bank holding companies only, a limited amount of qualifying cumulative perpetual preferred stock), and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items ("Tier 1 capital"). The remainder may consist of a limited amount of subordinated debt, other perpetual preferred stock, hybrid capital instruments, mandatory convertible debt securities that meet certain requirements, as well as a limited amount of reserves for loan losses ("Tier 2 capital"). The Federal Reserve Board has also adopted a minimum leverage ratio for bank holding companies, requiring Tier 1 capital of at least 3 percent of average total consolidated assets.

    The OCC and OTS have also established minimum risk-based and leverage capital guidelines that are substantially similar to those established by the Federal Reserve Board for bank holding companies.

------------------------
(1) For all but the most highly-rated bank holding companies and banks, the leverage ratio is 3 percent plus an additional percentage of at least 100 to 200 basis points.

    The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risk, interest rate risk and certain risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy.

    The risk-based capital regulations provide for the consideration of interest rate risk in the agencies' determination of a banking organization's capital adequacy. The regulations require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

    As discussed below under "Enforcement Powers of the Federal Banking Agencies," failure to meet the minimum regulatory capital requirements could subject a banking organization to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing a depository institution into conservatorship or receivership.

    Each of F&M Bancorp, Farmers & Mechanics National Bank, Home Federal, Monocacy and Taneytown met the minimum capital ratios on June 30, 1998. It is expected that immediately following the Merger and the Subsidiary Bank Merger, F&M Bancorp, Farmers & Mechanics National Bank, and Home Federal will continue to meet the minimum capital requirements of their respective regulators.

ENFORCEMENT POWERS OF THE FEDERAL BANKING AGENCIES

    The federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and, in the most severe cases, appoint a conservator or receiver for insured depository institutions. Failure to comply with applicable laws, regulations and supervisory agreements could subject F&M Bancorp and its depository institution subsidiaries, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed under "Prompt Corrective Action," the appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

CONTROL ACQUISITIONS

    The Change in Bank Control Act (the "CBCA") prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% (or 5% in the case of an acquisition by a bank holding company) or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as F&M Bancorp, would, under the circumstances set forth in the presumption, constitute acquisition of control of F&M Bancorp.

    In addition, any company is required to obtain the approval of the Federal Reserve under the BHC Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding F&M Bancorp Common Stock, or otherwise obtaining control or a "controlling influence" over F&M Bancorp.

FUTURE LEGISLATION

    Various legislation, including proposals to substantially change the financial institution regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of F&M Bancorp and its subsidiaries in substantial and unpredictable ways. F&M Bancorp cannot determine whether such potential legislation will ultimately be enacted, and if enacted the ultimate effect that such potential legislation, or implementing regulations, would have upon the financial condition or results of operations of F&M Bancorp or its subsidiaries.

                     MARKET PRICES AND DIVIDEND INFORMATION

    F&M Bancorp Common Stock and Monocacy Common Stock are listed and traded principally on Nasdaq/NMS under the symbols "FMBN" and "MNOC," respectively.

    The following table sets forth, for the calendar periods indicated, the high and low sale prices per share for the F&M Bancorp Common Stock and Monocacy Common Stock as reported on the Nasdaq/ NMS, and the quarterly cash dividends declared by each of F&M Bancorp and Monocacy, in the periods indicated.

                                                                      F&M BANCORP                           MONOCACY
                                                                     COMMON STOCK                         COMMON STOCK
                                                          -----------------------------------  -----------------------------------

                                                            HIGH        LOW     DIVIDENDS(1)     HIGH        LOW     DIVIDENDS(2)
                                                          ---------  ---------  -------------  ---------  ---------  -------------
1996
  Quarter ended March 31................................  $   28.57  $   26.91    $    0.19    $     N/A  $     N/A    $    0.10
  Quarter ended June 30.................................      28.21      21.43         0.19          N/A        N/A         0.10
  Quarter ended September 30............................      23.45      20.00         0.19          N/A        N/A         0.10
  Quarter ended December 31.............................      23.57      21.19         0.19          N/A        N/A         0.10
1997
  Quarter ended March 31................................      27.14      21.91         0.21          N/A        N/A         0.11
  Quarter ended June 30.................................      27.14      24.29         0.21         21.5       21.5         0.11
  Quarter ended September 30............................      34.75      25.48         0.21         24.0       21.0         0.11
  Quarter ended December 31.............................      38.00      33.00         0.21         32.0       22.0         0.11
1998
  Quarter ended March 31................................      41.25      34.50         0.24         31.0       24.0         0.12
  Quarter ended June 30.................................      46.25      38.25         0.48         32.0       29.0         0.12
  Quarter ended September 30............................      45.13      32.50         0.25        39.75       30.0         0.12

------------------------

(1) Adjusted to reflect five percent (5%) stock dividends paid August 1997 and August 1998.

(2) Not adjusted to reflect ten percent (10%) stock dividends paid January 1996, February 1997 and February 1998.

    The following table sets forth the last reported sales price per share of F&M Bancorp Common Stock and Monocacy Common Stock and the equivalent per share price for Monocacy Common Stock giving effect to the Merger on (i) September 3, 1998, the last business day preceding public announcement of the execution of the Merger Agreement and (ii) October 20, 1998, the date of this Joint Proxy Statement-Prospectus:

                                                                F&M BANCORP                          EQUIVALENT
                                                                  COMMON           MONOCACY           PRICE PER
                                                                   STOCK         COMMON STOCK     MONOCACY SHARE(1)
                                                             -----------------  ---------------  -------------------
September 3, 1998..........................................      $   37.25         $   32.00          $   45.97
October 20, 1998...........................................      $   34.25         $   38.50          $   42.47

------------------------

(1) The equivalent price per share of Monocacy Common Stock at each specified date was determined by multiplying the last reported sale price of F&M Bancorp Common Stock on each specified date by an exchange ratio of 1.240, calculated by dividing 2,231,095 (the adjusted Share Number assuming an Average Closing Price of $34.25) by the number of outstanding shares of Monocacy Common Stock as of the date this Joint Proxy Statement-Prospectus was printed and assuming that none of the Monocacy Options are exercised prior to the Effective Time. See "The Merger--Exchange Ratio."

    MONOCACY AND F&M BANCORP STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR MONOCACY COMMON STOCK AND F&M BANCORP COMMON STOCK. It is expected that the market price of F&M

Bancorp Common Stock will fluctuate between the date of this Joint Proxy Statement-Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of F&M Bancorp Common Stock to be received by Monocacy stockholders in the Merger is fixed (subject to possible adjustment in certain circumstances) and because the market price of the F&M Bancorp Common Stock is subject to fluctuation, the value of the shares of F&M Bancorp Common Stock that holders of Monocacy Common Stock would receive in the Merger may increase or decrease prior to the Merger. In addition, because certain Monocacy Options are exercisable prior to the Effective Time and exercise of those Monocacy Options would increase the number of shares of Monocacy Common Stock outstanding at the Effective Time, the Exchange Ratio could be less than that assumed for purposes of the immediately preceding chart. No assurance can be given concerning the market price of F&M Bancorp Common Stock before or after the Effective Time or that such exercisable Monocacy Options will not be exercised prior to the Effective Time. See "THE MERGER--Exchange Ratio" and "--Waiver and Amendment; Termination."

                    DESCRIPTION OF F&M BANCORP CAPITAL STOCK

GENERAL

    The authorized capital of F&M Bancorp consists exclusively of 50,000,000 shares of capital stock, par value $5.00 per share. All are currently classified as F&M Bancorp Common Stock. As of August 10, 1998, there were issued and outstanding 6,395,629 shares of F&M Bancorp Common Stock, which were held by 3,902 owners of record, and there were 190,034 shares issuable upon the exercise of options to purchase F&M Bancorp Common Stock. F&M Bancorp has issued no warrants to purchase its common stock. F&M Bancorp Common Stock is listed for quotation on Nasdaq/NMS under the symbol "FMBN."

COMMON STOCK

    The holders of F&M Bancorp Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and may not cumulate their votes for the election of directors. Subject to the voting rights of the holders of preferred stock, if any, the exclusive voting power for all purposes is vested in the holders of F&M Bancorp Common Stock. Each share of F&M Bancorp Common Stock is entitled to participate on a PRO RATA basis in dividends and other distributions. The holders of F&M Bancorp Common Stock do not have preemptive rights to subscribe for additional shares that may be issued by F&M Bancorp, and no share is entitled in any manner to any preference over any other share. The shares of F&M Bancorp Common Stock to be issued to Monocacy stockholders pursuant to the Merger will be fully paid and non-assessable and the holders thereof will not be subject to call or assessment under Maryland law. Norwest Shareowner Services serves as the transfer agent for F&M Bancorp.

PREFERRED STOCK

    The Board of Directors of F&M Bancorp may classify and reclassify any unissued shares of capital stock into other classes and series, including one or more series of preferred stock, by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock. Such stock may rank senior to the F&M Bancorp Common Stock in one or more respects.

                        COMPARISON OF STOCKHOLDER RIGHTS

    F&M Bancorp and Monocacy are incorporated under the laws of the State of Maryland. If the merger is consummated, the holders of Monocacy Common Stock, whose rights as stockholders are currently governed by the MGCL, the Monocacy Charter (the "Monocacy Charter") and the Bylaws of Monocacy (the "Monocacy Bylaws") will, upon the exchange of their Monocacy Common Stock pursuant to the Merger Agreement, become holders of shares of F&M Bancorp Common Stock, and their rights as such will be governed by the MGCL, the F&M Bancorp Charter (the "F&M Bancorp Charter") and the bylaws of F&M Bancorp (the "F&M Bancorp Bylaws"). The material differences between the rights of holders of Monocacy Common Stock and the rights of holders of F&M Bancorp Common Stock, resulting from the differences in their governing documents are summarized below.

    The following summary does not purport to be a complete statement of the rights of holders of F&M Bancorp Common Stock under applicable Maryland laws, the F&M Bancorp Charter and the F&M Bancorp Bylaws or the rights of the holders of Monocacy Common Stock under applicable Maryland laws, the Monocacy Charter and the Monocacy Bylaws, or a complete description of the specific provisions referred to herein. This summary of material differences is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the MGCL and the governing corporate instruments of F&M Bancorp and the governing corporate instruments of Monocacy, to which the holders of Monocacy Common Stock are referred. Copies of such governing corporate instruments of F&M Bancorp and Monocacy are available, without charge, to any person, including any beneficial owner to whom this Joint Proxy Statement-Prospectus is delivered, by following the instructions listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR BUSINESS

    F&M BANCORP. The F&M Bancorp Bylaws establish procedures that must be followed for stockholders to nominate individuals to the F&M Bancorp Board or to propose business at an annual meeting of stockholders. In order to nominate individuals to the F&M Bancorp Board, a stockholder must provide timely notice of such nomination in writing to the Secretary of F&M Bancorp. A stockholder's notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

    In order to properly propose that an item of business come before the annual meeting of stockholders, a stockholder must provide timely notice in writing to the Secretary of F&M Bancorp, which notice must include (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made, (ii) the class and number of shares of F&M Bancorp capital stock beneficially owned by the stockholder giving such notice, (iii) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

    To be timely, a stockholder's notice of a nominee or proposed item of business to the Secretary must be delivered to or mailed and received at the principal executive offices of F&M Bancorp not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

    MONOCACY. Monocacy has no comparable provision in either the Monocacy Charter or Bylaws.

BUSINESS COMBINATIONS INVOLVING INTERESTED STOCKHOLDERS

    BUSINESS COMBINATIONS. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and (i) any person who beneficially owns 10% or more of the voting power of the corporation's shares, (ii) an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (in either case, an "interested stockholder"), or (iii) any affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter must be recommended by the board of directors of the Maryland corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of its outstanding voting shares, and (b) two-thirds of the votes entitled to be cast by holders of such outstanding voting shares, other than shares held by the interested stockholder with whom the business combination is to be effected; unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

REMOVAL OF DIRECTORS

    F&M BANCORP. The F&M Bancorp Charter provides that any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by an affirmative vote of the holders of at least 80% of the combined voting power of all classes of shares of capital stock entitled to vote.

    MONOCACY. The Monocacy Charter provides that any director of Monocacy, or the entire Monocacy Board, may be removed from office only for cause and only by the affirmative vote of the holders of at least 75% of the aggregate number of votes entitled to be cast in the election of the directors.

AMENDMENT OF BYLAWS

    F&M BANCORP. The F&M Bancorp Bylaws may be amended by a majority of the votes cast at an annual or special meeting of the stockholders at which a quorum is present, or by a majority of votes cast at a regular or special meeting of directors at which a quorum is present.

    MONOCACY. The Monocacy Bylaws may be repealed, altered, amended or rescinded by the vote of 75% of the outstanding shares of capital stock. In addition, the Monocacy Board may repeal, alter, amend or rescind the Monocacy Bylaws by a vote of two-thirds of the Monocacy Board at a legal meeting held in accordance with such Bylaws.

AMENDMENT OF CHARTER

    F&M BANCORP. The F&M Bancorp Charter may be amended by resolution of the F&M Bancorp Board, setting forth the proposed amendment and declaring it advisable, followed by the affirmative vote of a majority of all stockholders entitled to vote on the matter.

    MONOCACY. The Monocacy Charter provides that the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock of Monocacy shall be required to amend or repeal the Monocacy Charter.

SPECIAL MEETINGS OF STOCKHOLDERS

    F&M BANCORP. Special meetings of F&M Bancorp stockholders may be called by the Chairman of the Board or the President of F&M Bancorp or by a majority of the F&M Bancorp Board by vote at a meeting or in writing with or without a meeting.

    MONOCACY. Under the Monocacy Bylaws, special meetings of Monocacy stockholders may be called by the Chairman or Vice-Chairman of the Monocacy Board or the President or by a majority of the Board by vote at a meeting or in writing with or without a meeting. A special meeting of Monocacy stockholders may also be called upon the submission to the Secretary of Monocacy of a written request therefor by stockholders entitled to cast not less than 25% of all of the votes entitled to be cast at the special meeting.

                          PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The following pro forma financial statements set forth certain selected condensed financial information for F&M Bancorp and Monocacy on an unaudited combined basis giving effect to the Merger, as if such transaction had become effective as of January 1, 1995. The pro forma information assumes that the Merger is accounted for using the pooling of interests method of accounting (See "THE MERGER -- Anticipated Accounting Treatment"). These statements should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of F&M Bancorp and Monocacy incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    The pro forma condensed combined financial statements do not give effect to the anticipated cost savings and revenue enhancement opportunities that could result from the Merger, and do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results that would have occurred had the transaction been consummated on January 1, 1995.

                     F&M BANCORP--MONOCACY BANCSHARES, INC.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                                  (UNAUDITED)

                                 JUNE 30, 1998

                             (DOLLARS IN THOUSANDS)

                                                                                       PRO FORMA    F&M BANCORP
                                                             F&M BANCORP   MONOCACY   ADJUSTMENTS    PRO FORMA
                                                             -----------  ----------  -----------  -------------

ASSETS
Cash and due from banks....................................  $    42,917  $    9,036                $    51,953
Federal funds sold.........................................        9,011       1,579                     10,590
                                                             -----------  ----------  -----------  -------------
    Total cash and cash equivalents........................       51,928      10,615      --             62,543
Loans held for sale........................................          552       4,079                      4,631
Investment securities:
  Held-to-maturity.........................................       89,876      --                         89,876
  Available-for-sale, at fair value........................      164,620     106,490                    271,110
                                                             -----------  ----------  -----------  -------------
    Total investment securities............................      254,496     106,490      --            360,986
Loans, net of unearned income..............................      716,518     162,055                    878,573
Less: Allowance for credit losses..........................       (9,797)     (2,611)                   (12,408)
                                                             -----------  ----------  -----------  -------------
  Net loans................................................      706,721     159,444      --            866,165
Bank premises and equipment, net...........................       23,955       8,095                     32,050
Other assets...............................................       30,818       5,702                     36,520
                                                             -----------  ----------  -----------  -------------
Total assets...............................................  $ 1,068,470  $  294,425      --        $ 1,362,895
                                                             -----------  ----------  -----------  -------------
                                                             -----------  ----------  -----------  -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:..................................................
  Noninterest bearing......................................  $   110,303  $   33,244                $   143,547
  Interest-bearing.........................................      734,915     205,825                    940,740
                                                             -----------  ----------  -----------  -------------
    Total deposits.........................................      845,218     239,069      --          1,084,287
Federal funds purchased & securities sold under agreements
  to repurchase............................................       50,599      --                         50,599
Other short-term borrowings................................        8,903         900                      9,803
Advances from the Federal Home Loan Bank of Atlanta........       50,173      24,912                     75,085
Accrued interest and other liabilities.....................        9,925       4,280                     14,205
                                                             -----------  ----------  -----------  -------------

    Total liabilities......................................      964,818     269,161      --          1,233,979

Shareholders' Equity
Common stock...............................................       31,937       8,994       2,105(1)       43,036
Surplus....................................................       48,420      15,357      (2,105)(1)       61,672
Retained earnings..........................................       23,285       1,131                     24,416
Net unrealized gains (losses) on securities available for
  sale.....................................................           10        (218)                      (208)
                                                             -----------  ----------  -----------  -------------
Total shareholders' equity.................................      103,652      25,264      --            128,916
                                                             -----------  ----------  -----------  -------------
Total liabilities and shareholders' equity.................  $ 1,068,470  $  294,425      --        $ 1,362,895
                                                             -----------  ----------  -----------  -------------
                                                             -----------  ----------  -----------  -------------

        See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                 (UNAUDITED)."

                     F&M BANCORP--MONOCACY BANCSHARES, INC.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                  (UNAUDITED)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       PRO FORMA    F&M BANCORP
                                                          F&M BANCORP     MONOCACY    ADJUSTMENTS    PRO FORMA
                                                         -------------  ------------  -----------  -------------
Interest income:
  Interest and fees on loans...........................   $    31,049   $      7,668                $    38,717
  Interest and dividends on investment securities:
    Taxable............................................         5,277          2,465                      7,742
    Tax-exempt.........................................         1,667            449                      2,116
  Interest on deposits with banks......................           251             40                        291
  Interest on federal funds sold.......................           234            236                        470
                                                         -------------  ------------  -----------  -------------
      Total interest income............................        38,478         10,858      --             49,336
                                                         -------------  ------------  -----------  -------------
Interest expense:
  Interest on deposits.................................        14,414          4,755                     19,169
  Interest on federal funds purchased and securities
    sold under agreements to repurchase................         1,098             11                      1,109
  Interest on advances from the FHLB of Atlanta........         1,735            999                      2,734
  Interest on other borrowings.........................            87              9                         96
                                                         -------------  ------------  -----------  -------------
      Total interest expense...........................        17,334          5,774      --             23,108
                                                         -------------  ------------  -----------  -------------
Net interest income....................................        21,144          5,084      --             26,228
Provision for credit losses............................         1,050            106      --              1,156
                                                         -------------  ------------  -----------  -------------
Net interest income after provision for credit
  losses...............................................        20,094          4,978      --             25,072
                                                         -------------  ------------  -----------  -------------
Noninterest income:
  Trust income.........................................         1,321             56                      1,377
  Service charges on deposit accounts..................         2,687            340                      3,027
  Net gains on sales of loans..........................           453            707                      1,160
  Net gains on sales of securities.....................            35            703                        738
  Other operating income...............................         3,644            472                      4,116
                                                         -------------  ------------  -----------  -------------
      Total noninterest income.........................         8,140          2,278      --             10,418
                                                         -------------  ------------  -----------  -------------
Noninterest expense:
  Salaries and employee benefits.......................        10,374          3,111                     13,485
  Occupancy and equipment expense......................         3,225            771                      3,996
  Other operating expense..............................         5,760          1,100                      6,860
                                                         -------------  ------------  -----------  -------------
      Total noninterest expense........................        19,359          4,982      --             24,341
                                                         -------------  ------------  -----------  -------------
Income before provision for income taxes...............         8,875          2,274      --             11,149
Provision for income taxes.............................         2,587            587                      3,174
                                                         -------------  ------------  -----------  -------------
Net income.............................................   $     6,288   $      1,687      --        $     7,975
                                                         -------------  ------------  -----------  -------------
                                                         -------------  ------------  -----------  -------------

Earnings per Common Share--Basic:
  Net income...........................................   $      0.99   $       0.94                $      0.93
Weighted average number of shares......................     6,377,345      1,797,177     422,576(2)    8,597,098
Earnings per Common Share--Diluted:
  Net income...........................................   $      0.97   $       0.91                $      0.92
Weighted average number of shares......................     6,450,080      1,848,058     371,695(2)    8,669,833

 See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)."

                     F&M BANCORP--MONOCACY BANCSHARES, INC.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                  (UNAUDITED)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                         F&M
                                                                                        PRO FORMA      BANCORP
                                                           F&M BANCORP     MONOCACY    ADJUSTMENTS    PRO FORMA
                                                          -------------  ------------  ------------  ------------
Interest income:
  Interest and fees on loans............................   $    29,490   $      8,001                $     37,491
  Interest and dividends on investment securities:
    Taxable.............................................         5,284          1,399                       6,683
    Tax-exempt..........................................         1,727            683                       2,410
  Interest on deposits with banks.......................            98             10                         108
  Interest on federal funds sold........................            24             36                          60
                                                          -------------  ------------  ------------  ------------
      Total interest income.............................        36,623         10,129       --             46,752
                                                          -------------  ------------  ------------  ------------
Interest expense:
  Interest on deposits..................................        13,728          4,705                      18,433
  Interest on federal funds purchased and securities
    sold under agreements to repurchase.................         1,074             15                       1,089
  Interest on advances from the FHLB of Atlanta.........         1,656            304                       1,960
  Interest on other borrowings..........................            74             10                          84
                                                          -------------  ------------  ------------  ------------
      Total interest expense............................        16,532          5,034       --             21,566
                                                          -------------  ------------  ------------  ------------
Net interest income.....................................        20,091          5,095       --             25,186
Provision for credit losses.............................           900            660       --              1,560
                                                          -------------  ------------  ------------  ------------
Net interest income after provision for credit losses...        19,191          4,435       --             23,626
                                                          -------------  ------------  ------------  ------------
Noninterest income:
  Trust income..........................................         1,180             79                       1,259
  Service charges on deposit accounts...................         2,560            264                       2,824
  Net gains on sales of loans...........................           104            631                         735
  Net gains (losses) on sales of securities.............             2             (3)                         (1)
  Other operating income................................         3,465            479                       3,944
                                                          -------------  ------------  ------------  ------------
      Total noninterest income..........................         7,311          1,450       --              8,761
                                                          -------------  ------------  ------------  ------------
Noninterest expense:
  Salaries and employee benefits........................         9,857          2,734                      12,591
  Occupancy and equipment expense.......................         3,050            755                       3,805
  Other operating expense...............................         5,615          1,001                       6,616
                                                          -------------  ------------  ------------  ------------
      Total noninterest expense.........................        18,522          4,490       --             23,012
                                                          -------------  ------------  ------------  ------------
Income before provision for income taxes................         7,980          1,395       --              9,375
Provision for income taxes..............................         2,371            149                       2,520
                                                          -------------  ------------  ------------  ------------
Net income..............................................   $     5,609   $      1,246       --       $      6,855
                                                          -------------  ------------  ------------  ------------
                                                          -------------  ------------  ------------  ------------
Earnings per Common Share--Basic:
  Net income............................................   $      0.89   $       0.70                $       0.80
Weighted average number of shares.......................     6,329,008      1,782,458       437,295(2)    8,548,761
Earnings per Common Share--Diluted:
  Net income............................................   $      0.88   $       0.69                $       0.80
Weighted average number of shares.......................     6,370,437      1,811,865       407,888(2)    8,590,190

 See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)."

                     F&M BANCORP--MONOCACY BANCSHARES, INC.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                  (UNAUDITED)

       FOR THE YEAR ENDED DECEMBER 31, 1997 FOR F&M BANCORP AND MONOCACY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              F&M                      PRO FORMA     F&M BANCORP
                                                            BANCORP       MONOCACY    ADJUSTMENTS     PRO FORMA
                                                          ------------  ------------  ------------  -------------
Interest income:
  Interest and fees on loans............................  $     60,782  $     15,982                 $    76,764
  Interest and dividends on investment securities:......                                                 --
    Taxable.............................................        11,028         3,245                      14,273
    Tax-exempt..........................................         3,385         1,356                       4,741
  Interest on deposits with banks.......................           293            46                         339
  Interest on federal funds sold........................            53           227                         280
                                                          ------------  ------------  ------------  -------------
      Total interest income.............................        75,541        20,856       --             96,397
                                                          ------------  ------------  ------------  -------------
Interest expense:
  Interest on deposits..................................        28,025         9,558                      37,583
  Interest on federal funds purchased and securities
    sold under agreements to repurchase.................         2,236            28                       2,264
  Interest on advances from the FHLB of Atlanta.........         3,827         1,080                       4,907
  Interest on other borrowings..........................           169            21                         190
                                                          ------------  ------------  ------------  -------------
      Total interest expense............................        34,257        10,687       --             44,944
                                                          ------------  ------------  ------------  -------------
Net interest income.....................................        41,284        10,169       --             51,453
Provision for credit losses.............................         1,800         1,110                       2,910
                                                          ------------  ------------  ------------  -------------
Net interest income after provision for credit losses...        39,484         9,059       --             48,543
                                                          ------------  ------------  ------------  -------------
Noninterest income:
  Trust income..........................................         2,594           121                       2,715
  Service charges on deposit accounts...................         5,255           600                       5,855
  Net gains on sales of loans...........................           278         1,143                       1,421
  Net (losses) gains on sales of securities.............           (11)           87                          76
  Other operating income................................         7,330           899                       8,229
                                                          ------------  ------------  ------------  -------------
      Total noninterest income..........................        15,446         2,850       --             18,296
                                                          ------------  ------------  ------------  -------------
Noninterest expense:
  Salaries and employee benefits........................        19,214         5,626                      24,840
  Occupancy and equipment expense.......................         6,051         1,498                       7,549
  Other operating expense...............................        12,446         2,527                      14,973
                                                          ------------  ------------  ------------  -------------
      Total noninterest expense.........................        37,711         9,651       --             47,362
                                                          ------------  ------------  ------------  -------------
Income before provision for income taxes................        17,219         2,258       --             19,477
Provision for income taxes..............................         5,111           140                       5,251
                                                          ------------  ------------  ------------  -------------
Net income..............................................  $     12,108  $      2,118       --        $    14,226
                                                          ------------  ------------  ------------  -------------
                                                          ------------  ------------  ------------  -------------
Earnings per Common Share--Basic:
  Net income............................................  $       1.91  $       1.19                 $      1.66
Weighted average number of shares.......................     6,337,870     1,785,754     433,999(2)    8,557,623
Earnings per Common Share--Diluted:
  Net income............................................  $       1.89  $       1.16                 $      1.65
Weighted average number of shares.......................     6,393,849     1,818,854     400,899(2)    8,613,602

 See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)."

                     F&M BANCORP--MONOCACY BANCSHARES, INC.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                  (UNAUDITED)

       FOR THE YEAR ENDED DECEMBER 31, 1996 FOR F&M BANCORP AND MONOCACY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              F&M                      PRO FORMA     F&M BANCORP
                                                            BANCORP       MONOCACY    ADJUSTMENTS     PRO FORMA
                                                          ------------  ------------  ------------  -------------
Interest income:
  Interest and fees on loans............................  $     56,357  $     14,043                 $    70,400
  Interest and dividends on investment securities:                                                       --
    Taxable.............................................        10,216         3,823                      14,039
    Tax-exempt..........................................         3,614         1,529                       5,143
  Interest on deposits with banks.......................           240            52                         292
  Interest on federal funds sold........................           453           146                         599
                                                          ------------  ------------  ------------  -------------
      Total interest income.............................        70,880        19,593       --             90,473
                                                          ------------  ------------  ------------  -------------
Interest expense:
  Interest on deposits..................................        27,952         9,251                      37,203
  Interest on federal funds purchased and securities
    sold under agreements to repurchase.................         1,813            95                       1,908
  Interest on advances from the FHLB of Atlanta.........         2,381         1,072                       3,453
  Interest on other borrowings..........................           150             3                         153
                                                          ------------  ------------  ------------  -------------
      Total interest expense............................        32,296        10,421       --             42,717
                                                          ------------  ------------  ------------  -------------
Net interest income.....................................        38,584         9,172       --             47,756
Provision for credit losses.............................         1,522           300                       1,822
                                                          ------------  ------------  ------------  -------------
Net interest income after provision for credit losses...        37,062         8,872       --             45,934
                                                          ------------  ------------  ------------  -------------
Noninterest income:
  Trust income..........................................         1,806           150                       1,956
  Service charges on deposit accounts...................         4,684           438                       5,122
  Net gains on sales of loans...........................           323           864                       1,187
  Net (losses) on sales of securities...................          (330)         (220)                       (550)
  Other operating income................................         6,461           807                       7,268
                                                          ------------  ------------  ------------  -------------
      Total noninterest income..........................        12,944         2,039       --             14,983
                                                          ------------  ------------  ------------  -------------
Noninterest expense:
  Salaries and employee benefits........................        17,647         5,087                      22,734
  Occupancy and equipment expense.......................         5,646         1,340                       6,986
  Other operating expense...............................        15,265         2,335                      17,600
                                                          ------------  ------------  ------------  -------------
      Total noninterest expense.........................        38,558         8,762       --             47,320
                                                          ------------  ------------  ------------  -------------
Income before provision for income taxes................        11,448         2,149       --             13,597
Provision for income taxes..............................         2,658           538                       3,196
                                                          ------------  ------------  ------------  -------------
Net income..............................................  $      8,790  $      1,611       --        $    10,401
                                                          ------------  ------------  ------------  -------------
                                                          ------------  ------------  ------------  -------------
Earnings per Common Share--Basic:
  Net income............................................  $       1.39  $       0.91                 $      1.22
Weighted average number of shares.......................     6,309,620     1,771,177       448,576(2)    8,529,373
Earnings per Common Share--Diluted:
  Net income............................................  $       1.38  $       0.90                 $      1.21
Weighted average number of shares.......................     6,358,497     1,792,563       427,190(2)    8,578,250

 See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)."

                     F&M BANCORP--MONOCACY BANCSHARES, INC.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                  (UNAUDITED)

       FOR THE YEAR ENDED DECEMBER 31, 1995 FOR F&M BANCORP AND MONOCACY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              F&M                      PRO FORMA     F&M BANCORP
                                                            BANCORP       MONOCACY    ADJUSTMENTS     PRO FORMA
                                                          ------------  ------------  ------------  -------------
Interest income:
  Interest and fees on loans............................  $     57,491  $     13,535                 $    71,026
  Interest and dividends on investment securities:......                                                 --
    Taxable.............................................         8,501         2,604                      11,105
    Tax-exempt..........................................         3,570           740                       4,310
  Interest on deposits with banks.......................           181           132                         313
  Interest on federal funds sold........................           381            68                         449
                                                          ------------  ------------  ------------  -------------
      Total interest income.............................        70,124        17,079       --             87,203
                                                          ------------  ------------  ------------  -------------
Interest expense:
  Interest on deposits..................................        27,870         6,905                      34,775
  Interest on federal funds purchased and securities
    sold under agreements to repurchase.................         2,215            55                       2,270
  Interest on advances from the FHLB of Atlanta.........         2,162           892                       3,054
  Interest on other borrowings..........................           187       --                              187
                                                          ------------  ------------  ------------  -------------
      Total interest expense............................        32,434         7,852       --             40,286
                                                          ------------  ------------  ------------  -------------
Net interest income.....................................        37,690         9,227       --             46,917
Provision for credit losses.............................         1,651           885                       2,536
                                                          ------------  ------------  ------------  -------------
Net interest income after provision for credit losses...        36,039         8,342       --             44,381
                                                          ------------  ------------  ------------  -------------
Noninterest income:
  Trust income..........................................         1,560           151                       1,711
  Service charges on deposit accounts...................         4,097           329                       4,426
  Net gains on sales of loans...........................         3,061           167                       3,228
  Net (losses) gains on sales of securities.............          (256)           55                        (201)
  Other operating income................................         5,841           725                       6,566
                                                          ------------  ------------  ------------  -------------
      Total noninterest income..........................        14,303         1,427       --             15,730
                                                          ------------  ------------  ------------  -------------
Noninterest expense:
  Salaries and employee benefits........................        16,444         3,805                      30,249
  Occupancy and equipment expense.......................         4,867         1,106                       5,973
  Other operating expense...............................        15,989         1,625                      17,614
                                                          ------------  ------------  ------------  -------------
      Total noninterest expense.........................        37,300         6,536       --             43,836
                                                          ------------  ------------  ------------  -------------
Income before provision for income taxes................        13,042         3,233       --             16,275
Provision for income taxes..............................         2,379           882                       3,261
                                                          ------------  ------------  ------------  -------------
Net income..............................................  $     10,663  $      2,351       --        $    13,014
                                                          ------------  ------------  ------------  -------------
                                                          ------------  ------------  ------------  -------------
Earnings per Common Share--Basic:
  Net income............................................  $       1.69  $       1.33                 $      1.53
Weighted average number of shares.......................     6,294,626     1,761,694       458,059(2)    8,514,379
Earnings per Common Share--Diluted:
  Net income............................................  $       1.68  $       1.32                 $      1.52
Weighted average number of shares.......................     6,347,986     1,776,246       443,507(2)    8,567,739

 See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)."

                                F&M BANCORP AND
                           MONOCACY BANCSHARES, INC.
                     NOTES TO PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (UNAUDITED)

(1) Represents the issuance of 2,219,753 shares of F&M Bancorp Common Stock pursuant to the Merger Agreement. Under the terms of the Merger Agreement, if the Average Closing Price of F&M Bancorp Common Stock is less than $34.425, then up to an additional 62,000 shares of F&M Bancorp Common Stock could be issued. As of the date of this Joint Proxy Statement-Prospectus, the closing price of F&M Bancorp Common Stock was $34.25.

(2) Represents the adjustment necessary to increase Monocacy's weighted average shares outstanding to a total of 2,219,753 shares of F&M Bancorp Common Stock to be issued pursuant to the Merger Agreement.

(3) F&M Bancorp expects to incur a non-recurring merger and restructuring charge of approximately $3.9 million, on a pre-tax basis, which will be recognized upon consummation of the transaction.

                                 LEGAL MATTERS

    The validity of the shares of F&M Bancorp Common Stock which will be issued in the Merger and other legal matters in connection with the Merger will be passed upon for F&M Bancorp by Gordon M. Cooley, General Counsel and Secretary. As of the date of this document, Mr. Cooley benefically owned 20,840 shares of F&M Bancorp Common Stock and held options to purchase 2,277 shares of F&M Bancorp Common Stock.

    Certain legal matters in connection with the Merger will be passed upon for Monocacy by Miles & Stockbridge P.C. and for F&M Bancorp by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

    The consolidated financial statements of F&M Bancorp and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997, included in F&M Bancorp's 1997 Form 10-K incorporated by reference into this Joint Proxy Statement-Prospectus, have been incorporated by reference herein and in the Registration Statement of which this Joint Proxy Statement-Prospectus is a part in reliance upon the reports of Arthur Andersen, LLP, and Smith, Elliott Kearns & Company LLC independent auditors, included in F&M Bancorp's 1997 Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Monocacy Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, included in Monocacy's 1997 Form 10-KSB and incorporated by reference into this Joint Proxy Statement-Prospectus, have been incorporated by reference herein and in the Registration Statement of which the Joint Proxy Statement-Prospectus is a part in reliance upon the report of Stegman & Company, independent auditors, included in Monocacy's 1997 Form 10-KSB and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders of F&M Bancorp must be received by F&M Bancorp no later than November 19, 1998 for inclusion in F&M Bancorp's Proxy Statement and Form of Proxy relating to that meeting.

    Monocacy's intention is to hold a 1999 Annual Meeting of Stockholders only if the Merger is not consummated. In the event of such a meeting, in order to be considered for inclusion in Monocacy's proxy materials for the 1999 Annual Meeting of Stockholders, stockholder proposals must have been received at Monocacy's principal executive offices no later than November 24, 1998.

                             AVAILABLE INFORMATION

    Each of F&M Bancorp and Monocacy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by F&M Bancorp and Monocacy with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the Web Site maintained by the Commission at "http:/ /www.sec.gov." In addition, material filed by F&M Bancorp and Monocacy can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    F&M Bancorp has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of F&M Bancorp Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Joint Proxy Statement-Prospectus or in any document incorporated by reference in this Joint Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by F&M Bancorp (File No. 0-12638) and Monocacy (File No. 0-22536) are incorporated by reference in this Joint Proxy Statement-Prospectus:

        1. F&M Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

        2. F&M Bancorp's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

        3.  F&M Bancorp's Current Report on Form 8-K, filed on September 10,
    1998.

        4. The description of F&M Bancorp Common Stock set forth in F&M Bancorp's registration statements filed by F&M Bancorp pursuant to Section 12 of the Exchange Act including any amendment or report filed for purposes of updating any such description.

        5. F&M Bancorp's Proxy Statement for the Annual Meeting of Stockholders held on April 21, 1998.

        6. Monocacy's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Monocacy Form 10-K").

        7. Monocacy's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

        8. Monocacy's Current Reports on Form 8-K filed on May 21, 1998 and September 10, 1998.

        9. The description of Monocacy Common Stock set forth in Monocacy's Registration Statement filed by Monocacy pursuant to Section 12 of the Exchange Act including any amendment or report filed for purposes of updating any such description.

        10. The portions of Monocacy's Proxy Statement for the Annual Meeting of Stockholders held on April 27, 1998 that have been incorporated by reference in the 1997 Monocacy Form 10-K.

    All documents and reports filed by F&M Bancorp and Monocacy pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement-Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement-Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement-Prospectus to the extent that a statement contained herein, or in any other subsequently filed document or report which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement-Prospectus.

    THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT-PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO F&M BANCORP, TO F&M BANCORP, 110 THOMAS JOHNSON DRIVE, FREDERICK, MARYLAND 21702, ATTENTION:
DAVID L. SPILMAN, TREASURER, TELEPHONE NUMBER (301) 694-4000, AND IN THE CASE OF DOCUMENTS RELATING TO MONOCACY, TO MONOCACY BANCSHARES, INC., 222 EAST BALTIMORE STREET, TANEYTOWN, MARYLAND 21787, ATTENTION: BRIAN M. ETZLER, SECRETARY, TELEPHONE NUMBER (410) 756-2655. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE RECEIVED BY NOVEMBER 17, 1998.

    THIS JOINT PROXY STATEMENT-PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF F&M BANCORP FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO: (A) THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER, (B) THE IMPACT ON REVENUES OF THE MERGER, (C) PROJECTED EARNINGS PER SHARE OF THE COMBINED COMPANY, AND (D) THE RESTRUCTURING CHARGES EXPECTED TO BE INCURRED IN CONNECTION WITH THE MERGER. SEE "SUMMARY", "BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER" AND "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)." FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:
(1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED WITHIN THE EXPECTED TIME FRAME OR THEREAFTER; (2) REVENUES FOLLOWING THE MERGER ARE LOWER THAN EXPECTED; (3) COMPETITIVE PRESSURE AMONG DEPOSITORY INSTITUTIONS INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF F&M BANCORP AND MONOCACY ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE INTEREST MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE MARKETS IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED; OR (7) LEGISLATION OR REGULATORY REQUIREMENTS OR CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED.

                                                                      APPENDIX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                  F&M BANCORP

                                      AND

                           MONOCACY BANCSHARES, INC.

----------------------------------------------------------------------

                         DATED AS OF SEPTEMBER 4, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
                                                       ARTICLE I

THE MERGER.................................................................................................         A-6
     1.1.     The Merger...................................................................................         A-6
     1.2.     Effective Time...............................................................................         A-6
     1.3.     Effects of the Merger........................................................................         A-6
     1.4.     Conversion of Company Common Stock...........................................................         A-6
     1.5.     Stock Options................................................................................         A-7
     1.6.     Buyer Common Stock...........................................................................         A-7
     1.7.     Articles of Incorporation....................................................................         A-8
     1.8.     By-Laws......................................................................................         A-8
     1.9.     Directors and Officers.......................................................................         A-8
     1.10.    Tax Consequences; Accounting Treatment.......................................................         A-8

                                                       ARTICLE II

EXCHANGE OF SHARES.........................................................................................         A-9
     2.1.     Buyer to Make Shares Available...............................................................         A-9
     2.2.     Exchange of Shares...........................................................................         A-9

                                                      ARTICLE III

DISCLOSURE SCHEDULES; STANDARDS FOR REPRESENTATIONS
AND WARRANTIES.............................................................................................        A-11
     3.1.     Disclosure Schedules.........................................................................        A-11
     3.2.     Standards....................................................................................        A-11

                                                       ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................................................        A-12
     4.1.     Corporate Organization.......................................................................        A-12
     4.2.     Capitalization...............................................................................        A-12
     4.3.     Authority; No Violation......................................................................        A-13
     4.4.     Consents and Approvals.......................................................................        A-14
     4.5.     Reports......................................................................................        A-14
     4.6.     Financial Statements.........................................................................        A-15
     4.7.     Broker's Fees................................................................................        A-15
     4.8.     Absence of Certain Changes or Events.........................................................        A-15
     4.9.     Legal Proceedings............................................................................        A-16
     4.10.    Taxes........................................................................................        A-16
     4.11.    Employees....................................................................................        A-17
     4.12.    SEC Reports..................................................................................        A-18
     4.13.    Company Information..........................................................................        A-18
     4.14.    Compliance with Applicable Law...............................................................        A-18
     4.15.    Certain Contracts............................................................................        A-18
     4.16.    Agreements with Regulatory Agencies..........................................................        A-19
     4.17.    Investment Securities........................................................................        A-19
     4.18.    Intellectual Property........................................................................        A-19
     4.19.    State Takeover Laws; Articles of Incorporation...............................................        A-19

                                                                                                                PAGE
                                                                                                                -----
     4.20.    Administration of Fiduciary Accounts.........................................................        A-19
     4.21.    Environmental Matters........................................................................        A-20
     4.22.    Derivative Transactions......................................................................        A-20
     4.23.    Opinion......................................................................................        A-21
     4.24.    Approvals....................................................................................        A-21
     4.25.    Loan Portfolio...............................................................................        A-21
     4.26.    Accounting for the Merger; Reorganization....................................................        A-21
     4.27.    Ownership of Company Common Stock............................................................        A-21

                                                       ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER....................................................................        A-22
     5.1.     Corporate Organization.......................................................................        A-22
     5.2.     Capitalization...............................................................................        A-22
     5.3.     Authority; No Violation......................................................................        A-23
     5.4.     Consents and Approvals.......................................................................        A-24
     5.5.     Reports......................................................................................        A-24
     5.6.     Financial Statements.........................................................................        A-24
     5.7.     Broker's Fees................................................................................        A-25
     5.8.     Absence of Certain Changes or Events.........................................................        A-25
     5.9.     Legal Proceedings............................................................................        A-25
     5.10.    Taxes........................................................................................        A-25
     5.11.    Employees....................................................................................        A-26
     5.12.    SEC Reports..................................................................................        A-27
     5.13.    Buyer Information............................................................................        A-27
     5.14.    Compliance with Applicable Law...............................................................        A-27
     5.15.    Ownership of Company Common Stock; Affiliates and Associates.................................        A-27
     5.16.    Agreements with Regulatory Agencies..........................................................        A-27
     5.17.    Investment Securities........................................................................        A-27
     5.18.    Intellectual Property........................................................................        A-28
     5.19.    Approvals....................................................................................        A-28
     5.20.    Administration of Fiduciary Accounts.........................................................        A-28
     5.21.    Accounting for the Merger; Reorganization....................................................        A-28
     5.22.    Opinion......................................................................................        A-28
     5.23.    Environmental Matters........................................................................        A-28
     5.24.    Derivative Transactions......................................................................        A-29
     5.25.    Loan Portfolio...............................................................................        A-29
     5.26.    Vote Required................................................................................        A-30

                                                       ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS..................................................................        A-31
     6.1.     Covenants of the Company.....................................................................        A-31
     6.2.     Covenants of Buyer...........................................................................        A-33

                                                      ARTICLE VII

ADDITIONAL AGREEMENTS......................................................................................        A-35
     7.1.     Regulatory Matters...........................................................................        A-35
     7.2.     Access to Information........................................................................        A-36
     7.3.     Stockholder Meetings.........................................................................        A-37

                                                                                                                PAGE
                                                                                                                -----
     7.4.     Legal Conditions to Merger...................................................................        A-37
     7.5.     Affiliates...................................................................................        A-37
     7.6.     Stock Exchange Listing.......................................................................        A-38
     7.7.     Employee Benefit Plans; Existing Agreements..................................................        A-38
     7.8.     Indemnification..............................................................................        A-38
     7.9.     Additional Agreements........................................................................        A-39
     7.10.    Advice of Changes............................................................................        A-39
     7.11.    Current Information..........................................................................        A-40
     7.12.    Execution and Authorization of Bank Merger Agreement.........................................        A-40
     7.13.    Directorship.................................................................................        A-40
     7.14.    Coordination of Dividends....................................................................        A-40

                                                      ARTICLE VIII

CONDITIONS PRECEDENT.......................................................................................        A-41
     8.1.     Conditions to Each Party's Obligation To Effect the Merger...................................        A-41
     8.2.     Conditions to Obligations of Buyer...........................................................        A-41
     8.3.     Conditions to Obligations of the Company.....................................................        A-42

                                                       ARTICLE IX

TERMINATION AND AMENDMENT..................................................................................        A-44
     9.1.     Termination..................................................................................        A-44
     9.2.     Effect of Termination; Expenses..............................................................        A-45
     9.3.     Amendment....................................................................................        A-45
     9.4.     Extension; Waiver............................................................................        A-45

                                                       ARTICLE X

GENERAL PROVISIONS.........................................................................................        A-46
    10.1.     Closing......................................................................................        A-46
    10.2.     Alternative Structure........................................................................        A-46
    10.3.     Nonsurvival of Representations, Warranties and Agreements....................................        A-46
    10.4.     Expenses.....................................................................................        A-46
    10.5.     Notices......................................................................................        A-46
    10.6.     Interpretation...............................................................................        A-47
    10.7.     Counterparts.................................................................................        A-47
    10.8.     Entire Agreement.............................................................................        A-47
    10.9.     Governing Law................................................................................        A-47
    10.10.    Enforcement of Agreement.....................................................................        A-48
    10.11.    Severability.................................................................................        A-48
    10.12.    Publicity....................................................................................        A-48
    10.13.    Assignment; No Third Party Beneficiaries.....................................................        A-48

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of September 4, 1998, by and between F&M Bancorp, a Maryland corporation ("Buyer"), and Monocacy Bancshares, Inc., a Maryland corporation (the "Company"). (Buyer and the Company are sometimes collectively referred to herein as the "Constituent Corporations".)

    WHEREAS, the Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Buyer; and

    WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Farmers & Mechanics National Bank, a banking association organized under the laws of the United States and a wholly owned subsidiary of Buyer ("Buyer Bank," and sometimes referred to herein as the "Surviving Bank"), and Taneytown Bank & Trust Company, a Maryland-chartered commercial bank and a wholly owned subsidiary of the Company (the "Company Bank"), will enter into a Subsidiary Agreement and Plan of Merger in substantially the form set forth on EXHIBIT A hereto (the "Bank Merger Agreement") providing for the merger (the "Subsidiary Merger") of the Company Bank with and into Buyer Bank, and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Merger; and

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction.

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    1.1. THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the "MGCL"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Buyer. Buyer shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Maryland. The name of the Surviving Corporation shall continue to be F&M Bancorp. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

    1.2. EFFECTIVE TIME. The Merger shall become effective as set forth in the articles of merger (the "Articles of Merger") which shall be filed with the State Department of Assessments and Taxation (the "Department") on the Closing Date (as defined in Section 10.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

    1.3. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL.

    1.4. CONVERSION OF COMPANY COMMON STOCK. (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of the common stock, par value $5.00 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for a number of shares of the common stock, par value $5.00 per share, of Buyer ("Buyer Common Stock") equal to the quotient obtained by dividing the Share Number (as hereinafter defined) by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (such quotient being hereinafter referred to as the "Exchange Ratio"). The "Share Number" shall be 2,219,753, PROVIDED, HOWEVER, that (i) if the Average Closing Price (as hereinafter defined) is less than $34.425 then the Share Number shall be increased to the extent necessary so that the product of the Share Number and the Average Closing Price shall equal $76,415,000, PROVIDED, that in no event shall the Share Number be greater than 2,281,753, and (ii) if the Average Closing Price is greater than $46.575, then the Share Number shall be reduced to the extent necessary so that the product of the Share Number and the Average Closing Price shall equal $103,384,996, PROVIDED, that in no event shall the Share Number be less than 2,157,753. As used herein, "Average Closing Price" shall mean the average of the last reported sale prices per share of Buyer Common Stock as reported on The Nasdaq Market's National Market ("Nasdaq/NMS") (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source) for the 15 consecutive trading days ending on the fifth business day prior to the Closing Date (as hereinafter defined). All of the shares of Company Common Stock converted into Buyer Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Buyer Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

    (b) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (y) held by Buyer or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or the Company, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor. All shares of Buyer Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become authorized but unissued shares of Buyer Common Stock.

    1.5. STOCK OPTIONS. (a) At the Effective Time, each option granted by the Company (a "Company Option") to purchase shares of Company Common Stock which is outstanding and unexercised (whether vested or unvested) immediately prior thereto shall be assumed by Buyer and converted automatically into an option (a "Buyer Option") to purchase shares of Buyer Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company's 1994 Stock Incentive Plan and the Company's 1997 Independent Directors' Stock Option Plan (collectively, the "Company Plans")):

        (1) the number of shares of Buyer Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Buyer Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

        (2) the exercise price per share of Buyer Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

    The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, such Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the new option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Buyer.

    (b) Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of Buyer Options, and, at or prior to the Effective Time, Buyer shall file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Buyer Common Stock subject to Buyer Options, and shall use its best efforts to maintain the effectiveness of such registration statement for so long as any Buyer Options remain outstanding.

    1.6. BUYER COMMON STOCK. Except for shares of Buyer Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall constitute authorized but unissued shares of Buyer Common Stock as contemplated by Section 1.4 hereof, the shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

    1.7. ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of Buyer, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

    1.8. BY-LAWS. At the Effective Time, the By-Laws of Buyer, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.9. DIRECTORS AND OFFICERS. Except as contemplated by Section 7.13 hereof, the directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

    1.10. TAX CONSEQUENCES; Accounting Treatment. It is intended that the Merger shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code, and (ii) be accounted for as a "pooling-of-interests" under GAAP (as defined herein).

                                   ARTICLE II

                               EXCHANGE OF SHARES

    2.1. BUYER TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Buyer) (the "Exchange Agent"), selected by Buyer and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

    2.2. EXCHANGE OF SHARES. (a) As soon as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions not less than five (5) business days prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor
(x) a certificate representing that number of whole shares of Buyer Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

    (b) Whenever a dividend or other distribution is declared by Buyer on Buyer Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Buyer Common Stock issuable pursuant to the Merger. No dividends or other distributions declared at or after the Effective Time with respect to Buyer Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Buyer Common Stock into which his Company Common Stock shall have been converted.

    (c) If any certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Buyer Common Stock as provided in this Article II.

    (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Buyer Common Stock an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

    (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be delivered by the Exchange Agent to Buyer. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter be entitled to look to Buyer for payment of their shares of Buyer Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Buyer Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer reasonably may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                        DISCLOSURE SCHEDULES; STANDARDS
                       FOR REPRESENTATIONS AND WARRANTIES

    3.1. DISCLOSURE SCHEDULES. prior to the execution and delivery of this Agreement, the Company has delivered to Buyer, and Buyer has delivered to the Company, a schedule (in the case of the Company, the "Company Disclosure Schedule," and in the case of Buyer, the "Buyer Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Buyer, or to one or more of such party's covenants contained in Article VI; PROVIDED, HOWEVER, that notwithstanding anything in this Agreement to the contrary (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 3.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect (as defined herein) with respect to either the Company or Buyer, respectively.

    3.2. STANDARDS. (a) No representation or warranty of the Company contained in Article IV or of Buyer in Article V shall be deemed untrue or incorrect for any purpose under this Agreement, including for purposes of Section 8.2(a) and
Section 8.3(a), and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Buyer, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Buyer, respectively.

    (b) As used in this Agreement, the term "Material Adverse Effect" means, with respect to Buyer or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (y) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks or their holding companies generally, or (z) any action or omission of the Company or Buyer or any Subsidiary of either of them taken with the prior written consent of the other party hereto or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Buyer as follows:

    4.1. CORPORATE ORGANIZATION. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Articles of Incorporation and By-laws of the Company, copies of which have previously been delivered to Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

    (b) The Company Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Maryland. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund ("BIF") and/or the Savings Association Insurance Fund ("SAIF") to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by the Company Bank. Each of the Company's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such qualification necessary. Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, the articles of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have previously been delivered to Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

    (c) Except as set forth in Section 4.1(c) of the Company Disclosure Schedule, the minute books of the Company and each of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

    4.2. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 4,000,000 shares of Company Common Stock. As of the date of this Agreement, there are (x) 1,799,005 shares of Company Common Stock outstanding and (y) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 390,309 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans and described in Section 4.2(a) of the Disclosure Schedule which is being delivered to Buyer concurrently herewith (the "Company Disclosure Schedule") and (ii) 358,002 shares of Company Common Stock reserved for issuance upon exercise of the option issued to Buyer pursuant to the Stock Option Agreement, dated September 4, 1998, between Buyer and the Company (the "Company Option Agreement"). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule, and except for the Company Option Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The number of shares subject to each option to purchase Company Common Stock granted and the price at which each such option may be exercised are set forth in Section 4.2(a) of the

Company Disclosure Schedule. The names of the optionees, the date of each option to purchase Company Common Stock granted, and the expiration date of each such option under the Company Option Plans are set forth in Section 4.2(a) of the Company Disclosure Schedule.

    (b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in
Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Buyer with Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries.

    4.3. AUTHORITY; NO VIOLATION. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Company Option Agreement (this Agreement and the Company Option Agreement, collectively, the "Company Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for the approval of the Merger and this Agreement by the requisite vote of the Company's stockholders, no other corporate proceedings on the part of the Company are necessary to approve the Company Documents and to consummate the transactions contemplated hereby and thereby. Without limiting the foregoing, the Board of Directors of the Company has adopted a resolution declaring that this Agreement, the Merger and the transactions contemplated hereby and thereby are advisable on substantially the terms set forth herein and that such proposed transactions be submitted for consideration at a special meeting of the stockholders of the Company. Each of the Company Documents has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

    (b) The Company Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of the Company Bank. Upon the due and valid approval of the Bank Merger Agreement by the Board of Directors of the Company Bank and by the Company as the sole stockholder of the Company Bank, no other corporate proceedings on the part of the Company Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by the Company Bank, will be duly and validly executed and delivered by the Company Bank and will (assuming due authorization, execution and delivery by Buyer Bank) constitute a valid and binding obligation of the Company Bank, enforceable against the Company Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

    (c) Except as set forth in Section 4.3(c) of the Company Disclosure Schedule, neither the execution and delivery of the Company Documents by the Company or the Bank Merger Agreement by the Company Bank, nor the consummation by the Company or the Company Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by the Company or the Company Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of the Company or the articles of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained prior to the Effective Time, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

    4.4. CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the Office of the Comptroller of the Currency under the Bank Merger Act and approval of such applications and notices, (b) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of the Company's stockholders and Buyer's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, (c) the approval of the Merger and this Agreement by the requisite vote of the stockholders of the Company, (d) the filing of the Articles of Merger with the Department pursuant to the MGCL, (e) the filings required by or in connection with the Bank Merger Agreement, (f) the approval of the Bank Merger Agreement by the Company as the sole stockholder of the Company Bank, (g) authorization for quotation of Buyer Common Stock to be issued in the Merger on the Nasdaq/NMS, (h) approval of the transactions contemplated by this Agreement and the Bank Merger Agreement by the Maryland Commissioner of Financial Regulation and/or filings in connection therewith pursuant to the Financial Institutions Article of the Annotated Code of Maryland, (i) filings under state securities and blue sky laws, (j) filings with or approvals of the State Insurance Commissioner and (k) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by the Company of the Company Documents, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, (3) the execution and delivery by the Company Bank of the Bank Merger Agreement, and (4) the consummation by the Company Bank of the Subsidiary Merger and the transactions contemplated thereby.

    4.5. REPORTS. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (iv) the National Association of Securities Dealers, Inc. and any other self-regulatory organization ("SRO") (collectively, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 4.5 of the

Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1995. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

    4.6. FINANCIAL STATEMENTS. The Company has previously made available to Buyer copies of (a) the consolidated balance sheets of Company and its Subsidiaries as of December 31 for the fiscal years 1996 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Stegman & Company, independent public accountants with respect to the Company, and (b) the unaudited consolidated statements of financial condition of the Company and its Subsidiaries as of June 30, 1998 and June 30, 1997 and the related unaudited consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the six-month periods then ended as reported in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998 filed with the SEC under the Exchange Act. The December 31, 1997 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements.

    4.7. BROKER'S FEES. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by the Company Documents or the Bank Merger Agreement, except that the Company has engaged, and will pay a fee or commission to, RP Financial LC in accordance with the terms of a letter agreement between RP Financial LC and the Company, a true, complete and correct copy of which has been previously delivered by the Company to Buyer.

    4.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as may be set forth in Section 4.8(a) of the Company Disclosure Schedule and except in connection with the execution of the Company Documents and the Bank Merger Agreement, or as disclosed in any Company Report (as defined in Section 4.12) filed with the SEC prior to the date of this Agreement, since December 31, 1997, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

    (b) Except as set forth in Section 4.8(b) of the Company Disclosure Schedule and except in connection with the execution of the Company Documents and the Bank Merger Agreement, since December 31, 1997, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

    (c) Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, since June 30, 1998, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of June 30, 1998 (which amounts have been previously disclosed to Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1998 as listed in Section
4.8 of the Company Disclosure Schedule, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

    4.9. LEGAL PROCEEDINGS. (a) Except as set forth in Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by any of the Company Documents or the Bank Merger Agreement.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

    4.10. TAXES. (a) Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries (i) has duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed on or prior to the date hereof and will duly and timely file all Tax Returns after the date hereof and prior to the Effective Time, and such Tax Returns are or will be true, correct and complete, and (ii) has paid or will pay in full or to the extent necessary made or will make adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined). Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due,
(ii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which the Company was the parent of the group filing such Tax Return, (v) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code), (vi) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to
Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, (viii) neither the Company nor any of its Subsidiaries has made any payment or will be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code and (ix) none of the Company, any of its Subsidiaries or any entity acquired by the Company or its Subsidiaries is or was (a) a domestic building and loan association, (b) a mutual savings bank or (c) a cooperative bank without capital stock organized and operated for mutual purposes and without profit, which has taken a deduction for additions to a reserve for bad debts under Section 593 of the Code.

    (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

    4.11. EMPLOYEES. (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the "Plans") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Company, any Subsidiary or any ERISA Affiliate.

    (b) The Company has heretofore made available to Buyer true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

    (c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and the Company is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA,
(vii) all contributions or other amounts payable by the Company, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither the Company, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which the Company, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of

ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will not (y) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee or officer.

    4.12. SEC REPORTS. The Company has previously made available to Buyer an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1996 by the Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (the "Company Reports") and (b) communication mailed by the Company to its stockholders since January 1, 1996, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Except as set forth in
Section 4.12 of the Company Disclosure Schedule, the Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto.

    4.13. COMPANY INFORMATION. The information relating to the Company and its Subsidiaries which is provided to Buyer by the Company specifically for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

    4.14. COMPLIANCE WITH APPLICABLE LAW. The Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice of, any violations of any of the above.

    4.15. CERTAIN CONTRACTS. (a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Buyer, the Company, the Surviving Corporation, the Surviving Bank or any of their respective Subsidiaries to any officer, director, consultant or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $50,000 per annum, in the case of any such agreement with an individual, or $100,000 per annum, in the case of any other such agreement,
(v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(a), whether or not set forth in Section IV.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract". The Company has previously delivered or made available to Buyer true and correct copies of each Company Contract.

    (b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract,
(iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract, and (iv) no other party to such Company Contract is, to the knowledge of the Company, in default in any respect thereunder.

    4.16. AGREEMENTS WITH REGULATORY AGENCIES. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    4.17. INVESTMENT SECURITIES. Section 4.17 of the Company Disclosure Schedule sets forth the book and market value as of July 31, 1998 of the investment securities and securities available for sale of the Company and its Subsidiaries.

    4.18. INTELLECTUAL PROPERTY. The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses; and neither the Company nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others.

    4.19. STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION. (a) The Board of Directors of the Company has approved this Agreement, the Stock Option Agreement and the transaction contemplated hereby prior to the date of this Agreement such that the provisions of Section 3-602 of the MGCL will not, assuming the accuracy of the representations contained in Section 5.15 hereof, apply to this Agreement, the Bank Merger Agreement or the Company Option Agreement or any of the transactions contemplated hereby or thereby.

    (b) The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby by a vote of at least eighty percent of all of the members of the Board of Directors such that the 80% vote requirement of clause (A) of paragraph a(9) of Article Eighth of the Company's Articles of Incorporation will not apply to this Agreement and the transactions contemplated hereby.

    4.20. ADMINISTRATION OF FIDUCIARY ACCOUNTS. The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

    4.21. ENVIRONMENTAL MATTERS. Except as set forth in Section 4.21 of the Company Disclosure Schedule:

    (a) Each of the Company and its Subsidiaries and to the best knowledge of the Company, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

    (b) There is no suit, claim, action or proceeding, pending or, to the best knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries or to the best knowledge of the Company, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or
(y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

    (c) During the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties,
(y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' holding of a security interest in a Loan Property, to the best knowledge of the Company, there has been no release of Hazardous Materials in, on, under or affecting any such property. prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' holding of a security interest in a Loan Property, to the best knowledge of the Company, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

    (d) The following definitions apply for purposes of this Section 4.21: (x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

    4.22. DERIVATIVE TRANSACTIONS. Except as set forth in Section 4.22 of the Company Disclosure Schedule, since December 31, 1997, neither Company nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by the Company or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of the Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $100,000.

    4.23. OPINION. prior to the execution of this Agreement, the Company has received an opinion from RP Financial LC to the effect that, as of the date hereof and based upon and subject to the matters set forth therein, the consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to the Company's stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

    4.24. APPROVALS. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Subsidiary Merger) should not be obtained.

    4.25. LOAN PORTFOLIO. (a) Except as set forth in Section 4.25 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than any Loan the unpaid principal balance of which does not exceed $50,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.25 of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $50,000 of the Company or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof. The Company shall promptly inform Buyer in writing of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

    (b) Each Loan in original principal amount in excess of $50,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    4.26. ACCOUNTING FOR THE MERGER; REORGANIZATION. As of the date of this Agreement, the Company has no reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.

    4.27. OWNERSHIP OF COMPANY COMMON STOCK. Immediately prior to the Effective Time, none of the Company or its Subsidiaries will beneficially own, directly or indirectly, any Company Common Stock that will be cancelled, pursuant to Section 1.4(b) hereof, at the Effective Time.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

    Buyer hereby represents and warrants to the Company as follows:

    5.1. CORPORATE ORGANIZATION. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Buyer is duly registered as a bank holding company under the BHC Act. The Articles of Incorporation and By-laws of Buyer, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

    (b) Buyer Bank is a banking association duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of Buyer Bank are insured by the FDIC through the BIF and the SAIF to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Buyer Bank. Each of Buyer's other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of incorporation and by-laws of Buyer Bank, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

    (c) The minute books of Buyer and each of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

    5.2. CAPITALIZATION. (a) As of the date of this Agreement, the authorized capital stock of Buyer consists of 50,000,000 shares of Buyer Common Stock. As of August 10, 1998, there were 6,395,629 shares of Buyer Common Stock issued and outstanding. As of the date of this Agreement, no shares of Buyer Common Stock were reserved for issuance, except that (i) 60,775 shares of Buyer Common Stock were reserved for issuance pursuant to Buyer's dividend reinvestment and stock purchase plans and (ii) 129,259 shares of Buyer Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Buyer 1983 Incentive Stock Option Plan, as amended, the Buyer 1995 Stock Option Plan and the Buyer Employee Stock Purchase Plan (collectively, the "Buyer Stock Plans"). All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 5.2(a) of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

    (b) Section 5.2(b) of the Buyer Disclosure Schedule sets forth a true and correct list of all of Buyer Subsidiaries as of the date of this Agreement. Except as set forth in Section 5.2(b) of the Buyer Disclosure Schedule, as of the date of this Agreement, Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Buyer, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Buyer calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

    5.3. AUTHORITY; NO VIOLATION. (a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer. The Board of Directors of Buyer has directed that this Agreement and the transactions contemplated hereby be submitted to Buyer's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Buyer's stockholders, no other corporate proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. Without limiting the foregoing, the Board of Directors of Buyer has adopted a resolution declaring that this Agreement, the Merger and the transactions contemplated hereby and thereby are advisable on substantially the terms set forth herein and that such proposed transactions be submitted for consideration at a special meeting of the stockholders of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

    (b) Buyer Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Buyer Bank. Upon the due and valid approval of the Bank Merger Agreement by Buyer as the sole stockholder of Buyer Bank, and by the Board of Directors of Buyer Bank, no other corporate proceedings on the part of Buyer Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Buyer Bank, will be duly and validly executed and delivered by Buyer Bank and will (assuming due authorization, execution and delivery by the Company
Bank) constitute a valid and binding obligation of Buyer Bank, enforceable against Buyer Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

    (c) Except as set forth in Section 5.3(c) of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer or the Bank Merger Agreement by Buyer Bank, nor the consummation by Buyer or Buyer Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Buyer or Buyer Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of Buyer, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

    5.4. CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Office of the Comptroller of the Currency under the Bank Merger Act, and approval of such applications and notices, (b) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (c) the approval of the Merger and this Agreement by the requisite vote of the stockholders of Buyer, (d) the filing of the Articles of Merger with the Department pursuant to the MGCL, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, (f) filings required by the Bank Merger Agreement, (g) the approval of the Bank Merger Agreement by the stockholder of Buyer Bank, (h) authorization for quotation of Buyer Common Stock to be issued in the Merger on the Nasdaq/ NMS, (i) approval of the transactions contemplated by this Agreement and the Bank Merger Agreement by the Maryland Commissioner of Financial Regulation and/or filings in connection therewith pursuant to the Financial Institutions Article of the Annotated Code of Maryland, (j) filings with the State Insurance Commissioner and (k) such filings, authorizations or approvals as may be set forth in Section 5.4 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Buyer of this Agreement, (2) the consummation by Buyer of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Buyer Bank of the Bank Merger Agreement, and (4) the consummation of Buyer Bank of the transactions contemplated by the Bank Merger Agreement.

    5.5. REPORTS. Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with any state banking regulatory agency or authority (each a "State Regulator") or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or State Regulator in the regular course of the business of Buyer and its Subsidiaries, and except as set forth in Section V.5 of the Buyer Disclosure Schedule, no Regulatory Agency or State Regulator has initiated any proceeding or investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 1995. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Buyer or any of its Subsidiaries.

    5.6. FINANCIAL STATEMENTS. Buyer has previously delivered to the Company copies of (a) the consolidated balance sheets of Buyer and its Subsidiaries as of December 31 for the fiscal years 1996 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Arthur Andersen, LLP, independent public accountants with respect to Buyer, and (b) the unaudited consolidated balance sheet of Buyer and its Subsidiaries as of June 30, 1998 and June 30, 1997 and the related unaudited consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the six-month periods then ended as reported in Buyer's Quarterly Report on Form 10-Q for the period ended June 30, 1998 filed with the SEC under the Exchange Act. The December 31, 1997 consolidated balance sheet of Buyer (including the related notes, where applicable) fairly presents the consolidated financial position of Buyer and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.6 (including the related notes, where applicable) fairly present and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

    5.7. BROKER'S FEES. Neither Buyer nor any Subsidiary of Buyer, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Company Option Agreement or the Bank Merger Agreement, except that Buyer has engaged, and will pay a fee or commission to, Wheat First Securities, Inc..

    5.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as may be set forth in
Section 5.8 of the Buyer Disclosure Schedule, or as disclosed in any Buyer Report (as defined in Section 5.12) filed with the SEC prior to the date of this Agreement, since December 31, 1997, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

    5.9. LEGAL PROCEEDINGS. (a) Except as set forth in Section 5.9 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to any and there are no pending or, to Buyer's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

    5.10. TAXES. Except as set forth in Section 5.10 of the Buyer Disclosure Schedule, each of Buyer and its Subsidiaries (i) has duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed on or prior to the date hereof and will duly and timely file all Tax Returns after the date hereof and prior to the Effective Time, and such Tax Returns are or will be true, correct and complete, and (ii) has paid or will pay in full or to the extent necessary made or will make adequate provision in the financial statements of Buyer (in accordance with GAAP) for all Taxes. Except as set forth in Section 5.10 of the Buyer Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of Buyer, threatened against or with respect to Buyer or any of its Subsidiaries. Except as set forth in Section 5.10 of the Buyer Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either Buyer or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither Buyer nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of Buyer and its Subsidiaries, the federal and state income Tax Returns of Buyer and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither Buyer nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which Buyer was the parent of the group filing such Tax Return, (v) neither Buyer nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code), (vi) neither Buyer nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) neither Buyer nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, and
(viii) neither Buyer nor any of its Subsidiaries has made any payment or will be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code.

    5.11. EMPLOYEES. (a) Section 5.11(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the ERISA); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Buyer Plans") by Buyer, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Buyer ERISA Affiliate"), all of which together with Buyer would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Buyer, any Subsidiary or any ERISA Affiliate.

    (b) Except as set forth in Section 5.11(b) of the Buyer Disclosure Schedule,
(i) each of the Buyer Plans has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Buyer Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has either (1) received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Buyer is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Buyer Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Buyer Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Buyer Plan's actuary with respect to such Buyer Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Buyer Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Buyer, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Buyer, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Buyer, its Subsidiaries or any Buyer ERISA Affiliate that has not been satisfied in full, (vi) no Buyer Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Buyer, its Subsidiaries or any ERISA Affiliate as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Buyer, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Buyer, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of Buyer, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Buyer Plans or any trusts related thereto and
(x) the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will not (y) entitle any current or former employee or officer of Buyer or any

ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase in the amount or value of compensation or benefits due any such employee or officer.

    5.12. SEC REPORTS. Buyer has previously made available to the Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1996 by Buyer with the SEC pursuant to the Securities Act or the Exchange Act (the "Buyer Reports") and (b) communication mailed by Buyer to its stockholders since January 1, 1996, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Buyer has timely filed all Buyer Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Buyer Reports complied with the published rules and regulations of the SEC with respect thereto.

    5.13. BUYER INFORMATION. The information relating to Buyer and its Subsidiaries which is provided to Buyer by the Company for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

    5.14. COMPLIANCE WITH APPLICABLE LAW. Buyer and each of its Subsidiaries holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries knows of, or has received notice of violation of, any violations of any of the above.

    5.15. OWNERSHIP OF COMPANY COMMON STOCK; AFFILIATES AND ASSOCIATES. (a) Except for the Company Option Agreement, neither Buyer nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares); and

    (b) Neither Buyer nor any of its Subsidiaries is an "affiliate" (as such term is defined in MGCL Section 3-601) or an "associate" (as such term is defined in MGCL Section 3-601) of the Company or an "Interested Stockholder" (as such term is defined in MGCL Section 3-601) of the Company.

    5.16. AGREEMENTS WITH REGULATORY AGENCIES. Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section V.16 of the Buyer Disclosure Schedule, a "Buyer Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Buyer or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    5.17. INVESTMENT SECURITIES. Section 5.17 of the Buyer Disclosure Schedule sets forth the book and market value of July 31, 1998 of the investment securities and securities available for sale of Buyer and its Subsidiaries.

    5.18. INTELLECTUAL PROPERTY. Except as set forth in Section 5.18 of the Buyer Disclosure Schedule, Buyer and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses; and neither Buyer nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others.

    5.19. APPROVALS. As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Subsidiary Merger) should not be obtained.

    5.20. ADMINISTRATION OF FIDUCIARY ACCOUNTS. Buyer and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Buyer nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

    5.21.  ACCOUNTING FOR THE MERGER; REORGANIZATION.  As of the date hereof,
(i) after consulting with its independent auditors, Buyer has no reason to believe that the Merger will fail to qualify for pooling-of-interests treatment under GAAP. Buyer has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. Buyer has no plan or intention to reacquire any shares of Buyer Common Stock issued in the Merger that would cause the Merger to fail to qualify as a reorganization under Section 368(a). Buyer has no plan or intention to sell or otherwise dispose of any of the assets of the Company or any of its Subsidiaries after the Effective Time except for dispositions permitted under Section 368(a) of the Code. There is no intercorporate indebtedness existing between Buyer or any of its Subsidiaries on the one hand and the Company or any of its Subsidiaries on the other that was issued, settled, acquired or will be settled at a discount. It is understood and agreed that counsel to Seller and counsel to Buyer each have the right to seek additional representations, warranties and covenants from the parties to this Agreement in connection with the issuance of tax opinions to be rendered in connection with the Merger.

    5.22. OPINION. prior to the execution of this Agreement, Buyer has received an opinion from Wheat First Securities, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair from a financial point of view to stockholders of Buyer. Such opinion has not been amended or rescinded as of the date of this Agreement.

    5.23. ENVIRONMENTAL MATTERS. Except as set forth in Section 5.23 of the Buyer Disclosure Schedule:

    (a) Each of Buyer and its Subsidiaries and to the best knowledge of Buyer, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

    (b) There is no suit, claim, action or proceeding, pending or, to the best knowledge of Buyer, threatened, before any Governmental Entity or other forum in which Buyer, any of its Subsidiaries or to the best knowledge of Buyer, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or
(y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Buyer or any of its Subsidiaries, any Participation Facility or any Loan Property;

    (c) During the period of (x) Buyer's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Buyer's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Buyer's or any of its Subsidiaries' holding of a security interest in a Loan Property, to the best knowledge of Buyer, there has been no release of Hazardous Materials in, on, under or affecting any such property. prior to the period of (x) Buyer's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties,
(y) Buyer's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Buyer's or any of its Subsidiaries' holding of a security interest in a Loan Property, to the best knowledge of Buyer, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

    (d) The following definitions apply for purposes of this Section 5.23: (x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) "Loan Property" means any property in which Buyer or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which Buyer or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

    5.24. DERIVATIVE TRANSACTIONS. Except as set forth in Section 5.24 of the Buyer Disclosure Schedule, since December 31, 1997, neither Buyer nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by Buyer or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of Buyer and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Buyer and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of Buyer or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $100,000.

    5.25. LOAN PORTFOLIO. (a) Except as set forth in Section 5.25 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater stockholder of Buyer or any of its Subsidiaries, or to the knowledge of Buyer, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 5.25 of the Buyer Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $100,000 of Buyer or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Buyer and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Buyer that as of the date of this Agreement is classified as "Other Real

Estate Owned" and the book value thereof. Buyer shall promptly inform the Company in writing of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

    (b) Each Loan in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    5.26. VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the total votes entitled to vote of Buyer Common Stock is the only vote of the holders of any class or series of Buyer capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    6.1. COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement or the Company Option Agreement or with the prior written consent of Buyer, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. The Company will use its commercially reasonable efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Buyer the present services of the employees of the Company and its Subsidiaries and (z) preserve for itself and Buyer the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Buyer, the Company shall not, and shall not permit any of its Subsidiaries to:

    (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends not in excess of $0.12 per share of Company Common Stock; (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms, and except pursuant to the Company Option Agreement, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company;

    (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock pursuant to stock options or similar rights to acquire Company Common Stock granted pursuant to the Company Option Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms and (ii) pursuant to the Company Option Agreement;

    (d) amend its Articles of Incorporation, By-laws or other similar governing documents;

    (e) authorize or permit any of its officers, directors, employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate, encourage or facilitate any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or (ii) recommend or endorse any takeover proposal, or enter into, encourage or facilitate any discussions or negotiations regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes, or may reasonably be expected to lead to or constitute an effort to facilitate, any proposal relating to or involving a takeover proposal; PROVIDED, HOWEVER, that the Company may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Company's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law; PROVIDED, FURTHER, however, that nothing contained in this Section 6.1(e) shall prohibit the Board of Directors of the Company from (i) to the extent applicable, complying with Rule 14e-2 and/or Rule 14d-9 promulgated under the Exchange Act or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written BONA FIDE proposal regarding a takeover proposal if, and only to the extent that (A) the Board of Directors of the Company concludes in good faith, after consultation with and based upon the advice of outside counsel, that it is legally required to furnish such information or enter into such discussions or negotiations in order to comply with its fiduciary duties to stockholders under applicable law, (B) prior to taking such action, the Company receives from such person or entity an executed confidentiality agreement and an executed standstill agreement, each in reasonably customary form (provided that such agreement is at least as limiting as any such agreement between Buyer and the Company), and (C) the Board of Directors of the Company, after consultation with and based upon the advice of its financial advisor, concludes in good faith that the proposal regarding the takeover proposal contains an offer of consideration that is greater than the consideration set forth herein (a "Superior Takeover Proposal"). The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Buyer with respect to any of the foregoing. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.1(e). The Company will notify Buyer immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform Buyer in writing of all of the relevant details with respect to the foregoing. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 6.1(e) by any officer or director of the Company or any Subsidiary thereof or any investment banker, attorney or other advisor, representative or agent of the Company or any Subsidiary thereof, acting on behalf of or at the request of the Board of Directors of the Company, shall be deemed to be a breach of this
Section 6.1(e) by the Company. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement, the Bank Merger Agreement and the Company Option Agreement;

    (f) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $100,000 in the aggregate;

    (g) enter into any new line of business;

    (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

    (i) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

    (j) change its methods of accounting in effect at June 30, 1998, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

    (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

    (l) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368(a) of the Code, PROVIDED, HOWEVER, that nothing contained herein shall limit the ability of Buyer to exercise its rights under the Company Option Agreement;

    (m) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

    (n) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

    (o) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

    (p) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

    (q) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

    (r) other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

    (s) other than in prior consultation with Buyer, make, purchase or renew, or commit to make, purchase or renew, any loan or loans, or extend any line of credit, to any borrower and its affiliates in an aggregate principal amount greater than $500,000 or in an amount which, when aggregated with any existing indebtedness to the Company and its Subsidiaries and lines of credit from the Company and its Subsidiaries of such borrower and its affiliates, would exceed $500,000; or

    (t) agree to do any of the foregoing.

    6.2. COVENANTS OF BUYER. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement or the Company Option Agreement or with the prior written consent of the Company, Buyer and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with prudent banking practice. Buyer will use its best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and the Company the present services of the employees of Buyer and its Subsidiaries and (z) preserve for itself and the Company the goodwill of the customers of Buyer and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on Section 6.2 of the Buyer Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Buyer shall not, and shall not permit any of its Subsidiaries to:

    (a) solely in the case of Buyer, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; PROVIDED, HOWEVER, that nothing contained herein shall prohibit Buyer from increasing the quarterly cash dividend on Buyer Common Stock;

    (b) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

    (c) change its methods of accounting in effect at June 30, 1998, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Buyer's independent auditors;

    (d) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368(a) of the Code, PROVIDED, HOWEVER, that nothing contained herein shall limit the ability of Buyer to exercise its rights under the Company Option Agreement;

    (e) knowingly take any action that would result in a failure to maintain the authorization for quotation of Buyer Comon Stock on the Nasdaq/NMS;

    (f) enter into any agreement relating to a merger, acquisition or similar transaction which would prevent or adversely decrease the probability of the consummation of the transactions contemplated by this Agreement;

    (g) enter into any agreement contemplating the acquisition of Buyer or Buyer Bank, whether by merger or otherwise, unless the other party thereto expressly agrees to be bound by the terms of this Agreement; or

    (h) agree to do any of the foregoing.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

    7.1. REGULATORY MATTERS. (a) Buyer and the Company shall promptly prepare and file with the SEC the Proxy Statement and Buyer shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Buyer shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Buyer shall thereafter mail the Proxy Statement to each of its respective stockholders. Buyer shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Bank Merger Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Subsidiary Merger) (it being understood that any amendments to the S-4 or a resolicitation of proxies as consequence of a subsequent proposed merger, stock purchase or similar acquisition by Buyer or any of its Subsidiaries shall not violate this covenant). The Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Buyer, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) Buyer and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

    (d) Buyer and the Company shall promptly furnish each other with copies of written communications received by Buyer or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

    (e) The information supplied by the Company for inclusion in the S-4 shall not, at the time the S-4 is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Company's stockholders meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made not misleading. If at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement, the Company shall promptly inform Buyer thereof in writing. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    (f) The information supplied by Buyer for inclusion in the S-4 shall not, at the time the S-4 is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Buyer for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Buyer's stockholders meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Buyer or any of its affiliates, or to their respective officers or directors, should be discovered by Buyer that should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement, Buyer shall promptly inform the Company thereof in writing. All documents that Buyer is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    7.2. ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Buyer will hold, and will cause its officers, directors, employees, accountants, counsel and other representatives to hold, all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated July 29, 1998, by and among the Company, Buyer, the Company Bank and Buyer Bank (the "Confidentiality Agreement").

    (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding Buyer and its Subsidiaries as shall be reasonably necessary for the Company to fulfill its obligations pursuant to this Agreement to assist in the preparation of the Proxy Statement or which may be reasonably necessary for the Company to confirm that the representations and warranties of Buyer contained herein are true and correct and that the covenants of Buyer contained herein have been performed in all material respects. Neither Buyer nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (c) All information furnished by Buyer to the Company or its representatives pursuant hereto shall be held in confidence to the extent required by, and in accordance with the provisions of the Confidentiality Agreement.

    (d) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

    7.3. STOCKHOLDER MEETINGS. (a) The Company and Buyer each shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The Company and Buyer each will, through its Board of Directors, except in the case of the Company as provided in Section 7.3(b) hereof, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement. The Company and Buyer shall coordinate and cooperate with respect to the foregoing matters with a view towards, among other things, holding their stockholders meetings on the same day.

    (b) Notwithstanding the provisions of Section 7.3(a) above, the Board of Directors of the Company may withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement if the Company receives an unsolicited, written BONA FIDE proposal regarding a takeover proposal, and (i) the Board of Directors of the Company concludes in good faith that it is required to take such action, but only after consultation with and based upon the advice of outside counsel that the failure to take such action would result in a violation of any fiduciary duties of the Board of Directors to its stockholders under applicable law, and (ii) the Board of Directors of the Company, after consultation with and based upon the advice of its financial advisor, concludes in good faith that such takeover proposal is a Superior Takeover Proposal.

    7.4. LEGAL CONDITIONS TO MERGER. Each of Buyer and the Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Subsidiary Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the Subsidiary Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

    7.5. AFFILIATES. (a) Each of Buyer and the Company shall use its commercially reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.5(a) hereto (in the case of affiliates of Buyer) or 7.5(b) hereto (in the case of affiliates of the Company).

    (b) Buyer shall use its commercially reasonable efforts to publish, not later than 15 days after the end of the first full calendar month following the month in which the Effective Time occurs, financial results covering at least 30 days of post-Merger combined operations as contemplated by SEC Accounting Series Release No. 135.

    7.6. STOCK EXCHANGE LISTING. Buyer shall use all commercially reasonable efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be authorized for quotation on the Nasdaq/NMS, subject to official notice of issuance, as of the Effective Time.

    7.7. EMPLOYEE BENEFIT PLANS; EXISTING AGREEMENTS. (a) As soon as practicable following the Effective Time, the employees of the Company and its Subsidiaries (the "Company Employees") shall be entitled to participate in Buyer's employee benefit plans in which similarly situated employees of Buyer or its Subsidiaries participate, to the same extent as comparable employees of Buyer or its Subsidiaries (it being understood that inclusion of Company Employees in Buyer's employee benefit plans may occur at different times with respect to different plans).

    (b) With respect to each Buyer Plan, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Buyer; PROVIDED HOWEVER, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plan.

    (c) Following the Effective Time, Buyer shall honor and shall cause the Surviving Bank to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between the Company and any director, officer or employee thereof and which have been disclosed in the Company Disclosure Schedule and previously have been made available to Buyer.

    7.8. INDEMNIFICATION. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Buyer shall indemnify and hold harmless, as and to the extent permitted by Maryland law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer; PROVIDED, HOWEVER, that (1) Buyer shall have the right to assume the defense thereof and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Buyer shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Buyer thereof, provided that the failure to so notify shall not affect the obligations of Buyer under this Section 7.8 except to the extent such failure to notify prejudices Buyer. Buyer's obligations under this Section 7.8 shall continue in full force and effect for a period of six (6) years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

    (b) prior to the Effective Time the Company shall purchase, and for a period of six years after the Effective Time, Buyer shall use its commercially reasonable efforts to maintain, directors and officers liability insurance "tail" or "runoff" coverage with respect to wrongful acts and/or omissions committed or allegedly committed prior to the Effective Time. Such coverage shall have an aggregate coverage limit over the term of such policy in an amount no less than the annual aggregate coverage limit under the Company's existing directors and officers liability policy, and in all other respects shall be at least comparable to such existing policy.

    (c) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this section.

    (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    7.9. ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Bank Merger Agreement or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Subsidiary Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

    7.10. ADVICE OF CHANGES. Buyer and the Company shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 8.2(a) or 8.3(a) hereof, as the case may be, or the compliance by the Company or Buyer, as the case may be, with the respective covenants and agreements of such parties contained herein.

    7.11. CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Buyer and to report the general status of the ongoing operations of the Company and its Subsidiaries. The Company will promptly notify Buyer of any material change in the normal course of business or in the operation of the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or any of its Subsidiaries, and will keep Buyer fully informed of such events.

    7.12. EXECUTION AND AUTHORIZATION OF BANK MERGER AGREEMENT. As soon as reasonably practicable after the date of this Agreement, (a) Buyer shall (i) cause the Board of Directors of Buyer Bank to approve the Bank Merger Agreement,
(ii) cause Buyer Bank to execute and deliver the Bank Merger Agreement, and
(iii) approve the Bank Merger Agreement as the sole stockholder of Buyer Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of the Company Bank.

    7.13. DIRECTORSHIP. prior to Closing, Buyer shall take all action as may be necessary or appropriate to cause Eric E. Glass and Donald R. Hull (or any other person or persons designated by the Board of Directors of the Company and acceptable to the Buyer) to be directors of each of Buyer and Buyer Bank as of the Effective Time for three year terms, each to hold office in accordance with the charter and bylaws of Buyer or Buyer Bank, as the case may be, in each case until their respective successors are duly elected or appointed and qualified.

    7.14. COORDINATION OF DIVIDENDS. After the date of this Agreement each of Buyer and the Company shall coordinate with the other the declaration of any dividends in respect of Buyer Common Stock and the Company Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Buyer Common Stock or Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Buyer Common Stock and/or Company Common Stock and any shares of Buyer Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

    8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock under applicable law and by the requisite vote of the holders of Buyer Common Stock under applicable law.

        (b) NASDAQ/NMS LISTING. The shares of Buyer Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for quotation on the Nasdaq/NMS, subject to official notice of issuance.

        (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger and the Subsidiary Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

        (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, the Subsidiary Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Subsidiary Merger.

    8.2. CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to effect the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. Subject to Section 3.2, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (c) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any federal agency or state banking authority seeking an Injunction shall be pending.

        (d) FEDERAL TAX OPINION. Buyer shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Buyer ("Buyer's Counsel"), in form and substance reasonably satisfactory to Buyer, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Buyer's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Buyer, Buyer Bank, the Company, the Company Bank and others, including certain stockholders of the Company who own 5% or more of the outstanding shares of Company Common Stock, reasonably satisfactory in form and substance to such counsel; provided, however, that the failure to obtain any such representation or covenant from a stockholder of the Company who owns 5% or more of the outstanding shares of Company Common Stock that is not, in the reasonable judgment of Buyer's Counsel, necessary in order for Buyer's Counsel to render such opinion shall not be grounds for Buyer's Counsel to refuse to deliver such opinion.

        (e) POOLING OF INTERESTS. Buyer shall have received a letter from Arthur Andersen, LLP addressed to Buyer, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

    8.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. Subject to Section 3.2, the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.

        (b) PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

        (c) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any federal agency or state banking authority seeking an Injunction shall be pending.

        (d) FEDERAL TAX OPINION. The Company shall have received an opinion of Miles & Stockbridge P.C. (the "Company's Counsel"), in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger and the Subsidiary Merger will be treated as reorganizations within the meaning of Section 368(a) of the Code and that accordingly for federal income tax purposes:

        (i) No gain or loss will be recognized by the Company as a result of the Merger;

        (ii) No gain or loss will be recognized by the Company Bank as a result of the Subsidiary Merger (except to the extent the Company Bank or Buyer Bank may be required to recognize income due to the recapture of bad debt reserves as a result of the Subsidiary Merger);

       (iii) No gain or loss will be recognized by the stockholders of the Company who exchange all of their Company Common Stock solely for Buyer Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Buyer Common Stock); and

        (iv) The aggregate tax basis of Buyer Common Stock received by stockholders who exchange all of their Company Common Stock solely for Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

        In rendering such opinion, the Company's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Buyer, Buyer Bank, the

    Company, the Company Bank and others, including certain stockholders of the Company who own 5% or more of the outstanding shares of Company Common Stock, reasonably satisfactory in form and substance to such counsel; provided, however, that the failure to obtain any such representation or covenant from a stockholder of the Company who owns 5% or more of the outstanding shares of Company Common Stock that is not, in the reasonable judgment of the Company's Counsel, necessary in order for the Company's Counsel to render such opinion shall not be grounds for the Company's Counsel to refuse to deliver such opinion.

        (e) POOLING OF INTERESTS. Buyer shall have received a letter from Arthur Andersen, LLP addressed to Buyer, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

    9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of both the Company and Buyer:

        (a) by mutual consent of the Company and Buyer in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

        (b) by either Buyer or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied by any Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, PROVIDED, HOWEVER, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger or the Subsidiary Merger;

        (c) by either Buyer or the Company if the Merger shall not have been consummated on or before June 30, 1999, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

        (d) by either Buyer or the Company (provided that the terminating party shall not be in material breach of any of its obligations under Section 7.3) if any approval of the stockholders of either of the Company or Buyer required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

        (e) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; PROVIDED, HOWEVER, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by Buyer);

        (f) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

        (g) by Buyer, if the Board of Directors of the Company does not publicly recommend in the Proxy Statement that the Company's stockholders approve this Agreement or if, after recommending in the Proxy Statement that stockholders approve this Agreement, the Board of Directors of the

    Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Buyer; or

        (h) by the Company, if the Board of Directors of Buyer does not publicly recommend in the Proxy Statement that Buyer's stockholders approve this Agreement or if, after recommending in the Proxy Statement that stockholders approve this Agreement, the Board of Directors of Buyer shall have withdrawn, modified or amended such recommendation in any respect materially adverse to the Company.

    9.2. EFFECT OF TERMINATION; Expenses. In the event of termination of this Agreement by either Buyer or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 7.2(a), and Sections 7.2(c), 9.2 and 10.4, shall survive any termination of this Agreement, and that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    9.3. AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of either the Company or Buyer; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    9.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X

                               GENERAL PROVISIONS

    10.1. CLOSING. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of a month and
(b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing)(the "Closing Date"), at the offices of Buyer's Counsel unless another time, date or place is agreed to in writing by the parties hereto.

    10.2. ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Buyer shall be entitled to revise the structure of the Merger and/or the Subsidiary Merger and related transactions in order to (x) substitute a subsidiary of Buyer as a Constituent Corporation in the Merger or (y) provide that a different entity shall be the surviving corporation in a merger provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not change the amount of consideration to be received by such stockholders, (ii) be properly treated for financial reporting purposes as a pooling of interests, (iii) be capable of consummation in as timely a manner as the structure contemplated herein and (iv) not otherwise be prejudicial to the interests of the stockholders of the Company. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

    10.3. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Company Option Agreement which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

    10.4. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement to the stockholders of the Company and Buyer, and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger, the Subsidiary Merger and the other transactions contemplated hereby, shall be borne equally by Buyer and the Company, provided, further, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

    10.5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                                    (a) if to Buyer, to:

                                          F&M Bancorp
                                          110 Thomas Johnson Drive
                                          Frederick, Maryland 21702
                                          Attention: Chief Executive Officer
                                          with a copy to:
                                          Skadden, Arps Slate, Meagher & Flom
                                          LLP
                                          919 Third Avenue
                                          New York, New York 10022
                                          Attn: William S. Rubenstein, Esq.

    and

                                    (b) if to the Company, to:

                                          Monocacy Bancshares, Inc.
                                          222 East Baltimore Street
                                          Taneytown, Maryland 21787
                                          Attention: Chairman of the Board of
                                          Directors
                                          with a copy to:
                                          Miles & Stockbridge P.C.
                                          10 Light Street
                                          Baltimore, Maryland 21210
                                          Attention: David Gibbons, Esq.

    10.6. INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 4, 1998.

    10.7. COUNTERPARTS. This Agreement may be executed by facsimile or otherwise in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    10.8. ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement, the Stock Option Agreement and the Bank Merger Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    10.9. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law.

    10.10. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of Section 7.2(a) and in Section 7.2(c) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Section 7.2(a) and
Section 7.2(c) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    10.11. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    10.12. PUBLICITY. Except as otherwise required by law or the rules of the Nasdaq/NMS, so long as this Agreement is in effect, neither Buyer nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

    10.13. ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                F&M BANCORP

                                By:  /s/ FAYE E. CANNON
                                     -----------------------------------------
                                     Name: Faye E. Cannon
                                     Title:  President & Chief Executive
                                     Officer

Attest:

/s/ GORDON M. COOLEY
-------------------------------------------
Name: Gordon M. Cooley

                                MONOCACY BANCSHARES, INC.

                                By:  /s/ ERIC E. GLASS
                                     -----------------------------------------
                                     Name: Eric E. Glass
                                     Title:  Chairman of the Board of Directors

Attest:

/s/ BRIAN M. ETZLER
-------------------------------------------
Name: Brian M. Etzler

                                                                      APPENDIX B

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

    STOCK OPTION AGREEMENT, dated September 4, 1998, between Monocacy Bancshares, Inc., a Maryland corporation ("Issuer"), and F&M Bancorp, a Maryland corporation ("Grantee").
                              W I T N E S S E T H :

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

        1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 358,002 fully paid and nonassessable shares of Issuer's Common Stock, par value $5.00 per share ("Common Stock"), of Issuer at a price of $33.00 per share as adjusted, if applicable (the "Option Price"); PROVIDED, HOWEVER, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          (b) In the event that any additional shares of Common Stock are (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement or as permitted under the terms of the Merger Agreement or, as the result of the exercise or conversion of options or other rights to acquire Common Stock that are outstanding as of the date hereof) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this
    Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

        2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six months following such Subsequent Triggering Event, PROVIDED FURTHER, HOWEVER, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an "Exercise Termination Event":

    (i) the Effective Time (as defined in the Merger Agreement) of the Merger;
    (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event (other than a termination resulting from a willful breach by Issuer of a provision of the Merger Agreement); or (iii) the passage of 18 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 9.1(f) of the Merger Agreement resulting from a willful breach by Issuer of a provision of the Merger Agreement. The term "Holder" shall mean the holder or holders of the Option.

          (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) Issuer or any of its Subsidiaries (each an "Issuer
                   Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations promulgated thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or Issuer or its Board of Directors shall have authorized or proposed or publicly announced its intention to authorize or propose an Acquisition Transaction, or shall have recommended or publicly announced its intention to recommend that the stockholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean with respect to any person except Grantee or any Grantee Subsidiary (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

               (ii) Issuer or its Board of Directors shall have publicly
                   withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

               (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) or any person other than Grantee or any Grantee Subsidiary shall have commenced (as such term is defined under the rules and regulations of the SEC), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of Common

                   Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Common Stock;

               (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

               (v) After a proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

               (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

          (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

               (i) The acquisition by any person of beneficial ownership of 20%
                   or more of the then outstanding Common Stock; or

               (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

          (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in United States dollars, in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

          (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the

    Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

          (h) Certificates for Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor. The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, under the Maryland Securities Act, or under the securities acts of any other state or jurisdiction. No sale, offer to sell or other transfer of these securities may be made unless pursuant to an effective registration statement, or unless in the opinion of counsel to the Holder reasonably satisfactory to the Issuer, the proposed disposition may be made pursuant to a valid exemption from the registration provisions of those acts."

    It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

        3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including
    (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action specifically required by this Agreement to protect the rights of the Holder against dilution.

        4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

        5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

        6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six months of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
    Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

        7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the later to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and
    (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof if any that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

          (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

        8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

          (b) The following terms have the meanings indicated:

               (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

               (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

               (3) "Assigned Value" shall mean the Market/ Offer Price, as defined in Section 7.

               (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

          (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option without giving effect to the exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

          (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

        9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing

    Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

          (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/ or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/ or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly
    (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

        10. The 90-day or six-month period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

        11. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

        12. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) Grantee is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. Upon exercise of this Option, Grantee shall be deemed to have represented and warranted at such time that Grantee has received from the Issuer all information that it requested and considers necessary or appropriate for deciding whether to purchase the Common Stock and that it has had an opportunity to ask questions and receive answers from the Issuer regarding the terms and conditions of the purchase of the Common Stock. Grantee understands that this Option and the Option Shares will be "restricted securities" under the Securities Act inasmuch as they are being acquired from the Issuer in a transaction not involving a public offering, and that, under the Securities Act and applicable regulations thereunder, such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

        13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within six months following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

        14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to authorize for quotation the shares of Common Stock issuable hereunder on The Nasdaq Stock Market's National Market or such other market or exchange on which the shares of Issuer may be quoted or listed upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

        15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

        16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

        17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

        18. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        19. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

        21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

        22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                F&M BANCORP

                                By:  /s/ FAYE E. CANNON
                                     -----------------------------------------
                                     Name: Faye E. Cannon
                                     Title: President & Chief Executive Officer

                                MONOCACY BANCSHARES, INC.

                                By:  /s/ ERIC E. GLASS
                                     -----------------------------------------
                                     Name: Eric E. Glass
                                     Title: Chairman of the Board of Directors

                                                                      APPENDIX C

October 20, 1998

Board of Directors
F&M Bancorp
110 Thomas Johnson Drive
Frederick, Maryland 21701

Members of the Board:

    F&M Bancorp ("F&M Bancorp") and Monocacy Bancshares, Inc. ("Monocacy") have entered into an Agreement and Plan of Merger, to be dated as of September 4, 1998 (the "Agreement"), pursuant to which Monocacy will combine with F&M by means of the merger (the "Merger") of Monocacy with and into F&M. Upon consummation of the Merger, all of the issued and outstanding shares of the $5.00 par value common stock of Monocacy ("Monocacy Stock") will be converted into 2,219,753 shares of the $5.00 par value common stock of F&M ("F&M Stock"), as adjusted in accordance with the terms of the Agreement (the "Exchange Ratio"). The terms of the Merger are more fully set forth in the Agreement.

    Wheat First Securities, Inc. ("Wheat First") as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of F&M or Monocacy for our own account or for the accounts of our customers. Wheat First will receive a fee from F&M for its services, which include the rendering of this opinion.

    You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of F&M Stock. We understand that the Merger is conditioned upon the occurrence of a number of contingencies as set forth in the Agreement.

    In arriving at the opinion set forth below, we have conducted discussions with members of senior management of F&M and Monocacy concerning their businesses and prospects and have reviewed and relied upon certain publicly available business and financial information and certain other information prepared or provided to us in connection with the Merger, including, among other things, the following:

    (1)    F&M's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1997;

    (2)    F&M's quarterly reports on Form 10-Q and related financial information for the periods ended June 30, 1998, and March 31, 1998;

    (3)    Monocacy's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1997;

    (4)    Monocacy's Quarterly Reports on Form 10-Q and related financial information for the periods ended ended June 30, 1998, and March 31, 1998, and certain information made available by the management of Monocacy for the period ended July 31, 1998;

    (5)    Certain publicly available information with respect to historical market prices and trading activities for F&M Stock and Monocacy Stock and for certain publicly traded financial institutions which Wheat First deemed relevant;

    (6)    Certain publicly available information with respect to banking companies and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant;

    (7)    The Agreement;

    (8)    Certain estimates of the cost savings, revenue enhancements and divestitures projected by F&M and Monocacy for the combined company;

    (9)    Other financial information concerning the businesses and operations of F&M and
           Monocacy, and certain internal financial analyses and forecasts for F&M and
           Monocacy prepared by the senior managements of these companies; and

    (10)   Such financial studies, analyses, inquiries and other matters as we deemed necessary.

    In preparing our opinion, as contemplated under the terms of our engagement, we have relied on and assumed the accuracy and completeness of all information provided to us or publicly available, including the representations and warranties of F&M and Monocacy included in the Agreement, and we have not assumed any responsibility for the accuracy, completeness or reasonableness of, or any obligation to verify, the same or to conduct any appraisal of assets or liabilities. We have relied upon the managements of F&M and Monocacy as to the reasonableness and achievability of their financial and operational forecasts and projections, including the estimates of cost savings and revenue enhancements expected to result from the Merger, and the assumptions and bases therefor, provided to us, and, with your consent, we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for F&M and Monocacy are adequate to cover such losses. Wheat First did not review any individual credit files of F&M and Monocacy, nor did it make an independent evaluation or appraisal of the assets or liabilities of F&M and Monocacy. We also assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to F&M.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after that date could materially affect the assumptions and conclusions contained in our opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on any events occurring after the date hereof. Wheat First's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of F&M Stock and does not address any other aspect of the Merger, nor does it constitute a recommendation to any shareholder of F&M as to how such shareholder should vote with respect to the Merger, and it is understood that this letter is solely for the information of the Board of Directors of F&M. Wheat First's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for F&M, nor does it address the effect of any other business combination in which F&M might engage.

    It is understood that this opinion may be included in its entirety in the Joint Proxy Statement/ Prospectus. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

    On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the holders of F&M Stock.

Very truly yours,
/s/ WHEAT FIRST SECURITIES, INC.
WHEAT FIRST SECURITIES, INC.

                                                                      APPENDIX D

October 20, 1998

Board of Directors
Monocacy Bancshares, Inc.
222 East Baltimore Street
Taneytown, Maryland 21787

Members of the Board:

    You have requested RP Financial, LC. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view to the stockholders of Monocacy Bancshares, Inc., Taneytown, Maryland ("Monocacy Bancshares"), the Maryland bank holding company for Taneytown Bank & Trust Company, of the Agreement and Plan of Merger (the "Agreement") by and between Monocacy Bancshares and F&M Bancorp, Frederick, Maryland ("F&M Bancorp"), a Maryland multi-bank holding company for Farmers and Mechanics National Bank in Frederick and Home Federal Savings Bank in Hagerstown. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement, which is incorporated herein by reference.

SUMMARY DESCRIPTION OF MERGER CONSIDERATION

    The following summary description of the "Merger Consideration" does not purport to be a complete description, and incorporates by reference the complete description of the Merger Consideration as set forth in the Agreement.

    At the Effective Time of the Merger, each share of common stock of Monocacy Bancshares, par value $5.00 per share, issued and outstanding immediately prior to the Effective Time (other than shares of Monocacy Bancshares common stock held directly or indirectly by F&M Bancorp or its subsidiaries) shall, by virtue of the Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for a number of shares of the common stock of F&M Bancorp, par value $5.00 per share, equal to the quotient obtained by dividing the Share Number (defined below) by the number of shares of Monocacy Bancshares common stock issued and outstanding immediately prior to the Effective Time ("the Exchange Ratio"). The "Share Number" shall be 2,219,753, provided, however, that (i) if the Average Closing Price (as hereinafter defined) is less than $34.425, then the Share Number shall be increased to the extent necessary so that the product of the Share Number and the Average Closing Price shall equal $76,415,000, provided, that in no event shall the Share Number be greater than 2,281,753, and (ii) if the Average Closing Price is greater than $46.575, then the Share Number shall be reduced to the extent necessary so that the product of the Share Number and Average Closing Price shall equal $103,384,996, provided that in no event shall the Share Number be less than 2,157,753. As used herein, "Average Closing Price" shall mean the average of the last reported sale prices per share of F&M Bancorp common stock as reported on the NASDAQ National Market System ("NASDAQ/NMS") for the 15 consecutive trading days ending on the fifth business day prior to the closing date. The Exchange Ratio shall be adjusted for changes in F&M Bancorp's common stock prior to, or declared with a record date prior to, the Effective Time by reason of any reclassification, recapitalization, split-up, combination, exchange or shares or readjustment, or a stock dividend. Cash will be paid in lieu of fractional shares. At the Effective Time, each Monocacy Bancshares option to purchase shares of Monocacy Bancshares common stock which is outstanding and unexercised immediately prior thereto, pursuant to Monocacy Bancshares' 1994 Stock Incentive Plan and 1997 Independent Directors' Stock Option Plan (collectively, the "Stock Option Plans") shall be converted automatically into an option to purchase shares of F&M

BOARD OF DIRECTORS
OCTOBER 20, 1998
PAGE 2

Bancorp common stock as follows: (1) the number of shares of F&M Bancorp common stock to be subject to the new option shall be equal to the product of the number of shares of Monocacy Bancshares common stock subject to the original option and the Exchange Ratio rounded down to the nearest whole share; and (2) the exercise price per share of F&M Bancorp common stock under the new option shall be equal to the exercise price per share of Monocacy Bancshares common stock under the original option divided by the Exchange Ratio rounded up to the nearest cent.

RP FINANCIAL BACKGROUND AND EXPERIENCE

    RP Financial, as part of its valuation and consulting practice for the financial services industry, is regularly engaged in the valuation of financial institution securities (and their respective holding companies, if applicable), in connection with mergers and acquisitions of commercial banks and thrift institutions, initial and secondary offerings, and business valuations for other corporate purposes for financial institutions and other financial intermediaries. As specialists in the securities of financial institutions (and their respective holding companies, if applicable), RP Financial has experience in, and knowledge of, the Maryland and Mid-Atlantic markets for financial institution securities and financial institutions operating in Maryland.

MATERIALS REVIEWED

    In rendering this fairness opinion, RP Financial reviewed the following material: (1) the Agreement, including exhibits; (2) financial and other information for Monocacy Bancshares, all with regard to balance and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations and shareholder information from (a) audited financial statements for the three last three fiscal years, and unaudited financial statements for the current fiscal year to date, incorporated in stockholder, regulatory and internal financial and other reports, (b) the most recent two proxy statements, and (c) executive management and Board comments regarding historical, current and anticipated business, operations and financial performance and condition; and (3) financial and other information for F&M Bancorp, with regard to balance and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations and shareholder information from F&M Bancorp's (a) audited financial statements for the three last fiscal years and unaudited financial statements for the current fiscal year to date incorporated in stockholder, regulatory and internal financial and other reports, (b) the most recent three proxy statements, and (c) executive management comments regarding historical, current and anticipated business, operations and financial performance and condition.

    RP Financial reviewed financial, operational, market area and stock price and trading characteristics for Monocacy Bancshares and F&M Bancorp relative to publicly-traded banks and bank holding companies, respectively, with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for Monocacy Bancshares and F&M Bancorp and the public perception of the banking industry. RP Financial also considered: the financial terms, financial and operating condition and market area of other recently completed acquisitions of comparable banks both regionally and nationally; discounted cash flow analyses incorporating future prospects; the financial aspects of expressions of interest by third party financial institutions evaluating the prospects of a business combination with Monocacy Bancshares; and the pro forma impact on F&M Bancorp of the acquisition of Monocacy Bancshares, which is expected to be accounted for as a pooling.

BOARD OF DIRECTORS
OCTOBER 20, 1998
PAGE 3

    In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning Monocacy Bancshares and F&M Bancorp furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and other third party data and information referenced above. Monocacy Bancshares and F&M Bancorp did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Monocacy Bancshares or F&M Bancorp.

    RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on F&M Bancorp that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement.

OPINION

    It is understood that this letter is directed to the Board of Directors of Monocacy Bancshares in its consideration of the Agreement, and does not constitute a recommendation to any stockholder of Monocacy Bancshares as to any action that such stockholder should take in connection with the Agreement, or otherwise.

    It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

    It is understood that this opinion may be included in its entirety in any communication by Monocacy Bancshares or its Board of Directors to the stockholders of Monocacy Bancshares. It is also understood that this opinion may be included in its entirety in any regulatory filing by Monocacy Bancshares or F&M Bancorp, and that RP Financial consents to the summary of the opinion in the proxy materials of Monocacy Bancshares, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

    Based upon and subject to the foregoing, and other such matters considered relevant, it is RP Financial's opinion that, as of the date hereof, the Merger Consideration to be received by Monocacy Bancshares' stockholders, as described in the Agreement, is fair to such stockholders from a financial point of view.

                                          Respectfully submitted,

                                          /s/ RP Financial, LC

                                          RP FINANCIAL, LC